Form 10-K, Exhibit 13
period 2007-12-31
SI Financial Group, Inc.
filed 2008-03-27
CIK 1292580

Exhibit 13.0

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding changes in the Company’s financial condition as of December 31, 2007 and 2006 and the results of operations for the years ended December 31, 2007 and 2006. The information contained in this section should be read in conjunction with the consolidated financial statements and notes contained elsewhere in this annual report.

This report may contain certain “forward-looking statements” within the meaning of the federal securities laws, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts; rather, they are statements based on management’s current expectations regarding our business strategies, intended results and future performance. Forward-looking statements are generally preceded by terms such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “projects” and similar expressions.

Management’s ability to predict results of the effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. Additional factors that may affect the Company’s results are discussed in Item 1A. “Risk Factors” in the Company’s annual report on Form 10-K and in other reports filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Management Strategies

The Company’s mission is to operate and grow a profitable community-oriented financial institution. The Company plans to achieve this by continuing its strategies of:

•	offering a full range of financial services;

•	expanding the branch network into new market areas;

•	pursuing opportunities to increase commercial lending in the Bank’s market area;

•	applying conservative underwriting practices to maintain the high quality of the Bank’s loan portfolio;

•	managing net interest margin and net interest spread by seeking to increase lending levels;

•	managing investment and borrowing portfolios to provide liquidity, enhance income and manage interest rate risk; and

•	increasing deposits by continuing to offer exceptional customer service and emphasizing the Bank’s commercial deposit offerings.

Offer a full range of financial services. The Bank has a long tradition of focusing on the needs of consumers and small and medium-sized businesses in the community and being an active corporate citizen. The Bank delivers personalized service and responds with flexibility to customers needs. The

Bank believes its community orientation is attractive to its customers and distinguishes it from the large regional banks that operate in its market area and it intends to maintain this focus as it grows. In this context, the Bank is striving to become a true financial services company offering its customers one-stop shopping for all of their financial needs through banking, investments, insurance and trust products and services. The Bank hopes that its broad array of product offerings will deepen its relationships with its current customers and entice new customers to begin banking with them, ultimately increasing fee income and profitability.

SI Trust Servicing, the third-party provider of trust outsourcing services for community banks that was acquired by the Bank in November 2005, expands the products offered by the Bank, and offers trust services to other community banks, while presenting significant growth opportunities for the Company’s wealth management business and earnings.

Expand branch network into new market areas. Since 2000, the Bank has opened a new branch office in each of North Windham, Lisbon, Mansfield Center, Tolland, South Windsor and East Hampton, Connecticut. The Bank intends to continue to pursue expansion in Hartford, New London, Tolland and Windham Counties in future years, whether through de novo branching or acquisition. In January 2008, the Bank completed its acquisition of Eastern Federal Bank’s branch office located in Colchester, Connecticut and the relocation of its Norwich, Connecticut office. In February 2008, the Bank completed the acquisition of the Bank of Southern Connecticut’s New London, Connecticut branch office. The Bank also anticipates the relocation of its Brooklyn, Connecticut office to occur during the second quarter of 2008.

Pursue opportunities to increase commercial lending. Commercial real estate and commercial business loans increased $8.9 million and $15.3 million for the years ended December 31, 2007 and 2006, respectively, and comprised approximately 34.3% of total loans at December 31, 2007. There are many multi-family and commercial properties and businesses located in the Bank’s market area and the larger lending relationships associated with these commercial opportunities may be pursued, while continuing to originate any such loans in accordance with what the Bank believes are conservative underwriting guidelines.

Apply conservative underwriting practices and maintain high quality loan portfolio. The Bank believes that high asset quality is a key to long-term financial success. The Bank has sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards which it believes are conservative, and by diligent monitoring and collection efforts. Despite the Bank’s conservative underwriting practices, nonperforming loans increased from $1.4 million at December 31, 2006 to $7.6 million at December 31, 2007. At December 31, 2007, nonperforming loans were 1.29% of the total loan portfolio and 0.97% of total assets. Although the Bank intends to increase its multi-family and commercial real estate and commercial business lending, it intends to continue its philosophy of managing large loan exposures through a conservative approach to lending.

Manage net interest margin and net interest spread. The Company intends to continue to manage its net interest margin and net interest spread by seeking to increase lending levels. Loans secured by multi-family and commercial real estate and commercial business loans are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Consequently, multi-family and commercial real estate loans and commercial business loans typically have higher yields, which increase the Company’s net interest margin and net interest spread.

Manage investment and borrowing portfolios. The Company’s liquidity, income and interest rate risk are affected by the management of its investment and borrowing portfolios. The Company has and may continue to leverage its balance sheet by borrowing funds from the Federal Home Loan Bank of Boston (the “FHLB”) and investing the funds in loans and investment securities in a manner consistent with its current portfolio. This leverage strategy, if implemented and assuming favorable market conditions, will provide additional liquidity, enhance earnings and help to manage interest rate risk.

Increase deposits. The Company’s primary source of funds is retail deposit accounts. Deposits have continued to increase primarily due to competitive interest rates and the movement of customer funds out of riskier investments, including the stock market. The Company intends to continue to increase its deposits by continuing to offer exceptional customer service and by focusing on increasing its commercial deposits from small and medium-sized businesses through additional business banking products.

Critical Accounting Policies

The Company considers accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. The Company considers the allowance for loan losses, deferred income taxes and the impairment of long-lived assets to be its critical accounting policies.

Allowance for Loan Losses. Determining the amount of allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the size and the composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectibility of the loan portfolio. The level of the allowance for loan losses fluctuates primarily due to changes in the size and composition of the loan portfolio and in the level of nonperforming loans, classified assets and charge-offs. A portion of the allowance is established by segregating the loans by loan category and assigning allocation percentages based on our historical loss experience and delinquency trends. The applied loss factors are re-evaluated annually to ensure their relevance in the current real estate environment. Accordingly, increases in the size of the loan portfolio and the increased emphasis on commercial real estate and commercial business loans, which carry a higher degree of risk of default and, thus, a higher allocation percentage, increases the allowance. Additionally, a portion of the allowance is established based on the level of specific nonperforming loans, classified assets or charged-off loans.

Although the Bank believes that it uses the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. See Notes 1 and 4 in the Company’s Consolidated Financial Statements for additional information.

Deferred Income Taxes. The Company uses the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change. A reduction in estimated future taxable income may require the Company to record a valuation allowance against its deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets. See Note 10 in the Company’s Consolidated Financial Statements.

Impairment of Long-Lived Assets. The Company is required to record certain assets it has acquired, including identifiable intangible assets such as core deposit intangibles, goodwill and certain liabilities that it assumed at fair value, which may involve making estimates based on third-party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques. Further, long-lived assets, including intangible assets and premises and equipment, that are held and used by us, are presumed to have a useful life. The determination of the useful lives of intangible assets is subjective, as is the appropriate amortization period for such intangible and long-lived assets. Additionally, long-lived assets are reviewed for impairment annually at a minimum or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expenses. Testing for impairment is a subjective process, the application of which could result in different evaluations of impairment. See Notes 1, 4, 6 and 7 in the Company’s Consolidated Financial Statements for additional information.

Analysis of Net Interest Income

Average Balance Sheet. The following sets forth information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resulting yields and rates paid, interest rate spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities for the periods indicated.

	Years Ended December 31,
	2007			2006
(Dollars in Thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Interest-earning assets:
Loans (1)(2)	$584,237	$36,703	6.28%	$553,631	$34,857	6.30%
Securities (3)	131,100	6,363	4.85	130,121	5,702	4.38
Other interest-earning assets	8,339	286	3.43	7,966	226	2.84

Total interest-earning assets	723,676	43,352	5.99	691,718	40,785	5.90

Noninterest-earning assets	38,609			37,741

Total assets	$762,285			$729,459

Interest-bearing liabilities:
Deposits:
NOW and money market	$135,568	1,960	1.45%	$124,136	1,001	0.81%
Savings (4)	76,517	1,053	1.38	83,963	961	1.14
Certificates of deposit	280,924	12,718	4.53	271,352	11,165	4.11

Total interest-bearing deposits	493,009	15,731	3.19	479,451	13,127	2.74
FHLB advances	114,960	5,276	4.59	101,902	4,352	4.27
Subordinated debt	10,463	776	7.42	9,522	782	8.21

Total interest-bearing liabilities	618,432	21,783	3.52	590,875	18,261	3.09

Noninterest-bearing liabilities	60,952			57,808

Total liabilities	679,384			648,683

Total stockholders’ equity	82,901			80,776

Total liabilities and stockholders’ equity	$762,285			$729,459

Net interest-earning assets	$105,244			$100,843

Tax equivalent net interest income (3)		21,569			22,524
Tax equivalent interest rate spread (5)			2.47%			2.81%

Tax equivalent net interest margin as a percentage of interest-earning assets (6)			2.98%			3.26%

Average interest-earning assets to average interest-bearing liabilities			117.02%			117.07%

Less: Tax equivalent adjustment (3)		(5)			(8)

Net interest income		$21,564			$22,516

(1)	Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.

(2)	Loan fees are included in interest income and are immaterial.
(3)

Municipal securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of income.

(4)	Includes mortgagors’ and investors’ escrow accounts.
(5)	Tax equivalent net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(6)	Tax equivalent net interest margin represents tax equivalent net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table sets forth the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have on the Company’s interest income and interest expense for the periods presented. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the rate and volume columns. For purposes of this table, changes attributable to both changes in rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	2007 Compared to 2006
	Increase (Decrease) Due To
(Dollars in Thousands)	Rate	Volume	Net
Interest-earning assets:
Interest and Dividend Income:
Loans (1)(2)	$(77)	$1,923	$1,846
Securities (3)	618	43	661
Other interest-earning assets	49	11	60

Total interest-earning assets	590	1,977	2,567

Interest-bearing liabilities:
Interest Expense:
Deposits (4)	2,216	388	2,604
FHLB advances	392	532	924
Subordinated debt	(79)	73	(6)

Total interest-bearing liabilities	2,529	993	3,522

Change in net interest income (5)	$(1,939)	$984	$(955)

(1)	Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.
(2)	Loan fees are included in interest income and are immaterial.
(3)

Municipal securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of income.

(4)	Includes mortgagors’ and investors’ escrow accounts.
(5)	Presented on a tax equivalent basis.

Comparison of Financial Condition at December 31, 2007 and December 31, 2006

Assets. Total assets increased $33.2 million, or 4.4%, to $790.2 million at December 31, 2007, as compared to $757.0 million at December 31, 2006, primarily due to increases in available for sale securities, net loans receivable, and to a lesser extent, premises and equipment and FHLB stock. Available for sale securities increased $22.4 million, or 18.7%, from $119.5 million at December 31, 2006 to $141.9 million at December 31, 2007 as a result of purchases of predominately mortgage-backed securities with longer-term maturities with funds provided by proceeds from the sale of government-sponsored enterprise securities, cash and cash equivalents and Federal Home Loan Bank advances. Net loans receivable increased $13.4 million, or 2.3%, to $587.5 million at December 31, 2007. The increase in net loans receivable included increases in residential and commercial mortgage loans of $20.7 million and $14.2 million, respectively, offset by decreases in construction and consumer loans of $7.4 million and $8.0 million, respectively. The conversion of construction loans to permanent mortgage loans, principal pay-offs and a reduction in new loan originations contributed to the decrease in construction loans. Consumer loans decreased as a result of the disposition of the indirect automobile loan portfolio totaling $5.2 million during the second quarter of 2007. In 2007, loan originations for residential mortgage loans decreased $29.8 million over 2006. Consumer and commercial loan originations decreased $2.6 million and $137,000, respectively, for 2007 as compared to 2006. The increase in net loans receivable was offset by loan sales of $13.7 million of fixed-rate residential mortgage loans in an effort to manage interest rate risk. Premises and equipment, net, increased $1.3 million, or 12.3%, to $11.8 million primarily as a result of leasehold improvements related to the Bank’s new location in East Hampton, Connecticut and the relocation of the Norwich, Connecticut office. FHLB stock increased $1.1 million to $7.8 million at December 31, 2007 to support a higher level of FHLB borrowings.

Liabilities. Total liabilities increased $33.5 million, or 5.0%, from December 31, 2006 to December 31, 2007 primarily as a result of increases in FHLB advances and deposits. Borrowings increased from $127.4 million at December 31, 2006 to $149.9 million at December 31, 2007, resulting from an increase of $29.7 million, or 26.5%, in FHLB advances, offset by the redemption of $7.2 million of debentures in April 2007. The increase in FHLB advances was primarily fixed-rate advances with terms of six months to seven years used to fund the growth of securities and loans and to manage interest rate risk. Deposits, including mortgagors’ and investors’ escrow accounts, increased $9.9 million, or 1.8%, to $551.8 million at December 31, 2007. The Company experienced an increase in NOW and money market accounts of $24.7 million, offset by decreases in savings accounts and certificates of deposit of $11.3 million and $4.7 million, respectively. The increase in NOW and money market accounts was predominately related to branch expansion and new deposit products with competitive promotional rates. Savings accounts decreased as customers transferred their deposits to certain higher-yielding NOW and money market products. The decrease in certificates of deposit included a $5.0 million brokered deposit that matured in December 2007.

Equity. Total stockholders’ equity decreased $299,000 from $82.4 million at December 31, 2006 to $82.1 million at December 31, 2007. The decrease in equity related to stock repurchases of 350,820 shares at a cost of $3.7 million and dividends of $733,000, offset by earnings of $1.4 million, increase in net unrealized holding gains on available for sale securities aggregating $1.5 million (net of taxes) and the amortization of equity awards of $784,000.

Comparison of Operating Results for the Years Ended December 31, 2007 and 2006

General. The Company’s results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on the Company’s interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. The Company also generates noninterest income such as gains on securities and loan sales, fees from deposit and trust and investment management services, insurance commissions and other fees. The Company’s noninterest expenses primarily consist of employee compensation and benefits, occupancy, computer services, furniture and equipment, outside professional services, electronic banking fees, marketing and other general and administrative expenses. The Company’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, governmental policies and actions of regulatory agencies.

The Company recorded net income of $1.4 million for the year ended December 31, 2007, a decrease of $1.4 million, compared to net income of $2.8 million for the year ended December 31, 2006. The decrease in net income was primarily attributable to a $2.0 million increase in noninterest expenses, a decrease of $952,000 in net interest income and an increase of $181,000 in the provision for loan losses, offset by an increase of $1.1 million in noninterest income and a decrease of $616,000 in the provision for income taxes.

Interest and Dividend Income. Total interest and dividend income increased $2.6 million, or 6.3%, for 2007. Average interest-earning assets increased $32.0 million, or 4.6%, to $723.7 million in 2007, mainly due to higher loan volume. Average loans increased $30.6 million while the rate earned on loans decreased 2 basis points to 6.28% for 2007 from 6.30% for 2006. The decrease in the average yield on loans was attributable to unrecognized interest related to nonaccrual loans during the period. Average securities rose $979,000 and the yield increased to 4.85% in 2007 from 4.38% in 2006, due in part to the purchase of higher-yielding mortgage-backed securities during 2007.

Interest Expense. Interest expense increased $3.5 million, or 19.3%, to $21.8 million for 2007 compared to $18.3 million in 2006, primarily attributable to the rates paid on deposit accounts, and to a lesser extent, the higher volume of interest-bearing liabilities. The yield on deposit accounts increased 45 basis points due to rising market interest rates. In addition, the average balance of deposits rose $13.6 million in 2007. NOW and money market accounts contributed the largest increase to the average balance for deposit accounts, as customers shifted from savings accounts to NOW and money market accounts, resulting in increases in the average balance of $11.4 million. The average yield on these deposits increased 64 basis points. The average balance of certificates of deposit increased $9.6 million and the average rate paid on these deposit accounts increased 42 basis points to 4.53%. The average balance of FHLB advances increased $13.1 million and the average yield increased 32 basis points to 4.59% for 2007. Rates on subordinated borrowings decreased 79 basis points as a result of the pay-off of $7.2 million of debentures, with higher interest rates, during the second quarter of 2007 with the proceeds from a trust preferred securities issuance at lower interest rates.

Provision for Loan Losses. The Company’s provision for loan losses increased $181,000 to $1.1 million in 2007 from $881,000 in 2006. The higher provision reflects an increase in the Bank’s classified and nonperforming loans, specific reserves related to impaired loans and loan growth. Specific reserves relating to impaired loans increased to $1.3 million at December 31, 2007 compared to $14,000 at December 31, 2006. The ratio of the allowance for loan losses to total loans increased from 0.76% at December 31, 2006 to 0.89% at December 31, 2007. At December 31, 2007, nonperforming loans totaled $7.6 million, compared to $1.4 million at December 31, 2006. Two commercial construction loans accounted for $6.1 million of nonperforming loans and $1.0 million in specific reserves. For the year ended December 31, 2007, net loan charge-offs totaled $182,000, compared to net loan charge-offs of $187,000 for the year ended December 31, 2006. While the Company has no direct exposure to sub-prime mortgages in its loan portfolio, declining economic conditions have negatively impacted the residential and commercial construction markets and contributed to the decrease in credit quality for commercial loans. As a result, the Company increased its provision for loan losses on this portion of the loan portfolio during the second half of 2007 to reflect the increased risk of loss associated with this type of lending.

Noninterest Income. Total noninterest income increased $1.1 million, or 13.6%, to $9.4 million in 2007. The following table shows the components of noninterest income and the dollar and percentage changes from 2006 to 2007.

	Years Ended December 31,		Change
(Dollars in Thousands)	2007	2006	Dollars	Percent
Service fees	$4,838	$4,637	$201	4.3%
Wealth management fees	3,843	3,420	423	12.4
Increase in cash surrender value of BOLI	294	279	15	5.4
Net gain (loss) on sale of securities	106	(284)	390	(137.3)
Net gain on sale of loans	167	104	63	60.6
Other	130	102	28	27.5

Total noninterest income	$9,378	$8,258	$1,120	13.6%

Wealth management fees were higher principally due to growth in the market value of assets under management. Increases in service fees relate to fees associated with a new deposit product and electronic banking usage. The net gain on the sale of securities in 2007 included a gain of $321,000 from the sale of marketable equity securities, offset by a net loss of $215,000 on the sale of $17.2 million of government-sponsored enterprise securities as a result of the repositioning of the Company’s investment portfolio to benefit from the steeper yield curve. The proceeds were reinvested into longer-term and higher-yielding mortgage-backed securities.

Noninterest Expenses. Noninterest expenses increased by $2.0 million, or 7.6%, for 2007 as compared to 2006. The following table shows the components of noninterest expenses and the dollar and percentage changes from 2006 to 2007.

	Years Ended December 31,		Change
(Dollars in Thousands)	2007	2006	Dollars	Percent
Salaries and employee benefits	$15,029	$14,277	$752	5.3%
Occupancy and equipment	5,379	4,825	554	11.5
Computer and electronic banking services	2,654	2,458	196	8.0
Outside professional services	1,029	967	62	6.4
Marketing and advertising	773	783	(10)	(1.3)
Supplies	509	527	(18)	(3.4)
Other	2,555	2,122	433	20.4

Total noninterest expenses	$27,928	$25,959	$1,969	7.6%

The increase in noninterest expenses reflected an increase in operating costs associated with the expansion of branch offices and other noninterest expenses. Compensation costs were higher in 2007 due to increased staffing levels associated with new branch offices, offset by a reduction in performance-based compensation, which included lower loan origination commissions resulting from a decline in new loan volume. New branch offices resulted in higher occupancy and equipment expense. Outside professional services expense was higher for 2007 due to the termination of the agreement to purchase a mortgage company during the first quarter resulting in a charge to operations for purchase-related transaction costs associated with the termination of $200,000, offset by a reduction in legal and auditing expenditures and lower consulting costs for assistance with Sarbanes-Oxley compliance. An increase in the provision for credit losses for off-balance sheet commitments contributed to the increase in other noninterest expenses for 2007.

Income Tax Provision. The Company’s income tax provision decreased $616,000 to $540,000 for 2007 compared to $1.2 million for 2006 primarily resulting from a decrease in taxable income. The effective tax rate was 27.7% and 29.4% for 2007 and 2006, respectively.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. The Company’s primary sources of funds consist of deposit inflows, loan repayments and sales, maturities and sales of securities and borrowings from the FHLB. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

The Company regularly adjusts its investment in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of the Company’s asset/liability management, funds management and liquidity policies. The Company’s policy is to maintain liquid assets less short-term liabilities within a range of 10.0% to 20.0% of total assets. Excess liquid assets are generally invested in interest-earning deposits and short- and intermediate-term government-sponsored enterprises and mortgage-backed securities.

The Company’s most liquid assets are cash and cash equivalents. The levels of these assets depend on the Company’s operating, financing, lending and investing activities during any given period. At December 31, 2007, cash and cash equivalents totaled $20.7 million, including interest-bearing deposits and federal funds sold of $6.1 million. Securities classified as available for sale, which provide additional sources of liquidity, totaled $141.9 million at December 31, 2007. In addition, at December 31, 2007, the Company had the ability to borrow a total of approximately $235.7 million from the FHLB, which includes overnight lines of credit of $10.0 million. On that date, the Company had FHLB advances outstanding of $141.6 million and no overnight advances outstanding. The Company believes that its most liquid assets combined with the available line from the FHLB provide adequate liquidity to meet its current financial obligations.

At December 31, 2007, the Bank had $72.0 million in loan commitments outstanding, which included $16.3 million in commitments to grant loans, $22.0 million in undisbursed construction loans, $20.2 million in unused home equity lines of credit, $11.5 million in commercial lines of credit, $1.5 million in overdraft protection lines and $605,000 in standby letters of credit. Certificates of deposit due within one year of December 31, 2007 totaled $212.0 million, or 38.41%, of total deposits (including mortgagors’ and investors’ escrow accounts). Management believes that the amount of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in longer-term certificates of deposit due to the uncertain interest rate environment. To compensate, the Bank has increased the duration of its borrowings with the FHLB. The Bank will be required to seek other sources of funds, including other certificates of deposit and lines of credit, if maturing certificates of deposit are not retained. Depending on market conditions, the Bank may be required to pay higher rates on such deposits or other borrowings than are currently paid on certificates of deposit. Additionally, a shorter duration in the securities portfolio may be necessary to provide liquidity to compensate for any deposit outflows. The Bank believes, however, based on past experience, a significant portion of its certificates of deposit will be retained. The Bank has the ability, if necessary, to adjust the interest rates offered to its customers in an effort to attract and retain deposits.

The Company’s primary investing activities are the origination of loans and the purchase of securities and loans. For the year ended December 31, 2007, the Bank originated $136.1 million of loans and purchased $66.0 million of securities. In fiscal 2006, the Bank originated $168.7 million of loans and purchased $31.7 million of securities.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Asset growth has outpaced deposit growth during the last two years. The increased liquidity needed to fund asset growth has been provided through increased FHLB borrowings, raising capital through the issuance of trust preferred securities and proceeds from the initial public offering. The net increase in total deposits, including mortgagors’ and investors’ escrow accounts was $9.9 million and $29.6 million for the years ended December 31, 2007 and 2006, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. The Bank generally manages the pricing of its deposits to be competitive and to increase core deposit and commercial banking relationships. Occasionally, the Bank offers promotional rates on certain deposit products to attract deposits. The Bank experienced increases in FHLB advances of $29.7 million and $24.0 million for the years ended December 31, 2007 and 2006, respectively.

In November 2005, the Company’s Board of Directors approved a plan to repurchase approximately 628,000 shares of the Company’s common stock. In 2007, the Company repurchased 350,820 shares, at a cost of $3.7 million, under this plan. At December 31, 2007, the remaining shares to be purchased under this plan totaled 135,350. Subsequently, in February 2008, the Company’s Board of Directors approved the repurchase of up to 596,000 shares of the Company’s outstanding common stock.

The Bank is subject to various regulatory capital requirements administered by the OTS, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2007, the Bank exceeded all of its regulatory capital requirements and is considered “well capitalized” under regulatory guidelines. As a savings and loan holding company regulated by the OTS, the Company is not subject to any separate regulatory capital requirements. See Note 14 in the Company’s Consolidated Financial Statements for additional information relating to the Bank’s regulatory capital requirements.

Off-Balance Sheet Arrangements

In the normal course of operations, the Company engages in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in its financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit and letters of credit.

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31, 2007 and 2006 are as follows:

	December 31,
(Dollars in Thousands)	2007	2006
Commitments to extend credit: (1)
Future loan commitments (2)	$16,288	$7,658
Undisbursed construction loans	21,961	27,010
Undisbursed home equity lines of credit	20,203	21,554
Undisbursed commercial lines of credit	11,496	12,070
Overdraft protection lines	1,464	1,424
Standby letters of credit (3)	605	1,178

Total commitments	$72,017	$70,894

(1)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments may require payment of a fee and generally have fixed expiration dates or other termination clauses.

(2)

Includes fixed-rate loan commitments of $3.9 million at interest rates ranging from 5.38% to 8.50% and $2.6 million at interest rates ranging from 5.13% to 8.00% at December 31, 2007 and 2006, respectively.

(3)	Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party.

In 2007, the Bank became a limited partner in Small Business Investment Corporation (“SBIC”) and made a commitment to make a capital investment of $1.0 million in the limited partnership. At December 31, 2007, the Bank’s remaining off-balance sheet commitment for the capital investment was $847,000. See Note 12 in the Company’s Consolidated Financial Statements.

In 2004, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of its eligible employees. At December 31, 2007, the Bank had repaid principal payments on the loan to the ESOP of $780,000, allocated 67,865 shares and committed to release 32,295 shares held in suspense for allocation to participants in 2008. As of December 31, 2007, the amount of unallocated common shares held in suspense totaled 387,545, with a fair value of $3.8 million, which represents a potential commitment of the Bank to the ESOP. See Note 11 in the Company’s Consolidated Financial Statements.

As of December 31, 2007, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows. See Note 12 in the Company’s Consolidated Financial Statements.

Impact of Inflation and Changes in Prices

The financial statements and financial data presented within this document have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of Recent Accounting Standards

For information relating to new accounting pronouncements, reference Note 1 - Nature of Business and Summary of Significant Accounting Policies – Recent Accounting Pronouncements in the Company’s Consolidated Financial Statements.

Certified Public Accountants and Business Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

SI Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of SI Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SI Financial Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and their results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts

March 14, 2008

99 High Street • Boston, Massachusetts • 02110-2320 • Phone 617-439-9700 • Fax 617-542-0400

1500 Main Street • Suite 1500 • Springfield, Massachusetts • 01115 • Phone 413-747-9042 • Fax 413-739-5149

125 Wolf Road • Suite 209 • Albany, New York • 12205 • Phone 518-454-0880 • Fax 518-454-0882

www.wolfandco.com

SI FINANCIAL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share Amounts)

	December 31,
	2007	2006
ASSETS:
Cash and due from banks:
Noninterest-bearing	$14,543	$14,984
Interest-bearing	5,126	3,824
Federal funds sold	1,000	7,300

Total cash and cash equivalents	20,669	26,108
Available for sale securities, at fair value	141,914	119,508
Loans held for sale	410	135
Loans receivable (net of allowance for loan losses of $5,245 at
December 31, 2007 and $4,365 at December 31, 2006)	587,538	574,111
Accrued interest receivable	3,528	3,824
Federal Home Loan Bank stock, at cost	7,802	6,660
Bank-owned life insurance	8,410	8,116
Other real estate owned	913	—
Premises and equipment, net	11,806	10,512
Goodwill and other intangibles	643	741
Deferred tax asset, net	3,270	3,361
Other assets	3,295	3,961

Total assets	$790,198	$757,037

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Noninterest-bearing	$56,762	$55,703
Interest-bearing	491,573	482,973

Total deposits	548,335	538,676
Mortgagors’ and investors’ escrow accounts	3,437	3,246
Federal Home Loan Bank advances	141,619	111,956
Junior subordinated debt owed to unconsolidated trusts	8,248	15,465
Accrued expenses and other liabilities	6,472	5,308

Total liabilities	708,111	674,651

Commitments and contingencies (Notes 6, 11 and 12)
Stockholders’ Equity:
Preferred stock ($.01 par value; 1,000,000 shares authorized; none issued)	—	—
Common stock ($.01 par value; 75,000,000 shares authorized; 12,563,750
shares issued; 12,071,100 shares outstanding at December 31, 2007 and 12,421,920 shares outstanding at December 31, 2006)	126	126
Additional paid-in capital	51,852	51,481
Unallocated common shares held by ESOP	(3,876)	(4,199)
Unearned restricted shares	(1,181)	(1,679)
Retained earnings	39,933	39,254
Accumulated other comprehensive income (loss)	504	(1,011)
Treasury stock, at cost (492,650 shares at December 31, 2007 and 141,830 shares at December 31, 2006)	(5,271)	(1,586)

Total stockholders’ equity	82,087	82,386

Total liabilities and stockholders’ equity	$790,198	$757,037

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, Except Share Amounts)

	Years Ended December 31,
	2007	2006
Interest and dividend income:
Loans, including fees	$36,703	$34,857
Securities:
Taxable interest	5,808	5,260
Tax-exempt interest	16	24
Dividends	534	410
Other	286	226

Total interest and dividend income	43,347	40,777

Interest expense:
Deposits	15,731	13,127
Federal Home Loan Bank advances	5,276	4,352
Subordinated debt	776	782

Total interest expense	21,783	18,261

Net interest income	21,564	22,516
Provision for loan losses	1,062	881

Net interest income after provision for loan losses	20,502	21,635

Non interest income:
Service fees	4,838	4,637
Wealth management fees	3,843	3,420
Increase in cash surrender value of bank-owned life insurance	294	279
Net gain (loss) on sale of securities	106	(284)
Net gain on sale of loans	167	104
Other	130	102

Total noninterest income	9,378	8,258

Noninterest expenses:
Salaries and employee benefits	15,029	14,277
Occupancy and equipment	5,379	4,825
Computer and electronic banking services	2,654	2,458
Outside professional services	1,029	967
Marketing and advertising	773	783
Supplies	509	527
Other	2,555	2,122

Total noninterest expenses	27,928	25,959

Income before income taxes	1,952	3,934
Income tax provision	540	1,156

Net income	$1,412	$2,778

Net income per common share:
Basic	$0.12	$0.24
Diluted	$0.12	$0.23

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2007 AND 2006

(Dollars in Thousands, Except Share Amounts)

	Common Stock		Additional Paid-in	Unallocated Common Shares	Unearned Restricted	Retained	Accumulated Other Comprehensive	Treasury	Total Stockholders’
	Shares	Dollars	Capital	Held by ESOP	Shares	Earnings	Income (Loss)	Stock	Equity
BALANCE AT DECEMBER 31, 2005	12,563,750	$126	$51,155	$(4,521)	$(2,176)	$37,216	$(1,609)	$(148)	$80,043

Cash dividends declared ($0.16 per share)	—	—	—	—	—	(740)	—	—	(740)
Equity incentive plan shares earned	—	—	268	—	497	—	—	—	765
Allocation of 32,295 ESOP shares	—	—	45	322	—	—	—	—	367
Excess tax benefit from share-based stock compensation	—	—	13	—	—	—	—	—	13
Treasury stock purchased (129,266 shares)	—	—	—	—	—	—	—	(1,438)	(1,438)

Comprehensive income:
Net income	—	—	—	—	—	2,778	—	—	2,778
Net unrealized gain on available for sale securities, net of reclassification adjustment and tax effects	—	—	—	—	—	—	598	—	598

Total comprehensive income									3,376

BALANCE AT DECEMBER 31, 2006	12,563,750	126	51,481	(4,199)	(1,679)	39,254	(1,011)	(1,586)	82,386

Cash dividends declared ($0.16 per share)	—	—	—	—	—	(733)	—	—	(733)
Equity incentive plan shares earned	—	—	286	—	498	—	—	—	784
Allocation of 32,295 ESOP shares	—	—	49	323	—	—	—	—	372
Excess tax benefit from share-based stock compensation	—	—	36	—	—	—	—	—	36
Treasury stock purchased (350,820 shares)	—	—	—	—	—	—	—	(3,685)	(3,685)

Comprehensive income:
Net income	—	—	—	—	—	1,412	—	—	1,412
Net unrealized gain on available for sale securities, net of reclassification adjustment and tax effects	—	—	—	—	—	—	1,515	—	1,515

Total comprehensive income									2,927

BALANCE AT DECEMBER 31, 2007	12,563,750	$126	$51,852	$(3,876)	$(1,181)	$39,933	$504	$(5,271)	$82,087

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Years Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$1,412	$2,778
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,062	881
Employee stock ownership plan expense	372	367
Equity incentive plan expense	784	765
Excess tax benefit from share-based compensation	(36)	(13)
Accretion of investment premiums and discounts, net	(229)	(126)
Amortization of loan premiums and discounts, net	509	972
Depreciation and amortization of premises and equipment	2,098	1,795
Amortization of core deposit intangible	98	97
Amortization of deferred debt issuance costs	35	79
Net (gain) loss on sales of securities	(106)	284
Deferred income tax benefit	(690)	(865)
Loans originated for sale	(13,941)	(10,963)
Proceeds from sale of loans held for sale	13,833	11,039
Net gain on sale of loans	(167)	(104)
Net loss on the sale of premises and equipment	—	20
Net loss on sale of other real estate owned	—	11
Increase in cash surrender value of bank-owned life insurance	(294)	(279)
Change in operating assets and liabilities:
Accrued interest receivable	296	(525)
Other assets	631	(1,493)
Accrued expenses and other liabilities	1,200	877

Net cash provided by operating activities	6,867	5,597

Cash flows from investing activities:
Purchases of available for sale securities	(65,969)	(31,713)
Proceeds from sale of available for sale securities	17,551	12,284
Proceeds from maturities of and principal repayments on available for sale securities	28,643	20,688
Net increase in loans	(15,911)	(62,189)
Purchases of Federal Home Loan Bank stock	(1,142)	(1,022)
Purchase of trust subsidiary	—	(21)
Proceeds from sale of premises and equipment	—	244
Proceeds from sale of other real estate owned	—	314
Purchases of premises and equipment	(3,392)	(3,733)

Net cash used in investing activities	(40,220)	(65,148)

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS - Concluded

(Dollars in Thousands)

	Years Ended December 31,
	2007	2006
Cash flows from financing activities:
Net increase in deposits	9,659	29,379
Net increase in mortgagors’ and investors’ escrow accounts	191	261
Proceeds from Federal Home Loan Bank advances	106,011	195,513
Repayments of Federal Home Loan Bank advances	(76,348)	(171,486)
(Repayments of) proceeds from subordinated debt borrowings	(7,217)	8,248
Cash dividends on common stock	(733)	(777)
Excess tax benefit from share-based compensation	36	13
Treasury stock purchased	(3,685)	(1,438)

Net cash provided by financing activities	27,914	59,713

Net change in cash and cash equivalents	(5,439)	162
Cash and cash equivalents at beginning of year	26,108	25,946

Cash and cash equivalents at end of year	$20,669	$26,108

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid on deposits and borrowed funds	$21,844	$17,998
Income taxes paid, net	1,352	1,727
Transfer of loans to other real estate owned	913	—

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

SI Financial Group, Inc. (the “Company”) is the holding company for Savings Institute Bank and Trust Company (the “Bank”). Established in 1842, the Bank is a community-oriented financial institution headquartered in Willimantic, Connecticut. The Bank provides a variety of financial services to individuals, businesses and municipalities through its twenty offices in eastern Connecticut. The primary products include savings, checking and certificate of deposit accounts, residential and commercial mortgage loans, commercial business loans and consumer loans. In addition, wealth management services, which include trust, financial planning, life insurance and investment services, are offered to individuals and businesses through the Bank’s Connecticut offices. The Company does not conduct any business other than owning all of the stock of the Bank.

SI Trust Servicing, the third-party provider of trust outsourcing services for community banks that was acquired by the Bank in November 2005, expands the products offered by the Bank, and offers trust services to other community banks.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, 803 Financial Corp., SI Mortgage Company and SI Realty Company, Inc. All significant intercompany accounts and transactions have been eliminated.

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, as of the date of the balance sheet and reported amounts of revenues and expenses for the years presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, impairment of long-lived assets and the valuation of deferred tax assets.

Reclassifications

Certain amounts in the Company’s 2006 consolidated financial statements have been reclassified to conform to the 2007 presentation. Such reclassifications had no effect on net income.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within eastern Connecticut. The Company does not have any significant concentrations in any one industry or customer. Refer to Notes 3 and 4, respectively, in the Notes to the Consolidated Financial Statements for details of the Company’s securities and lending activities.

Cash and Cash Equivalents and Statements of Cash Flows

Cash and due from banks, Federal funds sold and short-term investments with original maturities of less than 90 days are recognized as cash equivalents in the statements of cash flows. Federal funds sold generally mature in one day. For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash flows from loans and deposits are reported net. The Company maintains amounts due from banks and Federal funds sold that, at times, may exceed federally insured limits. The Company has not experienced any losses from such concentrations.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Securities

Management determines the appropriate classification of securities at the date individual securities are acquired, and the appropriateness of such classification is reassessed at each balance sheet date.

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities purchased and held principally for the purpose of trading in the near term are classified as “trading securities.” These securities are carried at fair value, with unrealized gains and losses recognized in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of taxes.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other-than-temporary are reported in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The sale of a held to maturity security within three months of its maturity date or after collection of at least 85% of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

Transfers of debt securities into the held to maturity classification from the available for sale classification are made at fair value on the date of transfer. The unrealized holding gain or loss on the date of transfer is retained in accumulated other comprehensive income (loss) and in the carrying value of the held to maturity securities. Such amounts are amortized over the remaining contractual lives of the securities by the interest method.

Federal Home Loan Bank (“FHLB”) of Boston stock is recorded at cost.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of amortized cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold on the trade date.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets and no condition both constrains the transferee from taking advantage of that right and provides more than a trivial benefit for the transferor and (3) the transferor does not maintain effective control over the transferred assets through either (a) an agreement that both entitles and obligates the transferor to repurchase or redeem the assets before maturity or (b) the ability to unilaterally cause the holder to return specific assets, other than through a cleanup call.

Loans Receivable

Loans receivable are stated at current unpaid principal balances, net of the allowance for loan losses and deferred loan origination fees and costs. Management has the ability and intent to hold its loans receivable for the foreseeable future or until maturity or pay-off.

A loan is impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impairment is measured on a loan by loan basis for residential and commercial mortgage loans and commercial business loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

A loan is classified as a restructured loan when certain concessions have been made to the original contractual terms, such as reductions of interest rates or deferral of interest or principal payments, due to the borrowers’ financial condition.

Management considers all nonaccrual loans and restructured loans to be impaired. In most cases, loan payments less than 90 days past due, are considered minor collection delays, and the related loans are generally not considered impaired.

Allowance for Loan Losses

The allowance for loan losses, a material estimate which could change significantly in the near-term, is established through a provision for loan losses charged to earnings to account for losses that are inherent in the loan portfolio and estimated to occur, and is maintained at a level that management considers adequate to absorb losses in the loan portfolio. Loan losses are charged against the allowance for loan losses when management believes that the uncollectibility of the principal loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses when received. In the determination of the allowance for loan losses, management may obtain independent appraisals for significant properties, if necessary.

Management’s judgment in determining the adequacy of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for loan losses is evaluated on a monthly basis by management and is based on the evaluation of the known and inherent risk characteristics and size and composition of the loan portfolio, the assessment of current economic and real estate market conditions, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, historical loan loss experience and evaluations of loans and other relevant factors.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

The allowance for loan losses consists of the following key elements:

•

Specific allowance for identified impaired loans. For such loans that are identified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.

•

General valuation allowance on the remainder of the loan portfolio, which represents a general valuation allowance on the remainder of the loan portfolio, after excluding impaired loans, segregated by loan category and assigned allowance percentage based on historical loan loss experience adjusted for qualitative factors.

The majority of the Company’s loans are collateralized by real estate located in eastern Connecticut. Accordingly, the collateral value of a substantial portion of the Company’s loan portfolio and real estate acquired through foreclosure is susceptible to changes in market conditions.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance or write-downs may be necessary based on changes in economic conditions, particularly in eastern Connecticut.

Derivative Financial Instruments

Derivative Loan Commitments. Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in other noninterest income, if material.

The Company records a zero value for the loan commitment at inception (at the time the commitment is issued to a borrower (“the time of rate lock”)) and does not recognize the value of the expected normal servicing rights until the underlying loan is sold. Subsequent to inception, changes in the fair value of the loan commitment are recognized based on changes in the fair value of the underlying mortgage loan due to interest rate changes, changes in the probability the derivative loan commitment will be exercised and the passage of time. In estimating fair value, the Company assigns a probability to a loan commitment based on an expectation that it will be exercised and the loan will be funded.

Forward Loan Sale Commitments. To protect against the price risk inherent in derivative loan commitments, the Company utilizes both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments. Generally, the Company’s best efforts contracts meet the definition of derivative instruments when the loans to the underlying borrowers close, and are accounted for as derivative instruments at that time. Accordingly, forward loan sale commitments are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair value recorded in other noninterest income, if material.

The Company estimates the fair value of its forward loan sales commitments using methodology similar to that used for derivative loan commitments.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Interest and Fees on Loans

Interest on loans is accrued and included in operating income based on contractual rates applied to principal amounts outstanding. Accrual of interest is discontinued when loan payments are 90 days or more past due, based on contractual terms, or when, in the judgment of management, collectibility of the loan or loan interest becomes uncertain. Subsequent recognition of income occurs only to the extent payment is received subject to management’s assessment of the collectibility of the remaining interest and principal. A nonaccrual loan is restored to accrual status when it is no longer delinquent and collectibility of interest and principal is no longer in doubt. Interest collected on nonaccrual loans and impaired loans is recognized only to the extent cash payments are received, and may be recorded as a reduction to principal if the collectibility of the principal balance of the loan is unlikely.

Loan origination fees and direct loan origination costs are deferred, and the net amount is recognized as an adjustment of the related loan’s yield utilizing the interest method over the contractual life of the loan.

Other Real Estate Owned

Other real estate owned consists of properties acquired through, or in lieu of, loan foreclosure or other proceedings and is initially recorded at the lower of the related loan balances less any specific allowance for loss or fair value at the date of foreclosure, which establishes a new cost basis. Subsequent to foreclosure, the properties are held for sale and are carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of acquisition is charged to the allowance for loan losses. Properties are evaluated regularly to ensure the recorded amounts are supported by current fair values, and a charge to operations is recorded as necessary to reduce the carrying amount to fair value less estimated costs to dispose. Revenue and expense from the operation of other real estate owned and the provision to establish and adjust valuation allowances are included in operations. Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral. Gains or losses are included in operations upon disposal.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized.

The Company had transactions in which the related tax effect was recorded directly to stockholders’ equity instead of operations. Transactions in which the tax effect was recorded directly to stockholders’ equity included the tax effects of unrealized gains and losses on available for sale securities and the excess tax benefit from share-based payment arrangements.

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 provides guidance on financial statement recognition, measurement and disclosure of tax positions taken, or expected to be taken in the

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

future, in the Company’s tax returns. The initial adoption of FIN 48 had no impact on the Company’s financial statements. The Company has no material uncertain tax positions as of December 31, 2007.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is charged to operations using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the estimated economic lives of the improvements or the expected lease terms. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. The estimated useful lives of the assets are as follows:

Classification	Estimated Useful Lives
Buildings	5 to 40 years
Furniture and equipment	3 to 10 years
Leasehold improvements	3 to 20 years

Gains and losses on dispositions are recognized upon realization. Maintenance and repairs are expensed as incurred and improvements are capitalized.

Impairment of Long-lived Assets

Long-lived assets, including premises and equipment and certain identifiable intangible assets that are held and used by the Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expenses.

Goodwill and other intangibles are evaluated for impairment on an annual basis. The Company records goodwill as the excess purchase price over the fair value of net identifiable assets acquired. The Company follows the guidance provided in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which prescribes a two-step process to test and measure the impairment of goodwill.

In connection with branch acquisitions that do not represent business combinations, the excess of deposit liabilities assumed from other banks over assets acquired is recorded as a core deposit intangible and amortized over the expected life of the asset.

Other Investments

The Company is a limited partner in two Small Business Investment Companies that are recorded at cost and evaluated annually for impairment. Impairment that is considered by management to be other-than-temporary, results in a write-down of the investment which is recognized as a realized loss in earnings. The Company did not recognize write-downs on these investments during the years ended December 31, 2007 and 2006. These investments, with a combined net book value of $715,000 and $585,000 at December 31, 2007 and 2006, respectively, are included in other assets. The SBICs are licensed by the Small Business Administration. They provide mezzanine financing and private equity investments to small companies which may not otherwise qualify for standard bank financing.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Trust Assets

Trust assets held in a fiduciary or agency capacity, other than trust cash on deposit at the Bank, are not included in these consolidated financial statements because they are not assets of the Company. Trust fees are recognized on the accrual basis of accounting.

Related Party Transactions

Directors, officers and affiliates of the Company and the Bank have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. Management believes that all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who were not directors, officers or affiliates. In the opinion of management, the transactions with related parties did not involve more than the normal risk of collectibility, favored treatment or terms or present other unfavorable features. See Note 13 for details regarding related party transactions.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of stockholders’ equity, such items, along with net income, are components of comprehensive income. See Note 15 for components of other comprehensive income and the related tax effects.

Earnings Per Share

Basic net income per common share is calculated by dividing the net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income per common share is computed in a manner similar to basic net income per common share except that the weighted-average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period. The Company’s common stock equivalents relate solely to stock option and restricted stock awards. Anti-dilutive shares are common stock equivalents with weighted-average exercise prices in excess of the weighted-average market value for the periods presented. The Company had anti-dilutive common shares outstanding of 303,112 and 468,000 for the years ended December 31, 2007 and 2006, respectively. Treasury shares and unallocated common shares held by the Employee Stock Ownership Plan (“ESOP”) are not included in the weighted-average number of common shares outstanding for purposes of calculating both basic and diluted net income per common share. Unvested restricted shares are only included in dilutive net income per common share computations.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

	Years Ended December 31,
(Dollars in Thousands, Except Share Amounts)	2007	2006
Net income	$1,412	$2,778

Weighted-average common shares outstanding:
Basic	11,751,800	11,798,711
Effect of dilutive stock option and restricted stock awards	46,275	44,570

Diluted	11,798,075	11,843,281

Net income per common share:
Basic	$0.12	$0.24
Diluted	$0.12	$0.23

Bank-owned Life Insurance

Bank-owned life insurance policies are presented on the consolidated balance sheet at cash surrender value. Changes in cash surrender value are reflected in noninterest income on the consolidated statement of income. See Note 11 for additional discussion.

Employee Stock Ownership Plan

The Company accounts for the ESOP in accordance with Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (“SOP 93-6”). The value of unearned shares to be allocated to ESOP participants is recognized as a reduction to stockholders’ equity in the Company’s balance sheet. Unallocated ESOP shares, not yet committed to be released, are not considered outstanding for the purpose of calculating net income per common share. Dividends paid on allocated ESOP shares are charged to retained earnings and dividends paid on unallocated ESOP shares are used to satisfy debt service. The loan to the ESOP is repaid principally from the Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over a period of 15 years. Compensation expense is recognized as ESOP shares are committed to be released.

Equity Incentive Plan

Statement of Financial Accounting Standards No. 123R, “Accounting for Stock-Based Compensation” (“SFAS 123(R)”) requires all entities to follow the same accounting standard and recognize the cost of share-based payment transactions in their financial statements. In accordance with SFAS 123R, the Company has recorded share-based compensation expense related to outstanding stock option and restricted stock awards based upon the fair value at the date of grant over the vesting period of such awards on a straight-line basis. The fair value of each restricted stock allocation, equal to the market price at the date of grant, was recorded as unearned restricted shares. Unearned restricted shares are amortized to salaries and employee benefits expense over the vesting period of the restricted stock awards. The fair value of each stock option award was estimated on the date of grant using the Black-Scholes option pricing model, which includes several assumptions such as expected volatility, dividends, term and risk-free rate for each stock option award. See Note 11 for additional discussion.

Business Segment Reporting

In June 1997, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” This Statement requires public companies to report (i) certain financial and descriptive information about “reportable operating segments,” as defined, and (ii) certain enterprise-wide financial information about products and services, geographic areas and major customers. An operating segment is a component of a business for which separate financial information is available and evaluated regularly by the chief

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

operating decision-maker in deciding how to allocate resources and evaluate performance. The Company’s operations are limited to financial services provided within the framework of a community bank, and decisions are generally based on specific market areas and or product offerings. Accordingly, based on the financial information presently evaluated by the Company’s chief operating decision-maker, the Company’s operations are aggregated in one reportable operating segment.

Advertising Costs

Advertising costs are expensed as incurred.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurement” (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands the disclosures about fair value measurement. This Statement was developed to provide guidance for consistency and comparability in fair value measurements and disclosures and applies to other accounting pronouncements that require or permit fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In February 2008, FASB issued Staff Position No. FAS 157-2 (“FSP FAS 157-2”) which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008, and interim periods within these fiscal years for items within the scope of this Financial Staff Position. SFAS 157 and FSP FAS 157-2 are not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB ratified the Emerging Task Force (“EITF”) consensus on Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). This issue addresses accounting for split-dollar life insurance arrangements whereby the employer purchases a policy to insure the life of an employee, and separately enters into an agreement to split the policy benefits between the employer and the employee. This EITF states that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits. Under EITF 06-4, the obligation is not settled upon entering into an insurance arrangement. Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company has evaluated the provisions of EITF 06-4 and determined that it will not have a material effect on the Company’s consolidated financial statements. See Note 11 – Benefit Plans – Group Term Replacement Plan for more details.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). This Statement provides companies with an option to report selected financial assets and liabilities at fair value. The Standard’s objective is to reduce both the complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company does not expect SFAS 159 to have a material impact on its consolidated financial statements.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141 (Revised 2007), “Business Combinations” (“FASB 141(R)”), which requires an acquiring entity to recognize all assets acquired and liabilities assumed in a transaction at their fair value as of the acquisition date, with limited exception, changes the accounting treatment for certain specific items and expands disclosure requirements. FASB 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with early adoption prohibited.

NOTE 2. RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain cash reserve balances against its respective transaction accounts and non-personal time deposits. At December 31, 2007 and 2006, the Bank was required to maintain cash and liquid asset reserves of $982,000 and $753,000, and to maintain $3.0 million in the Federal Reserve Bank for clearing purposes to satisfy such reserve requirements.

NOTE 3. SECURITIES

The amortized cost, gross unrealized gain and losses and approximate fair values of securities at December 31, 2007 and 2006 are as follows:

	December 31, 2007
(Dollars in Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities:
U.S. Government and agency obligations	$1,156	$2	$(26)	$1,132
Government-sponsored enterprises	32,551	261	(50)	32,762
Mortgage-backed securities	92,184	1,112	(432)	92,864
Corporate debt securities	10,075	208	(245)	10,038
Obligations of state and political subdivisions	2,000	18	—	2,018
Tax-exempt securities	350	—	—	350
Foreign government securities	100	—	—	100

Total debt securities	138,416	1,601	(753)	139,264
Equity securities:
Marketable equity securities	2,734	33	(117)	2,650

Total available for sale securities	$141,150	$1,634	$(870)	$141,914

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

	December 31, 2006
(Dollars in Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities:
U.S. Government and agency obligations	$1,596	$21	$(15)	$1,602
Government-sponsored enterprises	66,190	64	(991)	65,263
Mortgage-backed securities	45,481	109	(775)	44,815
Corporate debt securities	3,917	5	(19)	3,903
Obligations of state and political subdivisions	2,000	24	—	2,024
Tax-exempt securities	420	—	—	420
Foreign government securities	100	—	(1)	99

Total debt securities	119,704	223	(1,801)	118,126
Equity securities:
Marketable equity securities	1,336	46	—	1,382

Total available for sale securities	$121,040	$269	$(1,801)	$119,508

The following tables present information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

December 31, 2007:	Less Than 12 Months		12 Months Or More		Total
(Dollars in Thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and agency obligations	$—	$—	$683	$(26)	$683	$(26)
Government-sponsored enterprises	—	—	15,884	(50)	15,884	(50)
Mortgage-backed securities	14,353	(61)	17,457	(371)	31,810	(432)
Corporate debt securities	2,661	(238)	992	(7)	3,653	(245)
Marketable equity securities	292	(117)	—	—	292	(117)

Total	$17,306	$(416)	$35,016	$(454)	$52,322	$(870)

December 31, 2006:	Less Than 12 Months		12 Months Or More		Total
(Dollars in Thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and agency obligations	$—	$—	$981	$(15)	$981	$(15)
Government-sponsored enterprises	—	—	53,063	(991)	53,063	(991)
Mortgage-backed securities	5,770	(26)	23,255	(749)	29,025	(775)
Corporate debt securities	1,408	(2)	990	(17)	2,398	(19)
Foreign government securities	—	—	24	(1)	24	(1)

Total	$7,178	$(28)	$78,313	$(1,773)	$85,491	$(1,801)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

At December 31, 2007, 55 debt securities with gross unrealized losses have aggregate depreciation of approximately 1.4% of the Company’s amortized cost basis. Management believes that none of the unrealized losses on these securities are other-than-temporary because primarily all of the unrealized losses relate to debt and mortgage-backed securities issued by government agencies or government-sponsored enterprises and private issuers that maintain investment grade ratings, which the Company has both the intent and the ability to hold until maturity or until the fair value fully recovers. In addition, management considers the issuers of the securities to be financially sound and believes the Company will receive all contractual principal and interest related to these investments.

The unrealized losses on marketable equity securities relate solely to holdings in the financial industry. These unrealized losses have existed for less than twelve months and management believes that the declines in market value are temporary. The Company has the ability to hold these investments until the value recovers.

The amortized cost and fair value of debt securities at December 31, 2007 by contractual maturities are presented below. Actual maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without any penalties. Because mortgage-backed securities are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

(Dollars in Thousands)	Amortized Cost	Fair Value
Maturity:
Within 1 year	$15,927	$15,909
After 1 but within 5 years	18,116	18,363
After 5 but within 10 years	1,194	1,180
After 10 years	10,995	10,948

	46,232	46,400
Mortgage-backed securities	92,184	92,864

Total debt securities	$138,416	$139,264

At December 31, 2007 and 2006, government-sponsored enterprise securities with an amortized cost of $4.0 million and a fair value of $4.0 million and $3.9 million, respectively, were pledged to secure U.S. Treasury tax and loan payments and public deposits.

Proceeds from the sales of available for sale securities during the years ended December 31, 2007 and 2006 amounted to $17.6 million and $12.3 million, respectively.

The following is a summary of realized gains and losses on the sale of securities for the years ended December 31, 2007 and 2006:

	Years Ended December 31,
(Dollars in Thousands)	2007	2006
Gross gains on sales	$321	$98
Gross losses on sales	(215)	(382)

Net gain (loss) on sale of securities	$106	$(284)

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 4. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loan Portfolio

The composition of the Company’s loan portfolio at December 31, 2007 and 2006 is as follows:

	December 31,
(Dollars in Thousands)	2007	2006
Real estate loans:
Residential – 1 to 4 family	$330,389	$309,695
Multi-family and commercial	132,819	118,600
Construction	37,231	44,647

Total real estate loans	500,439	472,942
Commercial business loans	69,850	75,171
Consumer loans	21,104	29,105

Total loans	591,393	577,218
Deferred loan origination costs, net of deferred fees	1,390	1,258
Allowance for loan losses	(5,245)	(4,365)

Loans, net	$587,538	$574,111

Impaired and Nonaccrual Loans

The following is a summary of information pertaining to impaired loans, which include all nonaccrual and restructured loans.

	December 31,
(Dollars in Thousands)	2007	2006
Impaired loans without valuation allowance	$2,239	$6,078
Impaired loans with valuation allowance	5,443	64

Total impaired loans	$7,682	$6,142

Valuation allowance related to impaired loans	$1,293	$14

Nonaccrual loans	$7,632	$1,392

Total loans past due 90 days or more and still accruing	$—	$—

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Additional information related to impaired loans is as follows:

	Years Ended December 31,
(Dollars in Thousands)	2007	2006
Average recorded investment in impaired loans	$4,740	$3,189

Interest income recognized on impaired loans	$21	$6

Cash interest received on impaired loans	$44	$18

No additional funds are committed to be advanced to those borrowers whose loans are impaired.

Interest income that would have been recorded had nonaccrual loans been performing in accordance with their original terms totaled $462,000 and $110,000 for the years ended December 31, 2007 and 2006, respectively.

Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2007 and 2006 are as follows:

	Years Ended December 31,
(Dollars in Thousands)	2007	2006
Balance at beginning of year	$4,365	$3,671
Provision for loan losses	1,062	881
Loans charged-off	(434)	(199)
Recoveries of loans previously charged-off	252	12

Balance at end of year	$5,245	$4,365

Related Party Loans

Reference Note 13 for a discussion of related party transactions, including loans with related parties.

Loans Held for Sale

At December 31, 2007 and 2006, total loans held for sale were $410,000 and $135,000, respectively, consisting of fixed-rate residential mortgage loans.

Loans Serviced for Others

The Company services certain loans that it has sold with and without recourse to third parties and other loans for which the Company acquired the servicing rights. Loans serviced for others are not included in the Company’s consolidated balance sheets. The aggregate of loans serviced for others amounted to $75.7 million and $72.5 million at December 31, 2007 and 2006, respectively.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 5. OTHER REAL ESTATE OWNED

Other real estate owned is presented at net realizable value. A summary of expenses applicable to other real estate operations for the years ended December 31, 2007 and 2006, is as follows:

	Years Ended December 31,
(Dollars in Thousands)	2007	2006
Net loss from sales or write-downs of other real estate owned, net	$—	$11
Other real estate expense, net	113	12

Expense from other real estate operations	$113	$23

NOTE 6. PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2007 and 2006 are summarized as follows:

	December 31,
(Dollars in Thousands)	2007	2006
Land	$145	$145
Buildings	5,600	5,455
Leasehold improvements	6,986	5,225
Furniture and equipment	9,391	9,166
Construction in process	390	418

	22,512	20,409
Accumulated depreciation and amortization	(10,706)	(9,897)

Premises and equipment, net	$11,806	$10,512

At December 31, 2007 and 2006, construction in process primarily relates to design and site costs associated with new branch locations and other incidental branch improvements. Outstanding commitments relative to the construction of new branches in the aggregate totaled $591,000 at December 31, 2007.

Depreciation and amortization expense for the years ended December 31, 2007 and 2006 was $2.1 million and $1.8 million, respectively.

Reference Note 12 for a schedule of future minimum rental commitments pursuant to the terms of noncancelable lease agreements in effect at December 31, 2007 relating to premises and equipment.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 7. GOODWILL AND OTHER INTANGIBLES

Goodwill

In November 2005, the Bank acquired the net assets of SI Trust Servicing, with a fair value of $58,000, for a purchase price of $701,000, resulting in goodwill of $643,000. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized for financial reporting purposes but rather evaluated for impairment. No impairment charges relating to goodwill were recognized during the years ended December 31, 2007 and 2006.

Core Deposit Intangible

In 1998, the Bank acquired certain assets and assumed certain deposit liabilities of the Canterbury, Connecticut branch of Chelsea Groton Savings Bank. In consideration of the assumption of $8.1 million of deposit liabilities, the Bank received $7.1 million in cash and other assets. The resulting core deposit premium intangible was amortized over 10 years using the straight-line method. The net book value of this asset at December 31, 2007 and 2006 is as follows:

	December 31,
(Dollars in Thousands)	2007	2006
Core deposit intangible	$973	$973
Accumulated amortization	(973)	(875)

Core deposit intangible, net	$—	$98

Amortization expense, relating solely to the core deposit intangible, was $98,000 and $97,000 for the years ended December 31, 2007 and 2006, respectively.

NOTE 8. DEPOSITS

A summary of deposit balances, by type, at December 31, 2007 and 2006 is as follows:

	December 31,
(Dollars in Thousands)	2007	2006
Noninterest-bearing demand deposits	$56,762	$55,703

Interest-bearing accounts:
NOW and money market accounts	151,237	126,567
Savings accounts	66,439	77,774
Certificates of deposit (1)	273,897	278,632

Total interest-bearing accounts	491,573	482,973

Total deposits	$548,335	$538,676

(1)	Includes brokered deposits of $2.1 million and $7.1 million at December 31, 2007 and 2006, respectively.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Certificates of deposit in denominations of $100,000 or more were $80.7 million and $74.3 million at December 31, 2007 and 2006, respectively. With the exception of self-directed retirement accounts which are insured up to $250,000, deposits in excess of $100,000 are not federally insured.

Contractual maturities of certificates of deposit as of December 31, 2007 are summarized below.

(Dollars in Thousands)
2008	$211,959
2009	27,712
2010	28,647
2011	1,799
2012	3,298
Thereafter	482

Total certificates of deposit	$273,897

A summary of interest expense by account type for the years ended December 31, 2007 and 2006 is as follows:

	Years Ended December 31,
(Dollars in Thousands)	2007	2006
NOW and money market accounts	$1,960	$1,001
Savings accounts (1)	1,053	961
Certificates of deposit (2)	12,718	11,165

Total	$15,731	$13,127

(1)	Includes interest expense on mortgagors’ and investors’ escrow accounts.
(2)	Includes interest expense on brokered deposits.

Related Party Deposits

Reference Note 13 for a discussion of related party transactions, including deposits from related parties.

NOTE 9. BORROWINGS

Federal Home Loan Bank Advances

The Bank is a member of the Federal Home Loan Bank of Boston. At December 31, 2007 and 2006, the Bank had access to a pre-approved secured line of credit with the FHLB of $10.0 million and $6.2 million, respectively, and the capacity to obtain additional advances up to a certain percentage of the value of its qualified collateral, as defined in the FHLB Statement of Credit Policy. In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances. At December 31, 2007 and 2006, there were no advances outstanding under the line of credit. Other outstanding advances from the FHLB aggregated $141.6 million and $112.0 million at December 31, 2007 and 2006, respectively, at interest rates ranging from 2.65% to 5.84% and 2.34% to 5.85%, respectively.

FHLB advances are secured by the Company’s investment in FHLB stock and other qualified collateral, which is based on a percentage of its outstanding residential first mortgage loans. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the FHLB.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Junior Subordinated Debt Owed to Unconsolidated Trusts

SI Capital Trust I (the “Trust “), a wholly-owned subsidiary of the Company, was formed on March 25, 2002. The Trust had no independent assets or operations, and was formed to issue $7.0 million of trust securities and invest the proceeds thereof in an equivalent amount of junior subordinated debentures issued by the Company. Interest on the junior subordinated debentures was based on six-month LIBOR plus 3.70%. The trust securities were redeemed at par on April 22, 2007 and the Trust was subsequently dissolved.

On August 31, 2006, the Company formed SI Capital Trust II (“Trust II”), and issued $8.0 million of trust preferred securities through a pooled trust preferred securities offering. The Company owns all of the common securities of Trust II, which has no independent assets or operations. SI Capital Trust II was formed to issue trust preferred securities and invest the proceeds in an equivalent amount of junior subordinated debentures issued by the Company. The trust preferred securities mature in 30 years and bear interest at three-month LIBOR plus 1.70%. The Company may redeem the trust-preferred securities, in whole or in part, on or after September 15, 2011, or earlier under certain conditions.

The subordinated debt securities are unsecured obligations of the Company and are subordinate and junior in right of payment to all present and future senior indebtedness of the Company. The Company has entered into a guarantee, which together with its obligations under the subordinated debt securities and the declaration of trust governing Trust and Trust II, including its obligations to pay costs, expenses, debts and liabilities, other than trust securities, provides a full and unconditional guarantee of amounts on the capital securities. If the Company defers interest payments on the junior subordinated debt securities, or otherwise is in default of the obligations, the Company would be prohibited from making dividend payments to its shareholders.

The contractual maturities of borrowings, by year, at December 31, 2007 are as follows:

(Dollars in Thousands)	FHLB Advances(1)(2)	Subordinated Debt	Total
2008 (1)	$41,119	$—	$41,119
2009	27,500	—	27,500
2010 (2)	40,000	—	40,000
2011 (2)	12,000	—	12,000
2012	14,000	—	14,000
Thereafter (2)	7,000	8,248	15,248

Total long-term debt	$141,619	$8,248	$149,867

Weighted-average rate	4.53%	6.69%	4.65%

(1)	Interest rates on the FHLB advances are primarily fixed. A variable rate advance of $2.0 million matures in 2008.
(2)	Includes FHLB advances that are callable in the aggregate of $8.0 million during 2008. These advances are reported based on their scheduled maturity in the summary table presented above.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 10. INCOME TAXES

The components of the income tax provision for the years ended December 31, 2007 and 2006 are as follows:

	Years ended December 31,
(Dollars in Thousands)	2007	2006
Current tax provision:
Federal	$1,229	$2,020
State	1	1

Total current tax provision	1,230	2,021

Deferred tax benefit:
Federal	(690)	(865)

Total deferred tax benefit	(690)	(865)

Total provision for income taxes	$540	$1,156

A reconciliation of the anticipated income tax provision, based on the statutory tax rate of 34.0%, to the provision for income taxes as reported in the statements of income is as follows:

	Years Ended December 31,
(Dollars in Thousands)	2007	2006
Provision for income tax at statutory rate	$664	$1,338
Increase (decrease) resulting from:
Dividends received deduction	(21)	(13)
Bank-owned life insurance	(100)	(95)
Tax-exempt income	(9)	(12)
Employee benefit plans	72	70
Nondeductible expenses	6	6
Other	(72)	(138)

Total provision for income taxes	$540	$1,156

Effective tax rate	27.7%	29.4%

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below:

	December 31,
(Dollars in Thousands)	2007	2006
Deferred tax assets:
Allowance for loan losses	$1,884	$1,517
Goodwill and other intangibles	95	104
Unrealized losses on available for sale securities	296	612
Depreciation of premises and equipment	594	434
Investment write-downs	67	67
Charitable contribution carry-forward	234	408
Deferred compensation	931	646
Employee benefit plans	292	227
Capital loss carry-forward	90	160
Interest receivable on nonaccrual loans	164	9
Other	188	246

Total deferred assets	4,835	4,430

Deferred tax liabilities:
Unrealized gains on available for sale securities	556	91
Deferred loan costs	866	845
Mortgage servicing asset	143	133

Total deferred liabilities	1,565	1,069

Deferred tax asset, net	$3,270	$3,361

At December 31, 2007, the charitable contribution carry-forward, primarily related to the contribution of the Company’s common stock to SI Financial Group Foundation, Inc. in 2004, was approximately $688,000. The utilization of charitable contributions for any tax year is limited to 10% of taxable income without regard to charitable contributions, net operating losses and dividend received deductions. An organization is permitted to carry over contributions that exceed the annual 10% limitation as a deduction to the five succeeding tax years provided the organization has sufficient earnings. The Company estimates that the deferred tax asset related to this contribution carry-forward will be realized prior to its expiration in 2009 and therefore, no valuation allowance has been established.

Retained earnings at December 31, 2007 and 2006 includes a contingency reserve for loan losses of $3.7 million, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to savings banks. Amounts transferred to the reserve have been claimed as deductions from taxable income, and, if the reserve is used for purposes other than to absorb losses on loans, a federal income tax liability could be incurred. It is not anticipated that the Company will incur a federal income tax liability relating to this reserve balance, and accordingly, deferred income taxes of approximately $1.3 million at December 31, 2007 and 2006 have not been recognized.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Effective for taxable years commencing after December 31, 1998, financial services companies doing business in Connecticut are permitted to establish a “passive investment company” (“PIC”) to hold and manage loans secured by real property. PICs are exempt from Connecticut corporation business tax, and dividends received by the financial services companies from PICs are not taxable. In January 1999, the Bank established a PIC, as a wholly-owned subsidiary, and in June 2000, began to transfer a portion of its residential and commercial mortgage loan portfolios from the Bank to the PIC. A substantial portion of the Company’s interest income is now derived from the PIC, an entity whose net income is exempt from State of Connecticut taxes, and accordingly, state income taxes represent minimum state tax amounts. The Bank’s ability to continue to realize the tax benefits of the PIC is subject to the PIC continuing to comply with all statutory requirements related to the operations of the PIC.

In accordance with the provisions of FIN 48, in future periods, the Company may record a liability for unrecognized tax benefits related to the recognition, derecognition or change in measurement of a tax position as a result of new tax positions, changes in management’s judgment about the level of uncertainty of existing tax positions, expiration of open income tax returns due to the statutes of limitation, status of examinations and litigation and legislative activity.

The Company has elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in the Company’s Consolidated Statements of Income.

With limited exception, the Company is no longer subject to United States federal, state and local income tax examinations by the tax authorities for the years prior to 2004.

NOTE 11. BENEFIT PLANS

Profit Sharing and 401(k) Savings Plan

The Bank’s Profit Sharing and 401(k) Savings Plan (the “Plan”) is a tax-qualified defined contribution plan for the benefit of its eligible employees. The Bank’s profit sharing contribution to the Plan is a discretionary amount authorized by the Board of Directors, based on the financial results of the Bank. An employee’s share of the profit sharing contribution represents the ratio of the employee’s salary to the total salary expense of the Bank. Participants vest in the Bank’s discretionary profit sharing contributions based on years of service, with 100% vesting attained upon five years of service. There were no profit sharing contributions for the years ended December 31, 2007 and 2006.

The Bank’s Plan also includes a 401(k) feature. Eligible participants may make salary deferral contributions of up to 100% of earnings subject to Internal Revenue Services limitations. The Bank makes matching contributions equal to 50% of the participants’ contributions up to 6% of the participants’ earnings. Participants are immediately vested in their salary deferral contributions, employer matching contributions and earnings thereon. Bank contributions were $229,000 and $222,000 for the years ended December 31, 2007 and 2006, respectively.

Group Term Replacement Plan

The Bank maintains the Group Term Replacement Plan to provide a death benefit to executives designated by the Compensation Committee of the Board of Directors. The death benefits are funded through certain insurance policies that are owned by the Bank on the lives of the participating executives. The Bank pays the life insurance premiums, which fund the death benefits from its general assets, and is the beneficiary of any death benefits exceeding any executive’s maximum dollar amount specified in his or her split-dollar endorsement policy. The maximum dollar amount of each executive’s split-dollar death benefit equals three times the executive’s annual compensation less $50,000 pre-retirement and

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

three times final annual compensation post-retirement not to exceed a specified dollar amount. For purposes of the plan, annual compensation includes an executive’s base compensation, commissions and cash bonuses earned under the Bank’s bonus plan. Participation in the plan ceases if an executive is terminated for cause or the executive terminates employment for reasons other than death, disability or retirement. If the Bank wishes to maintain the insurance after a participant’s termination in the plan, the Bank will be the direct beneficiary of the entire death proceeds of the insurance policies.

At December 31, 2007, no liability has been recognized on the consolidated balance sheets for such death benefits. In September 2006, the EITF reached a consensus on EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” As a result, effective for fiscal years beginning after December 15, 2007, the Company will recognize the provisions of the consensus as a change in accounting principle through a cumulative effect adjustment to retained earnings in the amount of $547,000 in January 2008 and recognize changes in the actuarial present value of the future death benefit liability as a charge to earnings. See Note 1 – Recent Accounting Pronouncements.

Executive Supplemental Retirement Agreements – Defined Benefit

The Bank maintains unfunded supplemental defined-benefit retirement agreements with its directors and members of senior management. These agreements provide for supplemental retirement benefits to certain executives based upon average annual compensation and years of service. Entitlement of benefits commence upon the earlier of the executive’s termination of employment (other than for cause), at or after attaining age 65 or, depending on the executive, on the date when the executive’s years of service and age total 80 or 78. Total expenses incurred under these agreements for the years ended December 31, 2007 and 2006 were $812,000 and $740,000, respectively.

Performance-Based Incentive Plan

The Bank has an incentive plan whereby all management and staff members are eligible to receive a bonus tied to both Company and individual performance. Discretionary contributions to the plan require the approval of the Board of Directors’ Compensation Committee. Total expense recognized was $267,000 and $352,000 for the years ended December 31, 2007 and 2006, respectively.

Supplemental Executive Retirement Plan

The Bank maintains the Supplemental Executive Retirement Plan to provide restorative payments to executives, designated by the Board of Directors, who are prevented from receiving the full benefits of the Bank’s Profit Sharing and 401(k) Savings Plan and Employee Stock Ownership Plan. The supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control prior to the complete scheduled repayment of the ESOP loan. For the years ended December 31, 2007 and 2006, the President and Chief Executive Officer was designated by the Board of Directors to participate in the plan. Total expense incurred under this plan was $7,000 and $6,000 for the years ended December 31, 2007 and 2006, respectively.

Employee Stock Ownership Plan

In September 2004, the Bank established an Employee Stock Ownership Plan for the benefit of its eligible employees. The Company provided a loan to the Savings Institute Bank and Trust Company Employee Stock Ownership Plan of $4.9 million which was used to purchase 492,499 shares of the Company’s outstanding stock. The loan bears interest equal to 4.75% and provides for annual payments of interest and principal over the 15-year term of the loan.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

At December 31, 2007, the remaining principal balance on the ESOP debt is payable as follows:

(Dollars in Thousands)
2008	$264
2009	277
2010	290
2011	304
2012	318
Thereafter	2,693

Total	$4,146

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased, which are held in a suspense account for allocation among participants as the loan is repaid.

Shares held by the ESOP include the following at December 31, 2007 and 2006:

	December 31,
(Dollars in Thousands)	2007	2006
Allocated	67,865	38,963
Committed to be Allocated	32,295	32,295
Unallocated	387,545	419,840

Total shares	487,705	491,098

Fair value of unallocated shares	$3,813	$5,151

Total compensation expense recognized in connection with the ESOP was $372,000 and $367,000 for the years ended December 31, 2007 and 2006, respectively.

Equity Incentive Plan

The 2005 Equity Incentive Plan (the “Incentive Plan”) allows the Company to grant up to 615,623 stock options and 246,249 shares of restricted stock to its employees, officers, directors and directors emeritus. Both incentive stock options and non-statutory stock options may be granted under the plan. All options have a contractual life of ten years and vest equally over a period of five years beginning on the first anniversary of the date of grant. At December 31, 2007, a total of 112,073 stock options were available for future grants. All restricted stock awards under the Company’s Incentive Plan were granted in May 2005 and vest equally over a period of five years beginning on the first anniversary of the date of grant.

In accordance with SFAS 123(R), the Company recognized share-based compensation expense related to the stock option and restricted stock awards for the years ended December 31, 2007 and 2006 of $784,000 and $765,000, respectively.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

The fair value of each option is determined at the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

	December 31,
	2007	2006
Expected term (years)	10.0	10.0
Expected dividend yield	1.50%	1.50%
Expected volatility	19.24	20.02
Risk-free interest rate	4.38	4.57
Fair value of options granted	$3.84	$3.64

The expected term is based on the estimated life of the stock options. The dividend yield assumption is based on the Company’s historical and expected dividend pay-outs. The expected volatility is based on the Company’s historical volatility. The risk-free interest rate is based on the implied yields of U.S. Treasury zero-coupon issues for periods within the contractual life of the awards in effect at the time of the stock option grants.

The following is a summary of activity for the Company’s stock options for the years ended December 31, 2007 and 2006:

	December 31, 2007		December 31, 2006
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Options outstanding at beginning of year	467,500	$10.13	463,500	$10.10
Options granted	41,500	12.51	10,000	11.39
Options forfeited/cancelled	(5,450)	10.10	(6,000)	10.10

Options outstanding at end of year	503,550	$10.32	467,500	$10.13

Options exercisable at end of year	184,200	$10.11	91,500	$10.10

The following table summarizes information relating to stock options outstanding and exercisable at December 31, 2007:

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price
$10.10	452,050	7.38	$10.10	182,200	7.38	$10.10
11.39	10,000	8.15	11.39	2,000	8.15	11.39
12.51	41,500	9.46	12.51	—	—	—

	503,550	7.57	$10.32	184,200	7.39	$10.11

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

There were no stock options exercised during the years ended December 31, 2007 and 2006. The intrinsic value of all stock options outstanding and exercisable at December 31, 2007 was zero. At December 31, 2007, there was $786,000 of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a period of 4.5 years.

The grant date fair value for each of the 246,249 shares of restricted stock granted was $10.10. The aggregate fair value of restricted stock awards that vested during the years ended December 31, 2007 and 2006 was $603,000 and $535,000, respectively. At December 31, 2007, there was $1.2 million of total unrecognized compensation costs related to unvested restricted stock awards granted under the Incentive Plan, which is expected to be recognized over a period of 2.4 years.

Bank-Owned Life Insurance

The Company has an investment in, and is the beneficiary of, life insurance policies on the lives of certain officers. The purpose of these life insurance investments is to provide income through the appreciation in cash surrender value of the policies, which is used to offset the costs of various benefit and retirement plans. These policies had aggregate cash surrender values of $8.4 million and $8.1 million at December 31, 2007 and 2006, respectively. Income earned on these life insurance policies aggregated $294,000 and $279,000 for the years ended December 31, 2007 and 2006, respectively.

NOTE 12. OTHER COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments and contingencies that are not reflected in the accompanying consolidated financial statements. The Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Loan Commitments and Letters of Credit

The contractual amounts of commitments to extend credit represent the amounts of potential loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral be determined as worthless. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31, 2007 and 2006 were as follows:

	December 31,
(Dollars in Thousands)	2007	2006
Commitments to extend credit:
Future loan commitments (1)	$16,288	$7,658
Undisbursed construction loans	21,961	27,010
Undisbursed home equity lines of credit	20,203	21,554
Undisbursed commercial lines of credit	11,496	12,070
Overdraft protection lines	1,464	1,424
Standby letters of credit	605	1,178

Total	$72,017	$70,894

(1)

Includes fixed rate loan commitments of $3.9 million at interest rates ranging from 5.38% to 8.50% and $2.6 million at interest rates ranging from 5.13% to 8.00% at December 31, 2007 and 2006, respectively.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include residential and commercial property, accounts receivable, inventory, property, plant and equipment, deposits and securities.

Undisbursed commitments under construction, home equity or commercial lines of credit are commitments for future extensions of credit to existing customers. Total undisbursed amounts on lines of credit may expire without being fully drawn upon and therefore, do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Letters of credit are primarily issued to support public or private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year.

The Company adopted the provisions of Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” effective July 1, 2003, which includes the Company’s commitments to fund loans held for sale. Newly issued or modified guarantees that are not derivative contracts, are required to be recorded on the Company’s consolidated balance sheets at their fair value at the date of inception. The Company did not record a liability related to such guarantees on the consolidated balance sheets at December 31, 2007 and 2006.

Loans Sold with Recourse

At December 31, 2007 and 2006, the outstanding balance of loans sold with recourse was $52,000 and $59,000, respectively. Loan repurchase commitments are agreements to repurchase loans previously sold upon the occurrence of conditions established in the contract, including default by the underlying borrower. The Company determined that losses relating to loans sold with recourse were not probable and therefore, a liability was not recorded on the consolidated balance sheets at December 31, 2007 and 2006.

Operating Lease Commitments

The Company leases certain of its branch offices and equipment under operating lease agreements that expire at various dates through 2027. In addition to rental payments, the branch leases require payments for property taxes in excess of base year taxes.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Future minimum rental commitments pursuant to the terms of noncancelable lease agreements, by year and in the aggregate, at December 31, 2007, are as follows:

(Dollars in Thousands)
2008	$1,390
2009	1,370
2010	1,275
2011	1,115
2012	974
Thereafter	9,572

Total	$15,696

Rental expense charged to operations for cancelable and noncancelable operating leases was $1.2 million and $1.1 million for the years ended December 31, 2007 and 2006, respectively.

Rental Income Under Subleases

The Company subleased excess office space to one tenant under a noncancelable operating lease with a remaining term of five and one half years. Future minimum lease payments receivable for the noncancelable lease at December 31, 2007, is as follows:

(Dollars in Thousands)
2008	$14
2009	15
2010	16
2011	17
2012	19
Thereafter	10

Total	$91

Rental income under noncancelable leases was $13,000 for each of the years ended December 31, 2007 and 2006.

Legal Matters

The Company is involved in various legal proceedings that occur in the normal course of business. Management believes that resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

Investment Commitments

In 2007, the Bank became a limited partner in a second SBIC and committed to make a capital investment of $1.0 million in the limited partnership. At December 31, 2007, the Bank’s remaining off-balance sheet commitment for the capital investment was $847,000.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 13. RELATED PARTY TRANSACTIONS

Loans Receivable

In the normal course of business, the Bank grants loans to related parties. Related parties include directors and certain officers of the Company and its subsidiaries and their immediate family members and respective affiliates in which they have a controlling interest. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with customers, and did not involve more than the normal risk of collectibility. At December 31, 2007 and 2006, all related party loans were performing in accordance with their terms.

Changes in loans outstanding to such related parties during the years ended December 31, 2007 and 2006 are as follows:

	Years Ended December 31,
(Dollars in Thousands)	2007	2006
Balance at beginning of year	$1,899	$1,743
Additions	368	1,731
Repayments	(194)	(1,575)

Balance at end of year	$2,073	$1,899

Deposits

Deposit accounts of directors, certain officers and other related parties aggregated $2.2 million and $1.7 million at December 31, 2007 and 2006, respectively.

Operating Expenses

During the years ended December 31, 2007 and 2006, the Company paid $21,000 and $24,000, respectively, for supplies and advertising, to companies related to directors of the Company.

SI Bancorp, MHC – Mutual Holding Company Parent

SI Bancorp, MHC owns a majority of the Company’s common stock and, through its Board of Directors, exercise voting control over most matters put to a vote of shareholders. The same directors and officers who manage the Company and the Bank also manage SI Bancorp, MHC. As a federally-chartered mutual holding company, the Board of Directors of SI Bancorp, MHC must ensure that the interests of depositors of the Bank are represented and considered in matters put to a vote of shareholders of the Company. Therefore, the votes cast by SI Bancorp, MHC may not be in the best interest of all shareholders. For example, SI Bancorp, MHC may exercise its voting control to prevent a sale or merger transaction, a second-step conversion transaction or defeat a shareholder nominee for election to the Board of Directors of the Company. The matters as to which shareholders, other than SI Bancorp, MHC, will be able to exercise voting control are limited and include any proposal to implement a stock-based incentive plan.

NOTE 14. REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items, as calculated

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to total assets (as defined). As of December 31, 2007 and 2006, the Bank met the conditions to be classified as “well capitalized” under the regulatory framework for prompt corrective action. As a savings and loan holding company regulated by the Office of Thrift Supervision, the Company is not subject to any separate regulatory capital requirements.

The Bank’s actual capital amounts and ratios at December 31, 2007 and 2006 were:

December 31, 2007:	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-based Capital Ratio	$71,444	15.21%	$37,577	8.00%	$46,972	10.00%
Tier I Risk-based Capital Ratio	67,483	14.37	18,784	4.00	28,177	6.00
Tier I Capital Ratio	67,483	8.75	30,849	4.00	38,562	5.00
Tangible Equity Ratio	67,483	8.75	11,569	1.50	n/a	n/a

December 31, 2006:	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-based Capital Ratio	$70,127	15.84%	$35,418	8.00%	$44,272	10.00%
Tier I Risk-based Capital Ratio	65,776	14.86	17,706	4.00	26,558	6.00
Tier I Capital Ratio	65,776	8.97	29,332	4.00	36,664	5.00
Tangible Equity Ratio	65,776	8.97	10,999	1.50	n/a	n/a

A reconciliation of the Company’s total capital to the Bank’s regulatory capital is as follows:

	December 31,
(Dollars in Thousands)	2007	2006
Total capital per consolidated financial statements	$82,087	$82,386
Holding company equity not available for regulatory capital	(13,442)	(16,767)
Accumulated (gains) losses on available for sale securities	(519)	898
Intangible assets	(643)	(741)

Total tier 1 capital	67,483	65,776

Adjustments for total capital:
Unrealized gains on available for sale equity securities	15	—
Allowance for loan losses	3,946	4,351

Total capital per regulatory reporting	$71,444	$70,127

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 15. OTHER COMPREHENSIVE INCOME

Other comprehensive income, which is comprised solely of the change in unrealized gains and losses on available for sale securities, for the years ended December 31, 2007 and 2006 is as follows:

	December 31, 2007
(Dollars in Thousands)	Before Tax Amount	Tax Effects	Net of Tax Amount
Unrealized holding gains on available for sale securities	$2,402	$(817)	$1,585
Reclassification adjustment for gains recognized in net income	(106)	36	(70)

Unrealized holding gains on available for sale securities, net of taxes	$2,296	$(781)	$1,515

	December 31, 2006
(Dollars in Thousands)	Before Tax Amount	Tax Effects	Net of Tax Amount
Unrealized holding gains on available for sale securities	$622	$(211)	$411
Reclassification adjustment for losses recognized in net income	284	(97)	187

Unrealized holding gains on available for sale securities, net of taxes	$906	$(308)	$598

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISK

Financial Accounting Standards Board Statement No. 107, “Disclosures About Fair Value of Financial Instruments” (“FAS 107”), requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparisons to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

The following methods and assumptions were used by the Company in estimating fair value disclosures of its financial instruments:

•	Cash and cash equivalents. The carrying amounts of these instruments approximate the fair values.

•

Securities. Fair values, excluding restricted FHLB stock, are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

•	Loans held for sale. The fair value of loans held for sale is estimated using quoted market prices.

•

Loans receivable. For variable rate loans which reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair value of fixed-rate loans are estimated by discounting the future cash flows using the year-end rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

•	Accrued interest receivable. The carrying amount of accrued interest approximates fair value.

•

Deposits. The fair value of demand deposits, negotiable orders of withdrawal, regular savings, certain money market deposits and mortgagors’ and investors’ escrow accounts is the amount payable on demand at the reporting date. The fair value of certificates of deposit and other time deposits is estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities to a schedule of aggregated expected maturities on such deposits.

•

Federal Home Loan Bank advances. The fair value of the advances is estimated using a discounted cash flow calculation that applies current FHLB interest rates for advances of similar maturity to a schedule of maturities of such advances.

•	Junior subordinated debt owed to unconsolidated trust. Based on the floating rate characteristic of these instruments, the carrying value is considered to approximate fair value.

•

Off-balance sheet instruments. Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings.

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2007 or 2006. The estimated fair value amounts for 2007 and 2006 have been measured as of their respective year-ends, and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company’s assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company’s disclosures and those of other banks may not be meaningful.

As of December 31, 2007 and 2006, the recorded carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	2007		2006
(Dollars in Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Noninterest-bearing deposits	$14,543	$14,543	$14,984	$14,984
Interest-bearing deposits	5,126	5,126	3,824	3,824
Federal funds sold	1,000	1,000	7,300	7,300
Available for sale securities	141,914	141,914	119,508	119,508
Loans held for sale	410	410	135	135
Loans receivable, net	587,538	584,882	574,111	566,421
Federal Home Loan Bank stock	7,802	7,802	6,660	6,660
Accrued interest receivable	3,528	3,528	3,824	3,824
Financial Liabilities:
Savings deposits	66,439	66,439	77,774	77,774
Demand deposits, negotiable orders of withdrawal and money market accounts	207,999	207,999	182,270	182,270
Certificates of deposit	273,897	276,023	278,632	280,212
Mortgagors’ and investors’ escrow accounts	3,437	3,437	3,246	3,246
Federal Home Loan Bank advances	141,619	142,814	111,956	109,867
Junior subordinated debt owed to unconsolidated trust	8,248	8,248	15,465	15,465

Off-Balance Sheet Instruments

Loan commitments on which the committed interest rate is less than the current market rate are insignificant at December 31, 2007 and 2006.

The Company assumes interest rate risk, which represents the risk that general interest rate levels will change, as a result of its normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed-rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 17. RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be declared in a given calendar year is generally limited to the net income of the Bank for that year plus retained net income for the preceding two years.

At December 31, 2007 and 2006, the Bank’s retained earnings available for payment of dividends was $6.4 million and $8.3 million, respectively. Accordingly, $62.2 million and $57.3 million of the Company’s equity in the net assets of the Bank were restricted at December 31, 2007 and 2006, respectively.

In addition, the Company is further restricted, under its junior subordinated debt obligation, from paying dividends to its shareholders if the Company has deferred interest payments or has otherwise defaulted on its junior subordinated debt obligations.

Under federal regulation, the Bank is also limited to the amount it may loan to the Company, unless such loans are collateralized by specific obligations. Loans or advances to the Company by the Bank are limited to 10% of the Bank’s capital stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof, would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

At December 31, 2007, SI Bancorp, MHC owned 7.3 million shares of the Company’s common stock. Upon regulatory approval, SI Bancorp, MHC may seek to waive receipt of future dividends declared by the Company. For the years ended December 31, 2007 and 2006, SI Bancorp, MHC waived receipt of all dividends declared by the Company.

NOTE 18. COMMON STOCK REPURCHASE PROGRAM

In November 2005, the Board of Directors approved a plan to repurchase up to 5%, or approximately 628,000 shares, of the Company’s common stock through open market purchases or privately negotiated transactions. Stock repurchases under the program are accounted for as treasury stock, carried at cost, and reflected as a reduction in stockholders’ equity. As of December 31, 2007, the Company repurchased a total of 492,650 shares at a cost of approximately $5.3 million under this plan.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 19. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Condensed financial information pertaining only to the parent company, SI Financial Group, Inc., is as follows:

Condensed Balance Sheets	December 31,
(Dollars in Thousands)	2007	2006
Assets:
Cash and cash equivalents	$5,013	$6,973
Available for sale securities	9,931	17,748
Investment in Savings Institute Bank and Trust Company	68,645	65,619
Other assets	8,023	8,404

Total assets	$91,612	$98,744

Liabilities and Stockholders’ Equity:
Liabilities	$9,525	$16,358
Stockholders’ equity	82,087	82,386

Total liabilities and stockholders’ equity	$91,612	$98,744

Condensed Statements of Income	Years Ended December 31,
(Dollars in Thousands)	2007	2006
Interest and dividends on investments	$662	$605
Other income	289	387

Total income	951	992
Operating expenses	1,157	1,188

Loss before income taxes and equity in undistributed income of subsidiary	(206)	(196)
Income tax benefit	167	166

	(39)	(30)
Equity in undistributed income of subsidiary	1,451	2,808

Net income	$1,412	$2,778

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Condensed Statements of Cash Flows	Years Ended December 31,
(Dollars in Thousands)	2007	2006
Cash flows from operating activities:
Net income	$1,412	$2,778
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income of subsidiary	(1,451)	(2,808)
Excess tax benefit from share-based payment arrangements	(36)	(13)
Other, net	(7)	(60)

Cash used in operating activities	(82)	(103)

Cash flows from investing activities:
Purchase of available for sale securities	(2,394)	(5,763)
Proceeds from maturities of available for sale securities	7,875	131
Proceeds from sale of available for sale securities	2,472	—
Other, net	1,848	2

Cash provided by (used in) investing activities	9,801	(5,630)

Cash flows from financing activities:
Treasury stock purchased	(3,685)	(1,438)
Cash dividends on common stock	(733)	(777)
Excess tax benefit from share-based payment arrangements	36	13
(Repayments of) proceeds from subordinated debt borrowings	(7,217)	8,248
Other, net	(80)	—

Cash (used in) provided by financing activities	(11,679)	6,046

Net change in cash and cash equivalents	(1,960)	313
Cash and cash equivalents at beginning of year	6,973	6,660

Cash and cash equivalents at end of year	$5,013	$6,973

Supplemental Cash Flow Information:
Declared dividends	$733	$740

NOTE 20. SUBSEQUENT EVENTS

Branch Acquisition Agreements

On January 14, 2008, the Company announced that it had completed its acquisition of Eastern Federal Bank’s branch office located in Colchester, Connecticut, which was announced in October 2007. In accordance with FASB No. 141, “Business Combinations” the Company accounted for the branch acquisition as a purchase in January 2008. The Company acquired assets, including cash, loans and fixed assets totaling $423,000 and assumed deposit liabilities of $18.4 million.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

On November 14, 2007, the Company announced that it had reached an agreement with the Bank of Southern Connecticut to acquire their New London branch office. The Company completed the acquisition, which was accounted for as a purchase, during the first quarter of 2008. The Company acquired assets, including cash, loans and fixed assets, aggregating $8.0 million and assumed deposit liabilities totaling $9.3 million.

Stock Repurchase Program

On February 20, 2008, the Company’s Board of Directors approved the repurchase of up to 5%, or approximately 596,000 shares, of the Company’s outstanding common stock. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchased shares will be held as treasury stock and carried at cost.

COMMON STOCK INFORMATION

The common stock of the Company is listed on the NASDAQ Global Market (“NASDAQ”) under the trading symbol “SIFI.” As of March 14, 2008, there were 11,891,600 shares of common stock outstanding, which were held by approximately 907 stockholders of record, including SI Bancorp, MHC.

The following table sets forth the market price and dividend information for the Company’s common stock for the periods indicated, as reported by NASDAQ.

	Price Range		Dividends Declared
Year Ended December 31, 2007:	High	Low
First Quarter	$13.94	$11.77	$0.04
Second Quarter	12.84	11.19	0.04
Third Quarter	11.97	9.95	0.04
Fourth Quarter	11.10	9.15	0.04

	Price Range		Dividends Declared
Year Ended December 31, 2006:	High	Low
First Quarter	$11.75	$10.35	$0.04
Second Quarter	11.16	10.72	0.04
Third Quarter	11.99	11.00	0.04
Fourth Quarter	12.75	11.31	0.04