Form 10-K, Exhibit 13
period 2008-12-31
SI Financial Group, Inc.
filed 2009-03-27
CIK 1292580

Exhibit 13.0

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding changes in the Company’s financial condition as of December 31, 2008 and 2007 and the results of operations for the years ended December 31, 2008 and 2007. The information contained in this section should be read in conjunction with the consolidated financial statements and notes contained elsewhere in this annual report.

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

Offer a full range of financial services. The Bank has a long tradition of focusing on the needs of consumers and small and medium-sized businesses in the community and being an active corporate citizen. The Bank delivers personalized service and responds with flexibility to customers’ needs. The

Bank believes its community orientation is attractive to its customers and distinguishes it from the large regional banks that operate in its market area and it intends to maintain this focus as it grows. In this context, the Bank is striving to become a true financial services company offering its customers one-stop shopping for all of their financial needs through banking, investments, insurance and trust products and services. The Bank hopes that its broad array of product offerings will deepen its relationships with its current customers and entice new customers to begin banking with them, ultimately increasing fee income and profitability.

SI Trust Servicing, the third-party provider of trust outsourcing services for community banks that was acquired by the Bank in November 2005, expands the products offered by the Bank, and offers trust services to other community banks, while presenting significant growth opportunities for the Company’s wealth management business and earnings.

Expand branch network into new market areas. Since 2000, the Bank has opened a new branch office in each of North Windham, Lisbon, Mansfield Center, Tolland, South Windsor and East Hampton, Connecticut. The Bank intends to continue to pursue expansion in Hartford, New London, Tolland and Windham Counties in future years, whether through de novo branching or acquisitions. During the first quarter of 2008, the Bank completed its acquisition of branch offices located in Colchester and New London, Connecticut. During the second quarter of 2008, the Bank completed the relocation of its Brooklyn, Connecticut office.

Pursue opportunities to increase commercial lending. Multi-family and commercial real estate and commercial business loans increased $36.7 million and $8.9 million for the years ended December 31, 2008 and 2007, respectively, and comprised 38.5% of total loans at December 31, 2008. There are many multi-family and commercial properties and businesses located in the Bank’s market area and the larger lending relationships associated with these commercial opportunities may be pursued, while continuing to originate any such loans in accordance with the Bank’s conservative underwriting guidelines.

Apply conservative underwriting practices and maintain high quality loan portfolio. The Bank believes that high asset quality is a key to long-term financial success. The Bank has sought to maintain a high level of asset quality and moderate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts. Despite the Bank’s conservative underwriting practices, nonperforming loans increased from $7.6 million at December 31, 2007 to $9.3 million at December 31, 2008. At December 31, 2008, nonperforming loans were 1.5% of the total loan portfolio and 1.1% of total assets. Although the Bank intends to increase its multi-family and commercial real estate and commercial business lending, it intends to continue its philosophy of managing large loan exposures through a conservative approach to lending.

Manage net interest margin and net interest spread. The Company intends to continue to manage its net interest margin and net interest spread by seeking to increase lending levels, especially commercial loans. Multi-family and commercial real estate loans and commercial business loans typically have higher yields, which increase the Company’s net interest margin and net interest spread. However, loans secured by multi-family and commercial real estate and commercial business loans are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans.

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

Increase deposits. The Company’s primary source of funds is retail deposit accounts. Deposits have continued to increase primarily due to competitive interest rates, the movement of customer funds out of riskier investments, including the stock market and, the addition of new branch offices and new product offerings. The Company intends to continue to increase its deposits by continuing to offer exceptional customer service and by focusing on increasing its commercial deposits from small and medium-sized businesses through additional business banking products.

Critical Accounting Policies

The Company considers accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. The Company considers the allowance for loan losses, other-than-temporary impairment of securities, deferred income taxes and the impairment of long-lived assets to be its critical accounting policies.

Allowance for Loan Losses. Determining the amount of allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the size and the composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectibility of the loan portfolio. The level of the allowance for loan losses fluctuates primarily due to changes in the size and composition of the loan portfolio and in the level of nonperforming loans, classified assets and charge-offs. A portion of the allowance is established by segregating the loans by loan category and assigning allocation percentages based on our historical loss experience and delinquency trends. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current economic environment. Accordingly, increases in the size of the loan portfolio and the increased emphasis on commercial real estate and commercial business loans, which carry a higher degree of risk of default and, thus, a higher allocation percentage, increases the allowance. Additionally, a portion of the allowance is established based on the level of specific nonperforming loans, classified assets or charged-off loans.

Although management believes that it uses the best information available to establish the allowance for loan losses, which is based on estimates that are susceptible to change, future additions to the allowance may be necessary as a result of changes in economic conditions and other factors. Additionally, the Bank’s regulators, as a part of their examination process, periodically review our allowance for loan losses and may require us to increase our allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs. See Notes 1 and 4 in the Company’s Consolidated Financial Statements for additional information.

Other-Than-Temporary Impairment of Securities. One of the significant estimates related to available for sale securities is the evaluation of investments for other-than-temporary impairment. If a decline in the fair value of an available for sale security is judged to be other-than-temporary, a charge is recorded equal to the difference between the fair value and cost or amortized cost basis of the security. Following such write-down in value, the fair value of the other-than-temporarily impaired investment becomes its new cost basis.

The evaluation of securities for impairment is a quantitative and qualitative process, which is subject to risks and uncertainties and is intended to determine whether declines in the fair value of investments should be recognized in current period earnings. The risks and uncertainties include changes in general economic conditions, the issuer’s financial condition or future prospects, the effects of changes in interest rates or credit spreads and the expected recovery period. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Based on this evaluation, during 2008, the Company incurred a $7.1 million impairment charge related to unrealized holding losses on securities it concluded were other-than-temporarily impaired. See Notes 1 and 3 in the Company’s Consolidated Financial Statements for additional information.

Deferred Income Taxes. The Company uses the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change. A reduction in estimated future taxable income may require the Company to record a valuation allowance against its deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings. See Notes 1 and 9 in the Company’s Consolidated Financial Statements.

Impairment of Long-Lived Assets. The Company is required to record certain assets it has acquired, including identifiable intangible assets such as core deposit intangibles, goodwill and certain liabilities that it acquired at fair value, which may involve making estimates based on third-party valuations, such as appraisals or internal valuations based on discounted cash flow analyses or other valuation techniques. Further, long-lived assets, including intangible assets and premises and equipment, that are held and used by us, are presumed to have a useful life. The determination of the useful lives of intangible assets is subjective, as is the appropriate amortization period for such intangible and long-lived assets. Additionally, long-lived assets are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expenses. Testing for impairment is a subjective process, the application of which could result in different evaluations of impairment. See Notes 1, 5 and 6 in the Company’s Consolidated Financial Statements for additional information.

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

	Years Ended December 31,
	2008			2007
(Dollars in Thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Interest-earning assets:
Loans (1)(2)	$608,838	$37,192	6.11%	$584,237	$36,703	6.28%
Securities (3)	178,146	8,946	5.02	131,100	6,363	4.85
Other interest-earning assets	14,160	366	2.58	8,339	286	3.43

Total interest-earning assets	801,144	46,504	5.80	723,676	43,352	5.99

Noninterest-earning assets	44,518			38,609

Total assets	$845,662			$762,285

Interest-bearing liabilities:
Deposits:
NOW and money market	$180,699	3,149	1.74	$135,568	1,960	1.45
Savings (4)	66,796	668	1.00	76,517	1,053	1.38
Certificates of deposit	304,361	11,921	3.92	280,924	12,718	4.53

Total interest-bearing deposits	551,856	15,738	2.85	493,009	15,731	3.19

FHLB advances	143,697	6,324	4.40	114,960	5,276	4.59
Subordinated debt	8,248	397	4.81	10,463	776	7.42

Total interest-bearing liabilities	703,801	22,459	3.19	618,432	21,783	3.52

Noninterest-bearing liabilities	64,436			60,952

Total liabilities	768,237			679,384

Total stockholders’ equity	77,425			82,901

Total liabilities and stockholders’ equity	$845,662			$762,285

Net interest-earning assets	$97,343			$105,244

Tax equivalent net interest income (3)		24,045			21,569
Tax equivalent interest rate spread (5)			2.61%			2.47%

Tax equivalent net interest margin as a percentage of interest-earning assets (6)			3.00%			2.98%

Average interest-earning assets to average interest-bearing liabilities			113.83%			117.02%

Less: Tax equivalent adjustment (3)		(5)			(5)

Net interest income		$24,040			$21,564

(1)	Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.
(2)	Loan fees are included in interest income and are immaterial.

(3)

Municipal securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of operations.

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

	2008 Compared to 2007 Increase (Decrease) Due To
(Dollars in Thousands)	Rate	Volume	Net
Interest-earning assets:
Interest and dividend income:
Loans (1)(2)	$(1,031)	$1,520	$489
Securities (3)	373	2,210	2,583
Other interest-earning assets	(83)	163	80

Total interest-earning assets	(741)	3,893	3,152

Interest-bearing liabilities:
Interest expense:
Deposits (4)	(1,446)	1,453	7
FHLB advances	(225)	1,273	1,048
Subordinated debt	(236)	(143)	(379)

Total interest-bearing liabilities	(1,907)	2,583	676

Change in net interest income (5)	$1,166	$1,310	$2,476

(1)      Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.

(2)      Loan fees are included in interest income and are immaterial.

(3)      Municipal securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of operations.

(4)      Includes mortgagors’ and investors’ escrow accounts.

(5)      Presented on a tax equivalent basis.

Comparison of Financial Condition at December 31, 2008 and December 31, 2007

Assets:

Summary. Total assets increased $62.9 million, or 8.0%, to $853.1 million at December 31, 2008, as compared to $790.2 million at December 31, 2007, primarily due to increases in net loans receivable, available for sale securities, and to a lesser extent, net deferred tax assets, intangible assets and cash and cash equivalents. Net loans receivable increased $29.7 million, or 5.1%, to $617.3 million at December 31, 2008. Of the $29.7 million increase in net loans receivable, $7.4 million represented primarily commercial loans acquired in connection with the Bank’s Colchester and New London, Connecticut branch acquisitions (the “Branch Acquisitions”) during the first quarter of 2008. Available for sale securities increased $20.8 million, or 14.6%, from $141.9 million at December 31, 2007 to $162.7 million at December 31, 2008 as a result of purchases of predominately mortgage-backed securities with funds received, in part, from the Branch Acquisitions. Net deferred tax assets increased $4.7 million, to $7.9 million at December 31, 2008 largely resulting from the deferred taxes associated with the increase in the unrealized holding losses on available for sale securities. Intangible assets, consisting of core deposit intangibles and goodwill, increased $3.7 million, to $4.3 million at December 31, 2008 due to the Branch Acquisitions. Cash and cash equivalents increased $2.5 million to $23.2 million at December 31, 2008.

Loans Receivable, Net. The increase in net loans receivable included increases in multi-family and commercial mortgage loans and residential mortgage loans of $25.9 million and $2.0 million, respectively, commercial business loans of $10.8 million and consumer loans of $1.0 million, offset by a decrease in construction loans of $9.3 million. The conversion of construction loans to permanent mortgage loans and principal pay-offs contributed to the decrease in construction loans. Loan originations increased $5.5 million during 2008 from the comparable period of 2007. During the year ended December 31, 2008, the Company sold $14.2 million of longer-term fixed-rate residential mortgage loans. Changes in the loan portfolio consisted of the following:

•

Residential Mortgage Loans. Residential mortgage loans continue to represent the largest segment of the Company’s loan portfolio as of December 31, 2008, comprising 53.5% of total loans. Despite mortgage loan sales, residential mortgage loans increased $2.0 million. Loan originations for residential mortgage loans decreased $6.9 million for 2008 compared to 2007.

•

Commercial Loans. Multi-family and commercial mortgage loans increased $25.9 million, or 19.5%, due to an increase of $12.7 million in loan originations during 2008. Commercial business loans increased $10.8 million for 2008 as a result of loan purchases of $12.3 million and an increase in loan originations of $2.5 million. Of the $7.4 million of net loans receivable acquired in the Branch Acquisitions, $3.7 million and $3.5 million represented commercial mortgage and commercial business loans, respectively. As of December 31, 2008, the commercial loan portfolio represented 38.5% of the Company’s total loan portfolio. The Company’s continued strategy is to increase the percentage of the Company’s assets in commercial loans, including commercial mortgage and commercial business loans. To accomplish this goal, the Company is offering additional banking services to its customers and promoting stronger business development to obtain new business banking relationships, while maintaining strong credit quality.

•

Consumer Loans. Consumer loans represent 3.6% of the Company’s total loan portfolio. Consumer loans increased $1.0 million, or 4.8%, despite a decrease of $2.8 million in loan originations during 2008.

The allowance for loan losses totaled $6.0 million at December 31, 2008 compared to $5.2 million at December 31, 2007. The ratio of the allowance for loan losses to total loans increased from 0.89% at December 31, 2007 to 0.97% at December 31, 2008.

Significant disruption and volatility in the financial and capital markets occurred during the second half of 2007 and continued through 2008. Turmoil in the mortgage market adversely impacted both domestic and global markets, and led to a significant credit and liquidity crisis. These market conditions were attributable to a variety of factors, including the fallout associated with sub-prime mortgage loans, of which the Bank has no direct exposure. Continued value declines in the real estate and housing markets have exacerbated the situation. The Bank is not immune to negative consequences arising from overall economic weakness and, in particular, a sharp downturn in the housing market, both locally and nationally. Decreases in real estate values will adversely affect the value of property used as collateral for loans held in portfolio. Adverse changes in the economy may have a negative effect on the ability of borrowers to make timely loan payments, which could have an adverse impact on the Company’s earnings. A further increase in loan delinquencies would decrease the Company’s net income and adversely impact the Bank’s loan loss experience, causing potential increases in the provision for loan losses and the allowance for loan losses.

Liabilities. Total liabilities increased $72.1 million, or 10.2%, from December 31, 2007 to December 31, 2008 primarily as a result of increases in deposits. Deposits increased $72.3 million, or 13.2%, to $620.7 million at December 31, 2008. The Company experienced increases in certificate of deposit and NOW and money market accounts of $40.9 million and $36.5 million, respectively, offset by a decrease in savings accounts of $5.9 million. Contributing to the increase in deposits was $27.7 million in deposits assumed from the Branch Acquisitions. Marketing and offerings of competitively-priced deposit products also contributed to the increase. Savings accounts decreased as customers transferred their deposits to certain higher-yielding NOW and money market products. Borrowings decreased from $149.9 million at December 31, 2007 to $147.9 million at December 31, 2008.

Equity:

Summary. Total stockholders’ equity decreased $9.2 million from $82.1 million at December 31, 2007 to $72.9 million at December 31, 2008. The decrease in equity related to an increase in net unrealized holding losses on available for sale securities aggregating $3.5 million (net of taxes), a net operating loss of $2.9 million, stock repurchases of 270,655 shares at a cost of $2.6 million, dividends of $0.16 per share aggregating $665,000 and a cumulative effect adjustment charge for a change in accounting principle of $547,000 resulting from the adoption of Financial Accounting Standard Board’s (“FASB”) Emerging Issues Task Force (“EITF”) consensus on Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”).

Accumulated Other Comprehensive (Loss) Income. Accumulated other comprehensive (loss) income is comprised solely of the unrealized holding gains and losses on available for sale securities, net of taxes. Net unrealized holding losses on available for sale securities, net of taxes, totaled $3.0 million at December 31, 2008 compared to net unrealized holding gains on available for sale securities, net of taxes, of $504,000 at December 31, 2007. Unrealized holding losses on available for sale securities resulted from a decline in the market value of primarily the debt securities portfolio, which was recognized in accumulated other comprehensive loss on the consolidated balance sheet and a component of comprehensive loss on the consolidated statement of changes in stockholders’ equity. Management currently believes that none of the unrealized losses on these securities are other-than-temporary, because a majority of the unrealized losses relate to mortgage-backed securities issued by the U.S. Treasury, government-sponsored enterprises or private issuers that maintain investment grade ratings, all of which the Company has both the intent and ability to hold until maturity or until the fair value fully recovers. In addition, primarily all of the unrealized losses on these securities have existed for less than an extended period of time and management considers the issuers of the securities to be financially sound and believes the Company will receive all contractual principal and interest related to these investments.

During 2008, there has been a significant contraction of liquidity in the fixed income markets. This contraction has resulted in a lack of an orderly market for trading and pricing of fixed income securities, with the exception of U.S. Treasuries. Mortgage-backed paper from private issuers and preferred securities of financial institutions have been negatively impacted. During 2008, management determined that certain available for sale securities were impaired and recognized other-than-temporary impairment losses of $7.1 million. See Note 3 in the Company’s Consolidated Financial Statements for additional details.

Comparison of Operating Results for the Years Ended December 31, 2008 and 2007

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

The Company recorded a net loss of $2.9 million for the year ended December 31, 2008, a decrease of $4.3 million, compared to net income of $1.4 million for the year ended December 31, 2007. The decrease in net income was attributable to the other-than-temporary impairment charge on securities of $7.1 million, an increase in noninterest expenses of $2.2 million and an increase in the provision for loan losses of $307,000, offset in part by an increase in net interest income of $2.5 million and a decrease in the provision for income taxes of $1.9 million.

Interest and Dividend Income. Total interest and dividend income increased $3.2 million, or 7.3%, for 2008. Average interest-earning assets increased $77.5 million, or 10.7%, to $801.1 million in 2008, mainly due to higher average balances of securities and loans and, to a lesser extent, a higher average balance on federal funds and other interest-earning assets. The higher yield on securities was, in part, offset by a decrease in the yield on loans. The average balance of securities increased $47.0 million and the yield increased to 5.02% in 2008 from 4.85% in 2007, due in part to the purchase of higher-yielding mortgage-backed securities during 2008. The average balance of loans increased $24.6 million while the rate earned on loans decreased 17 basis points to 6.11% for 2008 from 6.28% for 2007. The decrease in the average yield on loans was attributable to unrecognized interest related to an increase in nonaccrual loans during the period and lower market interest rates, offset by an increase in higher-yielding commercial loans.

Interest Expense. Interest expense increased $676,000, or 3.1%, to $22.5 million for 2008 compared to $21.8 million in 2007. The Company experienced increases in the average balance of deposits and FHLB borrowings and a decrease in the average rates paid during 2008. Average deposits rose $58.8 million and the average yield decreased 34 basis points. An increase in NOW and money market accounts totaling $45.1 million contributed the largest increase to the average balance for deposit accounts, as customers shifted from savings accounts to NOW and money market accounts. The average yield on these deposits increased 29 basis points. The average balance of certificates of deposit increased $23.4 million and the average rate paid decreased 61 basis points to 3.92%. The average balance of FHLB advances increased $28.7 million and the average yield decreased 19 basis points to 4.40% for 2008. Rates on subordinated borrowings decreased 261 basis points due to a reduction in the three-month LIBOR rate. Overall, average rates declined during 2008 as a result of the lower interest rate environment.

Provision for Loan Losses. The Company’s provision for loan losses increased $307,000 to $1.4 million in 2008 from $1.1 million in 2007. The higher provision reflects an increase in the Bank’s nonperforming loans, charge-offs and the allowance loan factors for commercial mortgage, construction and commercial business loan portfolios due to adverse market conditions. Specific reserves relating to impaired loans decreased to $1.2 million at December 31, 2008 compared to $1.3 million at December 31, 2007. The ratio of the allowance for loan losses to total loans increased from 0.89% at December 31, 2007 to 0.97% at December 31, 2008. At December 31, 2008, nonperforming loans totaled $9.3 million, of which two commercial construction relationships accounted for $5.5 million of nonperforming loans and $1.0 million in specific reserves. Nonperforming loans totaled $7.6 million at December 31, 2007. For the year ended

December 31, 2008, net loan charge-offs totaled $567,000, compared to net loan charge-offs of $182,000 for the year ended December 31, 2007, due largely to higher charge-offs on commercial business loans. While the Company has no direct exposure to sub-prime mortgages in its loan portfolio, declining economic conditions have negatively impacted the residential and commercial construction markets and contributed to the decrease in credit quality for commercial loans.

Noninterest Income. Total noninterest income decreased $6.2 million to $3.2 million in 2008. The following table shows the components of noninterest income and the dollar and percentage changes from 2007 to 2008.

	Years Ended December 31,		Change
(Dollars in Thousands)	2008	2007	Dollars	Percent
Service fees	$5,251	$4,838	$413	8.5%
Wealth management fees	3,923	3,843	80	2.1
Increase in cash surrender value of BOLI	304	294	10	3.4
Net gain on sale of securities	463	106	357	336.8
Impairment loss on securities	(7,148)	—	(7,148)	N/A
Net gain on sale of loans	202	167	35	21.0
Other	204	130	74	56.9

Total noninterest income	$3,199	$9,378	$(6,179)	(65.9)%

The decrease in noninterest income for the year ended December 31, 2008 was attributable to $7.1 million of other-than-temporary impairment charges on certain securities, offset primarily by increases in service fees, net gain on sale of securities and wealth management fees. During 2008, service fees rose as a result of an increase in overdraft charges on certain deposit products and higher electronic banking usage. The increase in the gain on securities was due to $34.1 million in securities sold or called during 2008 compared to $17.6 million in securities sold during 2007. Wealth management fees were higher principally due to increases in fees associated with trust servicing and life insurance products.

Noninterest Expenses. Noninterest expenses increased $2.2 million for 2008 as compared to 2007. The following table shows the components of noninterest expenses and the dollar and percentage changes from 2007 to 2008.

	Years Ended December 31,		Change
(Dollars in Thousands)	2008	2007	Dollars	Percent
Salaries and employee benefits	$16,211	$15,029	$1,182	7.9%
Occupancy and equipment	5,733	5,379	354	6.6
Computer and electronic banking services	3,084	2,654	430	16.2
Outside professional services	842	1,029	(187)	(18.2)
Marketing and advertising	800	773	27	3.5
Supplies	569	509	60	11.8
Other	2,864	2,555	309	12.1

Total noninterest expenses	$30,103	$27,928	$2,175	7.8%

Higher noninterest expenses were primarily attributable to increased operating costs associated with three additional branch offices. This resulted in higher compensation costs due to increased staffing levels and occupancy expense related to facility leases and other occupancy-related expenses. Computer and electronic banking services expense rose due to increased telecommunication costs and transaction activity. During 2008, an impairment charge of $63,000 was recorded in other noninterest expenses to reduce the carrying value of the Bank’s investment in a small business investment company limited partnership. The increase in noninterest expenses in 2008 was offset by a decrease in outside professional services resulting from charges associated with the termination of the agreement to purchase a mortgage company that were recorded in 2007.

Income Tax Provision. For 2008, the Company had an income tax benefit of $1.4 million compared to an income tax provision of $540,000 for 2007. The income tax benefit for 2008 resulted from the pre-tax operating loss. The effective tax rate was 32.1% and 27.7% for 2008 and 2007, respectively. For the year ended December 31, 2008, the effective tax rate was impacted by a valuation allowance totaling $118,000, which was established due to the uncertainty of realization of federal capital loss carry-forwards and other-than-temporary impairment losses on equity securities. As a result of the Emergency Economic Stabilization Act of 2008 (“EESA”), which was enacted into law on October 3, 2008, the Company recorded a deferred tax benefit during the year ended December 31, 2008 associated with the other-than-temporary impairment losses recognized for the Company’s preferred stock holdings of Fannie Mae and Freddie Mac. Prior to the enactment of EESA, such losses were treated as capital losses for both tax and financial reporting purposes. Under EESA, ordinary loss treatment is available to financial institutions for such securities.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. The Company’s primary sources of funds consist of deposit inflows, loan repayments and sales, maturities and sales of securities and Federal Home Loan Bank and subordinated debt borrowings. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, mortgage prepayments and loan and security sales are greatly influenced by general interest rates, economic conditions and competition.

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

The Company’s most liquid assets are cash and cash equivalents. The levels of these assets depend on the Company’s operating, financing, lending and investing activities during any given period. At December 31, 2008, cash and cash equivalents totaled $23.2 million, including interest-bearing deposits and federal funds sold of $9.2 million. Securities classified as available for sale, which provide additional sources of liquidity, totaled $162.7 million at December 31, 2008. In addition, at December 31, 2008, the Company had the ability to borrow a total of approximately $238.3 million from the FHLB, which includes overnight lines of credit of $10.0 million. On that date, the Company had FHLB advances outstanding of $139.6 million and no overnight advances outstanding. The Company believes that its liquid assets combined with the available line from the FHLB provide adequate liquidity to meet its current financial obligations.

At December 31, 2008, the Bank had $59.2 million in loan commitments outstanding, which included $19.8 million in undisbursed construction loans, $18.3 million in unused home equity lines of credit, $13.5 million in commercial lines of credit, $5.4 million in commitments to grant loans, $1.4 million in overdraft protection lines and $710,000 in standby letters of credit. Certificates of deposit due within one year of December 31, 2008 totaled $160.0 million, or 25.6% of total deposits (including mortgagors’ and investors’ escrow accounts). Management believes that the amount of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in longer-term certificates of deposit due to the uncertain interest rate environment. To compensate, the Bank has increased the duration of its borrowings with the FHLB. The Bank will be required to seek other sources of funds, including other certificates of deposit and lines of credit, if maturing certificates of deposit are not retained. Depending on market conditions, the Bank may be required to pay higher rates on such deposits or other borrowings than are currently paid on certificates of deposit. Additionally, a shorter duration in the securities portfolio may be necessary to provide liquidity to compensate for any deposit outflows. The Bank believes, however, based on past experience, a significant portion of its certificates of deposit will be retained. The Bank has the ability, if necessary, to adjust the interest rates offered to its customers in an effort to attract and retain deposits.

The Company’s primary investing activities are the origination of loans and the purchase of securities and loans. For the year ended December 31, 2008, the Bank originated $141.6 million of loans and purchased $100.8 million of securities and $12.3 million of loans. In fiscal 2007, the Bank originated $136.1 million of loans and purchased $66.0 million of securities.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. The increased liquidity needed to fund asset growth has been provided through increased FHLB borrowings, raising capital through the issuance of trust preferred securities and proceeds from the initial public offering. The net increase in total deposits, including mortgagors’ and investors’ escrow accounts, was $72.5 million and $9.9 million for the years ended December 31, 2008 and 2007, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. The Bank generally manages the pricing of its deposits to be competitive and to increase core deposits and commercial banking relationships. Occasionally, the Bank offers promotional rates on certain deposit products to attract deposits. The Bank experienced a decrease in FHLB advances of $2.0 million for the year ended December 31, 2008 and an increase of $29.7 million for the year ended December 31, 2007.

In November 2005, the Company’s Board of Directors approved a plan to repurchase approximately 628,000 shares of the Company’s common stock. In 2007, the Company repurchased 350,820 shares, at a cost of $3.7 million, under this plan. During the first quarter of 2008, all remaining shares under this plan were purchased. In February 2008, the Company’s Board of Directors approved the repurchase of up to 596,000 shares of the Company’s outstanding common stock. During 2008, the Company repurchased 270,655 at a cost of $2.6 million. At December 31, 2008, the remaining shares to be repurchased under this plan totaled 460,695.

The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (“OTS”), including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2008, the Bank exceeded all of its regulatory capital requirements and is considered “well capitalized” under regulatory guidelines. As a savings and loan holding company regulated by the OTS, the Company is not subject to any separate regulatory capital requirements. See Note 13 in the Company’s Consolidated Financial Statements for additional information relating to the Bank’s regulatory capital requirements.

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

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31, 2008 and 2007 are as follows:

	December 31,
(Dollars in Thousands)	2008	2007
Commitments to extend credit: (1)
Future loan commitments	$5,386	$16,288
Undisbursed construction loans	19,840	21,961
Undisbursed home equity lines of credit	18,327	20,203
Undisbursed commercial lines of credit	13,507	11,496
Overdraft protection lines	1,434	1,464
Standby letters of credit (2)	710	605

Total commitments	$59,204	$72,017

(1)      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments may require payment of a fee and generally have fixed expiration dates or other termination clauses.

(2)      Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party.

The Bank is a limited partner in two Small Business Investment Corporations. At December 31, 2008, the Bank’s remaining off-balance sheet commitment for the capital investments was $682,000. See Note 11 in the Company’s Consolidated Financial Statements.

In 2004, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of its eligible employees. At December 31, 2008, the Bank had repaid principal payments on the loan to the ESOP of $1.0 million, allocated 99,080 shares and committed to release 32,295 shares held in suspense for allocation to participants in 2009. As of December 31, 2008, the amount of unallocated common shares held in suspense totaled 360,950, with a fair value of $2.2 million, which represents a commitment of the Bank to the ESOP. See Note 10 in the Company’s Consolidated Financial Statements.

As of December 31, 2008, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows. See Note 11 in the Company’s Consolidated Financial Statements.

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

Impact of Recent Accounting Standards

For information relating to new accounting pronouncements, reference Note 1 – “Nature of Business and Summary of Significant Accounting Policies – Recent Accounting Pronouncements” in the Company’s Consolidated Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

SI Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of SI Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SI Financial Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and their results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 16, 2009

SI FINANCIAL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share Amounts)

	December 31,
	2008	2007
ASSETS:
Cash and due from banks:
Noninterest-bearing	$14,008	$14,543
Interest-bearing	465	5,126
Federal funds sold	8,730	1,000

Total cash and cash equivalents	23,203	20,669

Available for sale securities, at fair value	162,699	141,914
Loans held for sale	—	410
Loans receivable (net of allowance for loan losses of $6,047 at December 31, 2008 and $5,245 at December 31, 2007)	617,263	587,538
Federal Home Loan Bank stock, at cost	8,388	7,802
Bank-owned life insurance	8,714	8,410
Other real estate owned	—	913
Premises and equipment, net	12,225	11,806
Goodwill and other intangibles	4,294	643
Accrued interest receivable	3,721	3,528
Deferred tax asset, net	7,938	3,270
Other assets	4,677	3,295

Total assets	$853,122	$790,198

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Noninterest-bearing	$57,647	$56,762
Interest-bearing	563,004	491,573

Total deposits	620,651	548,335

Mortgagors’ and investors’ escrow accounts	3,625	3,437
Federal Home Loan Bank advances	139,600	141,619
Junior subordinated debt owed to unconsolidated trust	8,248	8,248
Accrued expenses and other liabilities	8,071	6,472

Total liabilities	780,195	708,111

Commitments and contingencies (Notes 5, 10 and 11)

Stockholders’ Equity:
Preferred stock ($.01 par value; 1,000,000 shares authorized; none issued)	—	—
Common stock ($.01 par value; 75,000,000 shares authorized; 12,563,750 shares issued; 11,800,445 shares outstanding at December 31, 2008 and 12,071,100 shares outstanding at December 31, 2007)	126	126
Additional paid-in capital	52,103	51,852
Unallocated common shares held by ESOP	(3,553)	(3,876)
Unearned restricted shares	(714)	(1,181)
Retained earnings	35,848	39,933
Accumulated other comprehensive (loss) income	(2,986)	504
Treasury stock, at cost (763,305 shares at December 31, 2008 and 492,650 shares at December 31, 2007)	(7,897)	(5,271)

Total stockholders’ equity	72,927	82,087

Total liabilities and stockholders’ equity	$853,122	$790,198

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share Amounts)

	Years Ended December 31,
	2008	2007
Interest and dividend income:
Loans, including fees	$37,192	$36,703
Securities:
Taxable interest	8,516	5,808
Tax-exempt interest	13	16
Dividends	412	534
Other	366	286

Total interest and dividend income	46,499	43,347

Interest expense:
Deposits	15,738	15,731
Federal Home Loan Bank advances	6,324	5,276
Subordinated debt	397	776

Total interest expense	22,459	21,783

Net interest income	24,040	21,564

Provision for loan losses	1,369	1,062

Net interest income after provision for loan losses	22,671	20,502

Noninterest income:
Service fees	5,251	4,838
Wealth management fees	3,923	3,843
Increase in cash surrender value of bank-owned life insurance	304	294
Net gain on sale of securities	463	106
Impairment loss on securities	(7,148)	—
Net gain on sale of loans	202	167
Other	204	130

Total noninterest income	3,199	9,378

Noninterest expenses:
Salaries and employee benefits	16,211	15,029
Occupancy and equipment	5,733	5,379
Computer and electronic banking services	3,084	2,654
Outside professional services	842	1,029
Marketing and advertising	800	773
Supplies	569	509
Other	2,864	2,555

Total noninterest expenses	30,103	27,928

(Loss) income before income tax (benefit) provision	(4,233)	1,952
Income tax (benefit) provision	(1,360)	540

Net (loss) income	$(2,873)	$1,412

Net (loss) income per share:
Basic	$(0.25)	$0.12
Diluted	$(0.25)	$0.12

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2008 AND 2007

(Dollars in Thousands, Except Share Amounts)

	Common Stock		Additional Paid-in Capital	Unallocated Common Shares Held by ESOP	Unearned Restricted Shares	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total Stockholders’ Equity
	Shares	Dollars
BALANCE AT DECEMBER 31, 2006	12,563,750	$126	$51,481	$(4,199)	$(1,679)	$39,254	$(1,011)	$(1,586)	$82,386

Comprehensive income:
Net income	—	—	—	—	—	1,412	—	—	1,412
Net unrealized gain on available for sale securities, net of reclassification adjustment and tax effects	—	—	—	—	—	—	1,515	—	1,515

Total comprehensive income									2,927
Cash dividends declared ($0.16 per share)	—	—	—	—	—	(733)	—	—	(733)
Equity incentive plan shares earned	—	—	286	—	498	—	—	—	784
Allocation of 32,295 ESOP shares	—	—	49	323	—	—	—	—	372
Excess tax benefit from share-based stock compensation	—	—	36	—	—	—	—	—	36
Treasury stock purchased (350,820 shares)	—	—	—	—	—	—	—	(3,685)	(3,685)

BALANCE AT DECEMBER 31, 2007	12,563,750	126	51,852	(3,876)	(1,181)	39,933	504	(5,271)	82,087

Comprehensive loss:
Net loss	—	—	—	—	—	(2,873)	—	—	(2,873)
Net unrealized loss on available for sale securities, net of reclassification adjustment and tax effects	—	—	—	—	—	—	(3,490)	—	(3,490)

Total comprehensive loss									(6,363)
Cash dividends declared ($0.16 per share)	—	—	—	—	—	(665)	—	—	(665)
Equity incentive plan shares earned	—	—	301	—	467	—	—	—	768
Allocation of 32,295 ESOP shares	—	—	(44)	323	—	—	—	—	279
Tax deficiency from share-based stock compensation	—	—	(6)	—	—	—	—	—	(6)
Cumulative effect adjustment of a change in accounting principle-adoption of EITF 06-4	—	—	—	—	—	(547)	—	—	(547)
Treasury stock purchased (270,655 shares)	—	—	—	—	—	—	—	(2,626)	(2,626)

BALANCE AT DECEMBER 31, 2008	12,563,750	$126	$52,103	$(3,553)	$(714)	$35,848	$(2,986)	$(7,897)	$72,927

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Years Ended December 31,
	2008	2007
Cash flows from operating activities:
Net (loss) income	$(2,873)	$1,412
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for loan losses	1,369	1,062
Employee stock ownership plan expense	279	372
Equity incentive plan expense	768	784
Excess tax benefit from share-based compensation	—	(36)
Accretion of investment premiums and discounts, net	(224)	(229)
Amortization of loan premiums and discounts, net	274	509
Depreciation and amortization of premises and equipment	2,074	2,098
Amortization of core deposit intangible	53	98
Amortization of deferred debt issuance costs	—	35
Net gain on sales of securities	(463)	(106)
Deferred income tax benefit	(2,870)	(690)
Loans originated for sale	(13,822)	(13,941)
Proceeds from sale of loans held for sale	14,434	13,833
Net gain on sale of loans	(202)	(167)
Net gain on sale of other real estate owned	(10)	—
Increase in cash surrender value of bank-owned life insurance	(304)	(294)
Impairment loss on securities	7,148	—
Change in operating assets and liabilities:
Accrued interest receivable	(153)	296
Other assets	(807)	631
Accrued expenses and other liabilities	1,039	1,200

Net cash provided by operating activities	5,710	6,867

Cash flows from investing activities:
Purchases of available for sale securities	(100,810)	(65,969)
Proceeds from sale of available for sale securities	19,981	17,551
Proceeds from maturities of and principal repayments on available for sale securities	47,720	28,643
Net increase in loans	(11,646)	(15,911)
Purchases of Federal Home Loan Bank stock	(586)	(1,142)
Net cash acquired from branch acquisitions	15,805	—
Purchase of loans receivable	(12,281)	—
Proceeds from sale of other real estate owned	923	—
Purchases of premises and equipment	(1,808)	(3,392)

Net cash used in investing activities	(42,702)	(40,220)

Cash flows from financing activities:
Net increase in deposits	44,648	9,659
Net increase in mortgagors’ and investors’ escrow accounts	188	191
Proceeds from Federal Home Loan Bank advances	53,507	106,011
Repayments of Federal Home Loan Bank advances	(55,526)	(76,348)
Repayments of subordinated debt borrowings	—	(7,217)
Cash dividends on common stock	(665)	(733)
Excess tax benefit from share-based compensation	—	36
Treasury stock purchased	(2,626)	(3,685)

Net cash provided by financing activities	39,526	27,914

(Continued)

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—Concluded

(Dollars in Thousands)

	Years Ended December 31,
	2008	2007
Net change in cash and cash equivalents	2,534	(5,439)

Cash and cash equivalents at beginning of year	20,669	26,108

Cash and cash equivalents at end of year	$23,203	$20,669

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid on deposits and borrowed funds	$22,488	$21,844
Income taxes paid, net	1,356	1,352
Transfer of loans to other real estate owned	—	913

Branch Acquisitions:

The net liabilities assumed in the purchase of a branch office located in Colchester, Connecticut in January 2008 were as follows:

Assets:
Loans receivable	$231
Accrued interest—loans	1
Core deposit intangible	159
Fixed assets, net	69
Goodwill	2,578

Total assets acquired	3,038

Liabilities:
Deposits	18,410
Accrued interest—deposits	1

Total liabilities assumed	18,411

Net liabilities assumed	$(15,373)

The net liabilities assumed in the purchase of a branch office located in New London, Connecticut in March 2008 were as follows:

Assets:
Loans receivable	$7,210
Accrued interest—loans	39
Fixed assets, net	616
Goodwill	967

Total assets acquired	8,832

Liabilities:
Deposits	9,258
Accrued interest—deposits	6

Total liabilities assumed	9,264

Net liabilities assumed	$(432)

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

SI Financial Group, Inc. (the “Company”) is the holding company for Savings Institute Bank and Trust Company (the “Bank”). Established in 1842, the Bank is a community-oriented financial institution headquartered in Willimantic, Connecticut. The Bank provides a variety of financial services to individuals, businesses and municipalities through its twenty-one offices in eastern Connecticut. Its primary products include savings, checking and certificate of deposit accounts, residential and commercial mortgage loans, commercial business loans and consumer loans. In addition, wealth management services, which include trust, financial planning, life insurance and investment services, are offered to individuals and businesses through the Bank’s Connecticut offices. The Company does not conduct any business other than owning all of the stock of the Bank.

SI Trust Servicing, the third-party provider of trust outsourcing services for community banks, expands the wealth management products offered by the Bank, and offers trust services to other community banks.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SI Capital Trust II and the Bank, and the Bank’s wholly-owned subsidiaries, 803 Financial Corp., SI Mortgage Company and SI Realty Company, Inc. All significant intercompany accounts and transactions have been eliminated.

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, as of the date of the balance sheet and reported amounts of revenues and expenses for the years presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary impairment of securities, deferred income taxes and the impairment of long-lived assets.

Reclassifications

Certain amounts in the Company’s 2007 consolidated financial statements have been reclassified to conform to the 2008 presentation. Such reclassifications had no effect on net income.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within eastern Connecticut. The Company does not have any significant concentrations in any one industry or customer. See Notes 3 and 4 in the Notes to the Company’s Consolidated Financial Statements for details relating to the Company’s investment and lending activities.

Cash and Cash Equivalents and Statements of Cash Flows

Cash and due from banks, federal funds sold and short-term investments with original maturities of less than 90 days are recognized as cash equivalents in the statements of cash flows. Federal funds sold generally mature in one day. For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash flows from loans and deposits are reported on a net basis. The Company maintains amounts due from banks and federal funds sold that, at times, may exceed federally insured limits. The Company has not experienced any losses from such concentrations.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

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

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank of Boston (“FHLB”), is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLB may declare dividends on its stock. The Company reviews its investment in FHLB stock for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of December 31, 2008, no impairment has been recognized.

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

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets and no condition both constrains the transferee from taking advantage of that right and provides more than a trivial benefit for the transferor and (3) the transferor does not maintain effective control over the transferred assets through either (a) an agreement that both entitles and obligates the transferor to repurchase or redeem the assets before maturity or (b) the ability to unilaterally cause the holder to return specific assets.

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

Management considers all nonaccrual loans and restructured loans to be impaired. In most cases, loan payments less than 90 days past due are considered minor collection delays and the related loans are generally not considered impaired.

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

DECEMBER 31, 2008 AND 2007

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

Although management believes that it uses the best information available to establish the allowance for loan losses, which is based on estimates that are susceptible to change, future additions to the allowance may be necessary as a result of changes in economic conditions and other factors. Additionally, the Bank’s regulators, as a part of their examination process, periodically review our allowance for loan losses and may require us to increase our allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs.

Interest and Fees on Loans

Interest on loans is accrued and included in net interest income based on contractual rates applied to principal amounts outstanding. Accrual of interest is discontinued when loan payments are 90 days or more past due, based on contractual terms, or when, in the judgment of management, collectibility of the loan or loan interest becomes uncertain. Subsequent recognition of income occurs only to the extent payment is received subject to management’s assessment of the collectibility of the remaining interest and principal. A nonaccrual loan is restored to accrual status when it is no longer delinquent and collectibility of interest and principal is no longer in doubt. Interest collected on nonaccrual loans and impaired loans is recognized only to the extent cash payments are received, and may be recorded as a reduction to principal if the collectibility of the principal balance of the loan is unlikely.

Loan origination fees and direct loan origination costs are deferred, and the net amount is recognized as an adjustment of the related loan’s yield utilizing the interest method over the contractual life of the loan.

Other Real Estate Owned

Other real estate owned consists of properties acquired through, or in lieu of, loan foreclosure or other proceedings and is initially recorded at the lower of the related loan balances less any specific allowance for loss or fair value at the date of foreclosure, which establishes a new cost basis. Subsequent to foreclosure, the properties are held for sale and are carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of acquisition is charged to the allowance for loan losses. Properties are evaluated regularly to ensure the recorded amounts are supported by current fair values, and a charge to operations is recorded as necessary to reduce the carrying amount to fair value less estimated costs to dispose. Revenue and expense from the operation of other real estate owned and the provision to establish and adjust valuation allowances are included in noninterest expenses. Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral. Gains or losses are included in noninterest expenses upon disposal. Total expense from other real estate operations was $102,000 and $113,000 for the years ended December 31, 2008 and 2007, respectively.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Income Taxes

The Company uses the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized.

On January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109 by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken in the future, in the Company’s tax return. FIN 48 also provides guidance related to the recognition, derecognition or change in measurement of a tax position as a result of new tax positions, changes in management’s judgment about the level of uncertainty of existing tax positions, expiration of open income tax returns due to the statutes of limitation, status of examinations and litigation and legislative activity. The initial adoption of FIN 48 had no impact on the Company’s financial statements and the Company has no material uncertain tax positions as of December 31, 2008. Future interest and penalties related to unrecognized tax benefits, if any, will be reported as income tax expense in the Company’s consolidated statements of operations.

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

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

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

Other Investments

The Company is a limited partner in two Small Business Investment Companies (“SBICs”). The SBICs are licensed by the Small Business Administration. They provide mezzanine financing and private equity investments to small companies which may not otherwise qualify for standard bank financing. The Company records its investment in the SBICS at cost and evaluates its investment for impairment on an annual basis. Impairment that is considered by management to be other-than-temporary, results in a write-down of the investment which is recognized as a realized loss in earnings. The Company recognized a write-down of $63,000 on these investments during the year ended December 31, 2008. The SBICs, with a combined net book value of $776,000 and $715,000 at December 31, 2008 and 2007, respectively, are included in other assets. See Note 11 regarding outstanding capital commitments to the limited partnerships.

Trust Assets

Trust assets held in a fiduciary or agency capacity, other than trust cash on deposit at the Bank, are not included in these consolidated financial statements because they are not assets of the Company. Trust fees are recognized on the accrual basis of accounting.

Related Party Transactions

Directors, officers and affiliates of the Company and the Bank have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. Management believes that all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who were not directors, officers or affiliates. In the opinion of management, the transactions with related parties did not involve more than the normal risk of collectibility, favored treatment or terms or present other unfavorable features. See Note 12 for details regarding related party transactions.

Comprehensive (Loss) Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net (loss) income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of stockholders’ equity, such items, along with net (loss) income, are components of comprehensive (loss) income. See Note 14 for components of other comprehensive (loss) income and the related tax effects.

Treasury Stock

Common stock shares repurchased are recorded as treasury stock at cost.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Earnings Per Share

Basic net (loss) income per share is calculated by dividing the net (loss) income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net (loss) income per share is computed in a manner similar to basic net (loss) income per share except that the weighted-average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period. The Company’s common stock equivalents relate solely to stock option and restricted stock awards. Treasury shares and unallocated common shares held by the ESOP are not deemed outstanding for earnings per share calculations. Unvested restricted shares are only included in dilutive net (loss) income per share computations.

Anti-dilutive shares are common stock equivalents with weighted-average exercise prices in excess of the weighted-average market value for the periods presented. The Company had anti-dilutive common shares outstanding of 499,341 and 303,112 for the years ended December 31, 2008 and 2007, respectively. For the year ended December 31, 2008, all common stock equivalents, including stock options and unvested restricted stock awards, were anti-dilutive and were not included in the computation of diluted earnings per share. The computation of earnings per share is as follows:

	Years Ended December 31,
(Dollars in Thousands, Except Share Amounts)	2008	2007
Net (loss) income	$(2,873)	$1,412

Weighted-average common shares outstanding:
Basic	11,362,221	11,751,800
Effect of dilutive stock option and restricted stock awards	—	46,275

Diluted	11,362,221	11,798,075

Net (loss) income per share:
Basic	$(0.25)	$0.12
Diluted	$(0.25)	$0.12

Bank-owned Life Insurance

Bank-owned life insurance policies are presented on the consolidated balance sheets at cash surrender value. Changes in cash surrender value are reflected in noninterest income on the consolidated statements of operations. See Note 10 for additional discussion.

Employee Stock Ownership Plan

The Company accounts for the ESOP in accordance with Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (“SOP 93-6”). The loan to the ESOP is repaid from the Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over a period of 15 years. Unearned compensation applicable to the ESOP is reflected as a reduction of stockholders’ equity in the consolidated balance sheets. The difference between the average fair value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital. Compensation expense is recognized as ESOP shares are committed to be released. Unallocated ESOP shares, not yet committed to be released, are not considered outstanding for calculating earnings per share. Dividends paid on allocated ESOP shares are charged to retained earnings and dividends paid on unallocated ESOP shares are used to satisfy debt service. See Note 10 for additional discussion.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Equity Incentive Plan

In accordance with Statement of Financial Accounting Standards No. 123R, “Accounting for Stock-Based Compensation” (“SFAS 123(R)”), the Company measures and recognizes compensation cost relating to share-based payment transactions based on the grant date fair value of the equity instruments issued over the vesting period of such awards on a straight-line basis. The fair value of each restricted stock allocation, equal to the market price at the date of grant, was recorded as unearned restricted shares. Unearned restricted shares are amortized to salaries and employee benefits expense over the vesting period of the restricted stock awards. The fair value of each stock option award was estimated on the date of grant using the Black-Scholes option pricing model, which includes several assumptions such as expected volatility, dividends, term and risk-free rate for each stock option award. See Note 10 for additional discussion.

Business Segment Reporting

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” This Statement requires public companies to report (i) certain financial and descriptive information about “reportable operating segments,” as defined, and (ii) certain enterprise-wide financial information about products and services, geographic areas and major customers. An operating segment is a component of a business for which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance. The Company’s operations are limited to financial services provided within the framework of a community bank, and decisions are generally based on specific market areas and or product offerings. Accordingly, based on the financial information presently evaluated by the Company’s chief operating decision-maker, the Company’s operations are aggregated in one reportable operating segment.

Advertising Costs

Advertising costs are expensed as incurred.

Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007), “Business Combinations” (“SFAS 141(R)”), which requires an acquiring entity to recognize all assets acquired and liabilities assumed in a transaction at their fair value as of the acquisition date, with limited exception, changes the accounting treatment for certain specific items and expands disclosure requirements. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

Effective January 2008, the Company adopted FASB’s Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands the disclosures about fair value measurement. This Statement was developed to provide guidance for consistency and comparability in fair value measurements and disclosures and applies under other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued Staff Position (“FSP”) FAS 157-1 to exclude FASB Statement No. 13, “Accounting for Leases,” and its related interpretive accounting pronouncements that address leasing transactions, from the scope of SFAS 157. Additionally, in February 2008, the FASB issued FSP FAS 157-2 which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for those items recognized or disclosed at fair value on the financial statements on an annual or more frequently recurring basis, to fiscal years beginning after November 15, 2008. The Company will apply the fair value measurement provisions of SFAS 157 to its nonfinancial assets and liabilities effective January 1, 2009. In October 2008, the FASB issued Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

157-3”), which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective immediately upon issuance, and includes prior periods for which financial statements have not been issued. The Company adopted SFAS 157, except for items covered by FSP FAS 157-2, and the adoption did not have a material impact on the Company’s consolidated financial statements. See Note 15 for more details.

Effective January 2008, the Company adopted FASB’s Emerging Issues Task Force (“EITF”) consensus on Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). This issue addresses accounting for split-dollar life insurance arrangements whereby the employer purchases a policy to insure the life of an employee, and separately enters into an agreement to split the policy benefits between the employer and the employee. This EITF states that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits. Under EITF 06-4, the obligation is not settled upon entering into an insurance arrangement. Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance. On January 1, 2008, as a result of the adoption of EITF 06-4, the Company recorded a cumulative effect adjustment for a change in accounting principle as a reduction to retained earnings and an increase in accrued liabilities of $547,000 related to the postretirement obligation of the Company.

Effective January 2008, the Company adopted FASB’s Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”) which provides companies with an option to report selected financial assets and liabilities at fair value. The Standard’s objective is to reduce both the complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Company adopted SFAS 159 effective January 1, 2008, but has not elected to measure any permissible items at fair value. As a result, the adoption of this Statement did not have an impact on the Company’s consolidated financial statements.

In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”), which amends the factors that should be considered in developing renewal extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. generally accepted accounting principles. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company does not expect the adoption of FSP 142-3 to have a material impact on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This Statement was effective November 15, 2008. The adoption of SFAS 162 did not have a material impact on the Company’s consolidated financial statements.

In June 2008, the FASB issued Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP 03-6-1”), which addresses whether

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, “Earnings Per Share”. FSP 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings and selected financial data) to conform with the provisions of FSP 03-6-1. Early application is not permitted. The Company does not expect the adoption of this pronouncement to have a material impact on the Company’s consolidated financial statements.

In January 2009, the FASB issued Staff Position No. EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20,” (“FSP 99-20-1”). FSP 99-20-1 amends the impairment guidance in EITF Issue No. 99-20 “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. FSP 99-20-1 also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and other related guidance. FSP 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The adoption of FSP 99-20-1 did not have a material impact on the Company’s consolidated financial statements.

NOTE 2. RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain cash reserve balances against its respective transaction accounts and non-personal time deposits. At December 31, 2008 and 2007, the Bank was required to maintain cash and liquid asset reserves of $688,000 and $982,000, respectively, and to maintain $3.0 million in the Federal Reserve Bank for clearing purposes to satisfy such reserve requirements at December 31, 2008 and 2007.

NOTE 3. SECURITIES

The amortized cost, gross unrealized gains and losses and approximate fair values of securities at December 31, 2008 and 2007 are as follows:

	December 31, 2008
(Dollars in Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities:
U.S. Government and agency obligations	$2,453	$—	$(38)	$2,415
Government-sponsored enterprises	25,985	615	(13)	26,587
Mortgage-backed securities	120,819	2,389	(6,278)	116,930
Corporate debt securities	12,526	655	(1,831)	11,350
Obligations of state and political subdivisions	4,000	63	(26)	4,037
Tax-exempt securities	280	1	(1)	280
Foreign government securities	100	—	—	100

Total debt securities	166,163	3,723	(8,187)	161,699

Equity securities:
Marketable equity securities	1,060	—	(60)	1,000

Total available for sale securities	$167,223	$3,723	$(8,247)	$162,699

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

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

The following tables present information pertaining to securities with gross unrealized losses at December 31, 2008 and 2007, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

December 31, 2008:	Less Than 12 Months		12 Months Or More		Total
(Dollars in Thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and agency obligations	$1,812	$14	$540	$24	$2,352	$38
Government-sponsored enterprises	1,978	13	—	—	1,978	13
Mortgage-backed securities	33,816	5,972	2,531	306	36,347	6,278
Corporate debt securities	5,547	1,831	—	—	5,547	1,831
Obligations of state and political subdivisions	475	26	—	—	475	26
Tax-exempt securities	139	1	—	—	139	1
Marketable equity securities	962	60	—	—	962	60

Total	$44,729	$7,917	$3,071	$330	$47,800	$8,247

December 31, 2007:	Less Than 12 Months		12 Months Or More		Total
(Dollars in Thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and agency obligations	$—	$—	$683	$26	$683	$26
Government-sponsored enterprises	—	—	15,884	50	15,884	50
Mortgage-backed securities	14,353	61	17,457	371	31,810	432
Corporate debt securities	2,661	238	992	7	3,653	245
Marketable equity securities	292	117	—	—	292	117

Total	$17,306	$416	$35,016	$454	$52,322	$870

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation.

At December 31, 2008, fifty-nine debt securities with gross unrealized losses have aggregate depreciation of approximately 14.9% of the Company’s amortized cost basis. Management currently believes that none of the unrealized losses on these securities are other-than-temporary because the majority of the unrealized losses relate to debt and mortgage-backed securities issued by government agencies or government-sponsored enterprises and private issuers that maintain investment grade ratings, which the Company has both the intent and the ability to hold until maturity or until the fair value fully recovers. In addition, primarily all of the unrealized losses on these securities have existed for less than twelve months and management considers the issuers of the securities to be financially sound and believes the Company will receive all contractual principal and interest related to these investments.

The Company’s unrealized losses on corporate debt securities relate primarily to companies within the financial services sector and have existed for less than twelve months. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe the declines in market values are other-than-temporary. Because the Company has the ability and intent to hold these investments until the value recovers, it does not consider these investments to be other-than-temporarily impaired at December 31, 2008.

For the year ended December 31, 2008, the Company recognized $7.1 million of impairment charges on investments deemed other-than-temporarily impaired. There were no impairment charges on investments deemed other-than-temporarily impaired for the year ended December 31, 2007. The following summarizes, by security type, the basis for management’s determination that the applicable investments within the Company’s available for sale portfolio were other-than-temporarily impaired for the year ended December 31, 2008.

Debt Securities:

Mortgage-backed securities – The Company recorded an other-than-temporary impairment charge of $2.7 million for the year ended December 31, 2008 on non-agency mortgage-backed securities. At December 31, 2008, management evaluated the credit support and coverage ratios of these securities. While these securities were AAA-rated and management has the ability and intent to hold these securities, it is not likely that the market value of certain of these securities will recover in a reasonable amount of time.

Corporate debt securities – The Company recorded an other-than-temporary impairment charge of $2.8 million for the year ended December 31, 2008 on Pooled Trust Preferred Securities (“PTPS”). Management evaluated current credit ratings, credit support and stress testing for future defaults. Management also reviewed analytics provided by the trustee, reports from third-party sources and internal documents. Based on this review, management determined that projected cash flows on certain PTPS may be disrupted due to the increase in the number of participants in the pool electing to defer payments and that it is unlikely that the market value of certain PTPS will recover in a reasonable amount of time.

Equity Securities:

Agency preferred stock – The Company recorded an other-than-temporary impairment charge of $1.5 million for the year ended December 31, 2008 on the perpetual preferred stock of Fannie Mae and Freddie Mac. Upon the conservatorship of the U.S. Treasury, these securities experienced deterioration in value, dividends have been suspended and the future outlook for these securities is poor.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Other equity securities – The Company recorded an other-than-temporary impairment charge of $100,000 for the year ended December 31, 2008. The conclusion that these investments were other-than-temporarily impaired was based on management’s review of these securities and their prospects for a near term recovery.

As a result of the Emergency Economic Stabilization Act of 2008 (“EESA”), which was enacted into law on October 3, 2008, the Company recorded a deferred tax benefit of $492,000 during the year ended December 31, 2008 associated with the other-than-temporary impairment losses recognized for the Company’s preferred stock holdings of Fannie Mae and Freddie Mac. Prior to the enactment of EESA, such losses were treated as capital losses for both tax and financial reporting purposes. Under EESA, ordinary loss treatment is available to financial institutions for such securities.

To the extent that continued changes in interest rates, credit movements and other factors that influence the fair value of investments occur, the Company may be required to record additional other-than-temporary impairment charges in future periods.

The amortized cost and fair value of debt securities at December 31, 2008 by contractual maturities are presented below. Actual maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without any penalties. Because mortgage-backed securities are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

(Dollars in Thousands)	Amortized Cost	Fair Value
Within 1 year	$8,092	$8,205
After 1 but within 5 years	18,526	18,980
After 5 but within 10 years	4,518	4,436
After 10 years	14,208	13,148

	45,344	44,769
Mortgage-backed securities	120,819	116,930

Total debt securities	$166,163	$161,699

The following is a summary of realized gains and losses on the sale of securities for the years ended December 31, 2008 and 2007:

	December 31,
(Dollars in Thousands)	2008	2007
Gross gains on sales	$463	$321
Gross losses on sales	—	(215)

Net gain on sale of securities	$463	$106

At December 31, 2008 and 2007, government-sponsored enterprise securities with an amortized cost of $6.0 million and $4.0 million, respectively, and a fair value of $6.2 million and $4.0 million, respectively, were pledged to secure U.S. Treasury tax and loan payments and public deposits.

Proceeds from the sales of available for sale securities during the years ended December 31, 2008 and 2007 amounted to $20.0 million and $17.6 million, respectively.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE 4. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loan Portfolio

The composition of the Company’s loan portfolio at December 31, 2008 and 2007 is as follows:

	December 31,
(Dollars in Thousands)	2008	2007
Real estate loans:
Residential – 1 to 4 family	$332,399	$330,389
Multi-family and commercial	158,693	132,819
Construction	27,892	37,231

Total real estate loans	518,984	500,439

Commercial business loans	80,649	69,850

Consumer loans	22,107	21,104

Total loans	621,740	591,393

Deferred loan origination costs, net of deferred fees	1,570	1,390
Allowance for loan losses	(6,047)	(5,245)

Loans receivable, net	$617,263	$587,538

Impaired and Nonaccrual Loans

The following is a summary of information pertaining to impaired loans and nonaccrual loans.

	December 31,
(Dollars in Thousands)	2008	2007
Impaired loans without valuation allowance	$6,934	$2,239
Impaired loans with valuation allowance	3,960	5,443

Total impaired loans	$10,894	$7,682

Valuation allowance related to impaired loans	$1,235	$1,293

Nonaccrual loans	$9,328	$7,632

Total loans past due 90 days or more and still accruing	$—	$—

Additional information related to impaired loans is as follows:

	Years Ended December 31,
(Dollars in Thousands)	2008	2007
Average recorded investment in impaired loans	$9,407	$4,740

Interest income recognized on impaired loans	$27	$21

Cash interest received on impaired loans	$74	$44

No additional funds are committed to be advanced to those borrowers whose loans are impaired. Interest income that would have been recorded had nonaccrual loans been performing in accordance with their original terms totaled $609,000 and $462,000 for the years ended December 31, 2008 and 2007, respectively.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2008 and 2007 are as follows:

	Years Ended December 31,
(Dollars in Thousands)	2008	2007
Balance at beginning of year	$5,245	$4,365
Provision for loan losses	1,369	1,062
Loans charged-off	(597)	(434)
Recoveries of loans previously charged-off	30	252

Balance at end of year	$6,047	$5,245

Related Party Loans

Reference Note 12 for a discussion of related party transactions, including loans with related parties.

Loans Held for Sale

There were no loans held for sale at December 31, 2008. Total loans held for sale were $410,000, consisting of fixed-rate residential mortgage loans, at December 31, 2007.

Loans Serviced for Others

The Company services certain loans that it has sold with and without recourse to third parties and other loans for which the Company acquired the servicing rights. Loans serviced for others are not included in the Company’s consolidated balance sheets. The aggregate of loans serviced for others amounted to $81.5 million and $75.7 million at December 31, 2008 and 2007, respectively.

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2008 and 2007 are summarized as follows:

	December 31,
(Dollars in Thousands)	2008	2007
Land	$145	$145
Buildings	5,282	5,600
Leasehold improvements	8,526	6,986
Furniture and equipment	10,608	9,391
Construction in process	51	390

	24,612	22,512
Accumulated depreciation and amortization	(12,387)	(10,706)

Premises and equipment, net	$12,225	$11,806

At December 31, 2008 and 2007, construction in process primarily relates to design and site costs associated with new branch locations and other incidental branch improvements. There were no outstanding commitments for the construction of new branches at December 31, 2008. Outstanding commitments related to the construction of new branches totaled $591,000 at December 31, 2007.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Depreciation and amortization expense was $2.1 million for each of the years ended December 31, 2008 and 2007.

See Note 11 for a schedule of future minimum rental commitments pursuant to the terms of noncancelable lease agreements in effect at December 31, 2008 relating to premises and equipment.

NOTE 6. GOODWILL AND OTHER INTANGIBLES

Goodwill

Goodwill for the years ended December 31, 2008 and 2007 is summarized as follows:

	Years Ended December 31,
(Dollars in Thousands)	2008	2007
Balance at beginning of year	$643	$643
Additions	3,545	—

Balance at end of year	$4,188	$643

In January 2008, the Bank completed its acquisition of a branch office located in Colchester, Connecticut. The Bank received cash of $15.4 million for the acquisition of $460,000 in assets and the assumption of $18.4 million in liabilities, resulting in goodwill of $2.6 million.

In March 2008, the Bank completed its acquisition of a branch office located in New London, Connecticut. The Bank received cash of $432,000 for the acquisition of $7.9 million in assets and the assumption of $9.3 million in liabilities, resulting in goodwill of $967,000.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized for financial reporting purposes but rather evaluated for impairment. No impairment charges relating to goodwill were recognized during the years ended December 31, 2008 and 2007.

Based on the continued disruption in the financial markets and market capitalization deterioration, the Company will continue to perform testing for impairment between annual assessments. To the extent that additional testing results in the identification of impairment, the Company may be required to record impairment charges related to its goodwill.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Core Deposit Intangibles

In consideration for the assumption of $18.4 million of deposit liabilities from the Colchester, Connecticut branch office acquisition in January 2008, the Bank recorded a core deposit premium intangible of $159,000. The resulting core deposit premium intangible is amortized over five years using the sum-of-the-years-digits method. Core deposit intangibles for the years ended December 31, 2008 and 2007 are as follows:

	Years Ended December 31,
(Dollars in Thousands)	2008	2007
Balance at beginning of year	$—	$973
Additions	159	—
Accumulated amortization	(53)	(973)

Core deposit intangible, net	$106	$—

Amortization expense, relating solely to the core deposit intangibles, was $53,000 and $98,000 for the years ended December 31, 2008 and 2007, respectively.

NOTE 7. DEPOSITS

A summary of deposit balances, by type, at December 31, 2008 and 2007 is as follows:

	December 31,
(Dollars in Thousands)	2008	2007
Noninterest-bearing demand deposits	$57,647	$56,762

Interest-bearing accounts:
NOW and money market accounts	187,699	151,237
Savings accounts	60,494	66,439
Certificates of deposit (1)	314,811	273,897

Total interest-bearing accounts	563,004	491,573

Total deposits	$620,651	$548,335

(1) Includes brokered deposits of $4.5 million and $2.1 million at December 31, 2008 and 2007, respectively.

Certificates of deposit in denominations of $100,000 or more were $97.8 million and $80.7 million at December 31, 2008 and 2007, respectively. On October 3, 2008, FDIC deposit insurance temporarily increased from $100,000 to $250,000 per depositor through December 31, 2009. Prior to the temporary increase, deposits in excess of $100,000, with the exception of self-directed retirement accounts which are insured up to $250,000, were not federally insured.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Contractual maturities of certificates of deposit as of December 31, 2008 are summarized below.

(Dollars in Thousands)
2009	$160,008
2010	104,301
2011	38,749
2012	4,015
2013	7,064
Thereafter	674

Total certificates of deposit	$314,811

A summary of interest expense by account type for the years ended December 31, 2008 and 2007 is as follows:

	Years Ended December 31,
(Dollars in Thousands)	2008	2007
NOW and money market accounts	$3,149	$1,960
Savings accounts (1)	668	1,053
Certificates of deposit (2)	11,921	12,718

Total	$15,738	$15,731

(1) Includes interest expense on mortgagors’ and investors’ escrow accounts. (2) Includes interest expense on brokered deposits.

Related Party Deposits

Reference Note 12 for a discussion of related party transactions, including deposits from related parties.

NOTE 8. BORROWINGS

Federal Home Loan Bank Advances

The Bank is a member of the FHLB. At December 31, 2008 and 2007, the Bank had access to a pre-approved secured line of credit with the FHLB of $10.0 million and the capacity to obtain additional advances up to a certain percentage of the value of its qualified collateral, as defined in the FHLB Statement of Credit Policy. In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances. At December 31, 2008 and 2007, there were no advances outstanding under the line of credit. Other outstanding advances from the FHLB aggregated $139.6 million and $141.6 million at December 31, 2008 and 2007, respectively, at interest rates ranging from 2.39% to 5.84% and 2.65% to 5.84%, respectively.

FHLB advances are secured by the Company’s investment in FHLB stock and other qualified collateral, which is based on a percentage of its outstanding residential first mortgage loans. The carrying value of Federal Home Loan Bank stock is based on the redemption provisions of the FHLB.

Junior Subordinated Debt Owed to Unconsolidated Trusts

SI Capital Trust I (the “Trust”), a wholly-owned subsidiary of the Company, was formed on March 25, 2002. The Trust had no independent assets or operations, and was formed to issue $7.0 million of trust securities and invest the proceeds thereof in an equivalent amount of junior subordinated debentures issued by the Company. Interest on the junior subordinated debentures was based on six-month LIBOR plus 3.70%. The trust securities were redeemed at par on April 22, 2007 and the Trust was subsequently dissolved.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

On August 31, 2006, the Company formed SI Capital Trust II (“Trust II”), and issued $8.0 million of trust preferred securities through a pooled trust preferred securities offering. The Company owns all of the common securities of Trust II, which has no independent assets or operations. SI Capital Trust II was formed to issue trust preferred securities and invest the proceeds in an equivalent amount of junior subordinated debentures issued by the Company. The trust preferred securities mature in 30 years and bear interest at three-month LIBOR plus 1.70%. The Company may redeem the trust preferred securities, in whole or in part, on or after September 15, 2011, or earlier under certain conditions.

The subordinated debt securities are unsecured obligations of the Company and are subordinate and junior in right of payment to all present and future senior indebtedness of the Company. The Company has entered into a guarantee, which together with its obligations under the subordinated debt securities and the declaration of trust governing Trust II, including its obligations to pay costs, expenses, debts and liabilities, other than trust securities, provides a full and unconditional guarantee of amounts on the capital securities. If the Company defers interest payments on the junior subordinated debt securities, or otherwise is in default of the obligations, the Company would be prohibited from making dividend payments to its shareholders.

The contractual maturities of borrowings, by year, at December 31, 2008 are as follows:

(Dollars in Thousands)	FHLB Advances	Subordinated Debt	Total
2009	$27,500	$—	$27,500
2010 (1)	40,000	—	40,000
2011 (1)	27,000	—	27,000
2012	26,100	—	26,100
2013 (2)	14,000	—	14,000
Thereafter (1) (3)	5,000	8,248	13,248

Total	$139,600	$8,248	$147,848

Weighted-average rate	4.24%	3.70%	4.21%

(1)	Includes FHLB advances that are callable in the aggregate of $6.0 million during 2009. These advances are reported based on their scheduled maturity in the summary table presented above.
(2)	Includes FHLB advance of $2.0 million that is callable during 2010. This advance is reported based on its scheduled maturity in the summary table presented above.
(3)	Includes FHLB advance of $2.0 million that is callable during 2013. This advance is reported based on its scheduled maturity in the summary table presented above.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE 9. INCOME TAXES

The components of the income tax (benefit) provision for the years ended December 31, 2008 and 2007 are as follows:

	Years Ended December 31,
(Dollars in Thousands)	2008	2007
Current income tax provision:
Federal	$1,509	$1,229
State	1	1

Total current income tax provision	1,510	1,230

Deferred income tax benefit:
Federal	(2,870)	(690)

Total deferred income tax benefit	(2,870)	(690)

Total income tax (benefit) provision	$(1,360)	$540

A reconciliation of the anticipated income tax (benefit) provision, based on the statutory tax rate of 34.0%, to the income tax (benefit) provision as reported in the statements of operations is as follows:

	Years Ended December 31,
(Dollars in Thousands)	2008	2007
Income tax (benefit) provision at statutory rate	$(1,439)	$664
Increase (decrease) resulting from:
Dividends received deduction	(33)	(21)
Bank-owned life insurance	(103)	(100)
Tax-exempt income	(7)	(9)
Compensation and employee benefit plans	72	72
Nondeductible expenses	7	6
Valuation allowance	118	—
Other	25	(72)

Total income tax (benefit) provision	$(1,360)	$540

Effective tax rate	32.1%	27.7%

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are presented below:

	December 31,
(Dollars in Thousands)	2008	2007
Deferred tax assets:
Allowance for loan losses	$2,178	$1,884
Goodwill and other intangibles	—	95
Unrealized losses on available for sale securities	2,804	296
Depreciation of premises and equipment	709	594
Other-than-temporary impairment	2,430	—
Investment write-downs	89	67
Charitable contribution carry-forward	80	234
Deferred compensation	1,222	931
Employee benefit plans	343	292
Capital loss carry-forward	68	90
Interest receivable on nonaccrual loans	297	164
Other	169	188

Total deferred tax assets	10,389	4,835
Less valuation allowance	(118)	—

Total deferred tax assets, net of valuation allowance	10,271	4,835

Deferred tax liabilities:
Unrealized gains on available for sale securities	1,266	556
Goodwill and other intangibles	12	—
Deferred loan costs	911	866
Mortgage servicing asset	144	143

Total deferred tax liabilities	2,333	1,565

Deferred tax asset, net	$7,938	$3,270

At December 31, 2008, the charitable contribution carry-forward, primarily related to the contribution of the Company’s common stock to SI Financial Group Foundation, Inc. in 2004, was approximately $236,000. The utilization of charitable contributions for any tax year is limited to 10% of taxable income without regard to charitable contributions, net operating losses and dividend received deductions. An organization is permitted to carry over contributions that exceed the annual 10% limitation as a deduction to the five succeeding tax years provided the organization has sufficient earnings. The Company estimates that the deferred tax asset related to this contribution carry-forward will be realized prior to its expiration in 2009 and therefore, no valuation allowance has been established.

A valuation allowance totaling $118,000 was established for federal capital loss carry-forwards and other-than-temporary impairment losses on equity securities aggregating $346,000 due to uncertainties of realization. Of the $346,000, federal capital loss carry-forwards of $199,000 are scheduled to expire December 31, 2009.

Retained earnings at December 31, 2008 and 2007 includes a contingency reserve for loan losses of $3.7 million, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to savings banks. Amounts

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

transferred to the reserve have been claimed as deductions from taxable income, and, if the reserve is used for purposes other than to absorb losses on loans, a federal income tax liability could be incurred. It is not anticipated that the Company will incur a federal income tax liability relating to this reserve balance, and accordingly, deferred income taxes of approximately $1.3 million at December 31, 2008 and 2007 have not been recognized.

Effective for taxable years commencing after December 31, 1998, financial services companies doing business in Connecticut are permitted to establish a “passive investment company” (“PIC”) to hold and manage loans secured by real property. PICs are exempt from Connecticut corporation business tax, and dividends received by the financial services companies from PICs are not taxable. In January 1999, the Bank established a PIC, as a wholly-owned subsidiary, and in June 2000, began to transfer a portion of its residential and commercial mortgage loan portfolios from the Bank to the PIC. A substantial portion of the Company’s interest income is now derived from the PIC, an entity whose net income is exempt from State of Connecticut taxes, and accordingly, state income taxes are minimal. The Bank’s ability to continue to realize the tax benefits of the PIC is subject to the PIC continuing to comply with all statutory requirements related to the operations of the PIC.

With limited exception, the Company is no longer subject to United States federal, state and local income tax examinations by the tax authorities for the years prior to 2005.

NOTE 10. BENEFIT PLANS

Profit Sharing and 401(k) Savings Plan

The Bank’s Profit Sharing and 401(k) Savings Plan (the “Plan”) is a tax-qualified defined contribution plan for the benefit of its eligible employees. The Bank’s profit sharing contribution to the Plan is a discretionary amount authorized by the Board of Directors, based on the financial results of the Bank. An employee’s share of the profit sharing contribution represents the ratio of the employee’s salary to the total salary expense of the Bank. Participants vest in the Bank’s discretionary profit sharing contributions based on years of service, with 100% vesting attained upon five years of service. There were no profit sharing contributions for the years ended December 31, 2008 and 2007.

The Plan also includes a 401(k) feature. Eligible participants may make salary deferral contributions of up to 100% of earnings subject to Internal Revenue Services limitations. The Bank makes matching contributions equal to 50% of the participants’ contributions up to 6% of the participants’ earnings. Participants are immediately vested in their salary deferral contributions, employer matching contributions and earnings thereon. Bank contributions were $236,000 and $229,000 for the years ended December 31, 2008 and 2007, respectively.

Group Term Replacement Plan

The Bank maintains the Group Term Replacement Plan to provide a death benefit to executives designated by the Compensation Committee of the Board of Directors. The death benefits are funded through certain insurance policies that are owned by the Bank on the lives of the participating executives. The Bank pays the life insurance premiums, which fund the death benefits from its general assets, and is the beneficiary of any death benefits exceeding any executive’s maximum dollar amount specified in his or her split-dollar endorsement policy. The maximum dollar amount of each executive’s split-dollar death benefit equals three times the executive’s annual compensation less $50,000 pre-retirement and three times final annual compensation post-retirement not to exceed a specified dollar amount. For purposes of the plan, annual compensation includes an executive’s base compensation, commissions and cash bonuses earned under the Bank’s bonus plan. Participation in the plan ceases if an executive is terminated for cause or the executive terminates employment for reasons other than death, disability or retirement. If the Bank wishes to maintain the insurance after a participant’s termination in the plan, the Bank will be the direct beneficiary of the entire death proceeds of the insurance policies.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

In January 2008, the Company adopted EITF 06-4 and recorded a cumulative effect adjustment for a change in accounting principle as a reduction to retained earnings and an increase in accrued liabilities of $547,000 related to the postretirement obligation of the Company. Total expense recognized under this plan was $76,000 for the year ended December 31, 2008.

Executive Supplemental Retirement Agreements – Defined Benefit

The Bank maintains unfunded supplemental defined benefit retirement agreements with its directors and members of senior management. These agreements provide for supplemental retirement benefits to certain executives based upon average annual compensation and years of service. Entitlement of benefits commence upon the earlier of the executive’s termination of employment (other than for cause), at or after attaining age 65 or, depending on the executive, on the date when the executive’s years of service and age total 80 or 78. Total expense incurred under these agreements for the years ended December 31, 2008 and 2007 was $828,000 and $812,000, respectively.

Performance-Based Incentive Plan

The Bank has an incentive plan whereby all employees are eligible to receive a bonus tied to both the Company and individual performance. Discretionary contributions to the plan require the approval of the Board of Directors’ Compensation Committee. Total expense recognized was $266,000 and $267,000 for the years ended December 31, 2008 and 2007, respectively.

Supplemental Executive Retirement Plan

The Bank maintains the Supplemental Executive Retirement Plan to provide restorative payments to executives, designated by the Board of Directors, who are prevented from receiving the full benefits of the Bank’s Profit Sharing and 401(k) Savings Plan and Employee Stock Ownership Plan. The supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control prior to the complete scheduled repayment of the ESOP loan. For the years ended December 31, 2008 and 2007, the President and Chief Executive Officer was designated by the Board of Directors to participate in the plan. Total expense incurred under this plan was $5,000 and $7,000 for the years ended December 31, 2008 and 2007, respectively.

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

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

At December 31, 2008, the remaining principal balance on the ESOP debt is payable as follows:

(Dollars in Thousands)
2009	$277
2010	290
2011	304
2012	318
2013	333
Thereafter	2,360

Total	$3,882

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased, which are held in a suspense account for allocation among participants as the loan is repaid. Shares held by the ESOP include the following at December 31, 2008 and 2007:

	December 31,
(Dollars in Thousands)	2008	2007
Allocated	$99,080	$67,865
Committed to be allocated	32,295	32,295
Unallocated	360,950	387,545

Total shares	492,325	487,705

Fair value of unallocated shares	$2,166	$3,813

Total compensation expense recognized in connection with the ESOP was $279,000 and $372,000 for the years ended December 31, 2008 and 2007, respectively.

Equity Incentive Plan

The 2005 Equity Incentive Plan (the “Incentive Plan”) allows the Company to grant up to 615,623 stock options and 246,249 shares of restricted stock to its employees, officers, directors and directors emeritus. Both incentive stock options and non-statutory stock options may be granted under the plan. All options have a contractual life of ten years and vest equally over a period of five years beginning on the first anniversary of the date of grant. At December 31, 2008, a total of 126,673 stock options were available for future grants. All restricted stock awards under the Company’s Incentive Plan were granted in May 2005 and vest equally over a period of five years beginning on the first anniversary of the date of grant. For the years ended December 31, 2008 and 2007, the Company recognized share-based compensation expense related to the stock option and restricted stock awards of $768,000 and $784,000, respectively.

There were no options granted during the year ended December 31, 2008. The fair value of each option granted in 2007 is determined at the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

Expected term (years)	10.0
Expected dividend yield	1.50%
Expected volatility	19.24
Risk-free interest rate	4.38
Fair value of options granted	$3.84

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

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

The following is a summary of activity for the Company’s stock options for the year ended December 31, 2008:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)
Options outstanding at beginning of year	503,550	$10.32
Options granted	—	—
Options forfeited	(14,600)	10.10

Options outstanding at end of year	488,950	$10.33	6.57

Options exercisable at end of year	281,250	$10.19	6.45

There were no stock options exercised for each of the years ended December 31, 2008 and 2007. The intrinsic value of all stock options outstanding and exercisable at December 31, 2008 was zero. At December 31, 2008, there was $485,000 of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a period of 3.5 years.

The following table presents the status of the unvested restricted shares under the Incentive Plan as of December 31, 2008 and changes during the year then ended:

Restricted Shares	Shares
Unvested at beginning of year	147,749
Vested	(49,250)
Forfeited	(9,600)

Unvested at end of year	88,899

The grant date fair value for each of the 246,249 shares of restricted stock was $10.10. The aggregate fair value of restricted stock awards that vested during the years ended December 31, 2008 and 2007 was $480,000 and $603,000, respectively. At December 31, 2008, there was $714,000 of total unrecognized compensation costs related to unvested restricted stock awards granted under the Incentive Plan, which is expected to be recognized over a period of 1.5 years.

Bank-Owned Life Insurance

The Company has an investment in, and is the beneficiary of, life insurance policies on the lives of certain officers. The purpose of these life insurance investments is to provide income through the appreciation in cash surrender value of the policies, which is used to offset the costs of various benefit and retirement plans. These policies had aggregate cash surrender values of $8.7 million and $8.4 million at December 31, 2008 and 2007, respectively. Income earned on these life insurance policies aggregated $304,000 and $294,000 for the years ended December 31, 2008 and 2007, respectively.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE 11. OTHER COMMITMENTS AND CONTINGENCIES

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

Loan Commitments and Letters of Credit

The contractual amounts of commitments to extend credit represent the amount of potential loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral be determined as worthless. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31, 2008 and 2007 were as follows:

	December 31,
(Dollars in Thousands)	2008	2007
Commitments to extend credit:
Future loan commitments (1)	$5,386	$16,288
Undisbursed construction loans	19,840	21,961
Undisbursed home equity lines of credit	18,327	20,203
Undisbursed commercial lines of credit	13,507	11,496
Overdraft protection lines	1,434	1,464
Standby letters of credit (2)	710	605

Total	$59,204	$72,017

(1)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments may require payment of a fee and generally have fixed expiration dates or other termination clauses.

(2)	Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party.

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

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Letters of credit are primarily issued to support public or private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year.

Loans Sold with Recourse

At December 31, 2008 and 2007, the outstanding balance of loans sold with recourse was $43,000 and $52,000, respectively. Loan repurchase commitments are agreements to repurchase loans previously sold upon the occurrence of conditions established in the contract, including default by the underlying borrower. The Company determined that losses relating to loans sold with recourse were not probable and therefore, a liability was not recorded on the consolidated balance sheets at December 31, 2008 and 2007.

Operating Lease Commitments

The Company leases certain of its branch offices and equipment under operating lease agreements that expire at various dates through 2028. At December 31, 2008, future minimum rental commitments pursuant to the terms of noncancelable lease agreements, by year and in the aggregate, are as follows:

(Dollars in Thousands)
2009	$1,446
2010	1,345
2011	1,170
2012	1,035
2013	948
Thereafter	8,938

Total	$14,882

Certain leases contain options to extend for periods of 5 to 20 years. The cost of such extensions are not included in the above amounts. Rental expense charged to operations for cancelable and noncancelable operating leases was $1.5 million and $1.2 million for the years ended December 31, 2008 and 2007, respectively.

Rental Income Under Subleases

The Company subleased excess office space to one tenant under a noncancelable operating lease with a remaining term of four and one half years. At December 31, 2008, future minimum lease payments receivable for the noncancelable lease is as follows:

(Dollars in Thousands)
2009	$15
2010	16
2011	17
2012	19
2013	10

Total	$77

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Rental income under the noncancelable lease was $14,000 and $13,000 for the years ended December 31, 2008 and 2007, respectively.

Legal Matters

Various legal claims arise from time to time in the normal course of business. Management believes that resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

Investment Commitments

In 2007, the Bank became a limited partner in a second SBIC and committed to make a capital investment of $1.0 million in the limited partnership. At December 31, 2008, the Bank’s remaining off-balance sheet commitment for the capital investment in the second SBIC was $682,000. The Bank had no outstanding commitment for capital investment in the first SBIC at December 31, 2008.

NOTE 12. RELATED PARTY TRANSACTIONS

Loans Receivable

In the normal course of business, the Bank grants loans to related parties. Related parties include directors and certain officers of the Company and its subsidiaries and their immediate family members and respective affiliates in which they have a controlling interest. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with customers, and did not involve more than the normal risk of collectibility. At December 31, 2008 and 2007, all related party loans were performing in accordance with their terms.

Changes in loans outstanding to such related parties during the years ended December 31, 2008 and 2007 are as follows:

	Years Ended December 31,
(Dollars in Thousands)	2008	2007
Balance at beginning of year	$2,073	$1,899
Additions	137	368
Repayments	(204)	(194)
Other	(23)	—

Balance at end of year	$1,983	$2,073

Related party loan transactions labeled as “other” represent the net amount of loans for individuals who ceased being related parties during the period.

Deposits

Deposit accounts of directors, certain officers and other related parties aggregated $1.9 million and $2.2 million at December 31, 2008 and 2007, respectively.

Operating Expenses

During the years ended December 31, 2008 and 2007, the Company paid $77,000 and $21,000, respectively, for leases, supplies and advertising to companies related to directors of the Company.

SI Bancorp, MHC – Mutual Holding Company Parent

SI Bancorp, MHC (the “MHC”) owns a majority of the Company’s common stock and, through its Board of Directors, exercises voting control over most matters put to a vote of shareholders. The same directors and officers who manage the Company and the Bank also manage the MHC. As a federally-chartered

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

mutual holding company, the Board of Directors of the MHC must ensure that the interests of depositors of the Bank are represented and considered in matters put to a vote of shareholders of the Company. Therefore, the votes cast by the MHC may not be in the best interest of all shareholders. For example, the MHC may exercise its voting control to prevent a sale or merger transaction, a second-step conversion transaction or defeat a shareholder nominee for election to the Board of Directors of the Company. The matters as to which shareholders, other than the MHC, will be able to exercise voting control are limited and include any proposal to implement a share-based incentive plan.

NOTE 13. REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to total assets (as defined). As of December 31, 2008 and 2007, the Bank met the conditions to be classified as “well capitalized” under the regulatory framework for prompt corrective action. As a savings and loan holding company regulated by the Office of Thrift Supervision, the Company is not subject to any separate regulatory capital requirements.

The Bank’s actual capital amounts and ratios at December 31, 2008 and 2007 were:

December 31, 2008:	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-based Capital Ratio	$69,273	13.32%	$41,605	8.00%	$52,007	10.00%
Tier I Risk-based Capital Ratio	64,130	12.33	20,805	4.00	31,207	6.00
Tier I Capital Ratio	64,130	7.59	33,797	4.00	42,246	5.00
Tangible Equity Ratio	64,130	7.59	12,674	1.50	n/a	n/a

December 31, 2007:	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-based Capital Ratio	$71,444	15.21%	$37,577	8.00%	$46,972	10.00%
Tier I Risk-based Capital Ratio	67,483	14.37	18,784	4.00	28,177	6.00
Tier I Capital Ratio	67,483	8.75	30,849	4.00	38,562	5.00
Tangible Equity Ratio	67,483	8.75	11,569	1.50	n/a	n/a

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

A reconciliation of the Company’s total capital to the Bank’s regulatory capital is as follows:

	December 31,
(Dollars in Thousands)	2008	2007
Total capital per consolidated financial statements	$72,927	$82,087
Holding company equity not available for regulatory capital	(7,892)	(13,442)
Accumulated losses (gains) on available for sale securities	3,017	(519)
Intangible assets	(3,922)	(643)

Total tier 1 capital	64,130	67,483

Adjustments for total capital:
Unrealized gains on available for sale equity securities	—	15
Allowance for loan losses	5,143	3,946

Total capital per regulatory reporting	$69,273	$71,444

NOTE 14. OTHER COMPREHENSIVE (LOSS) INCOME

Other comprehensive (loss) income, which is comprised solely of the change in unrealized gains and losses on available for sale securities, for the years ended December 31, 2008 and 2007 is as follows:

	December 31, 2008
(Dollars in Thousands)	Before Tax Amount	Tax Effects	Net of Tax Amount
Unrealized holding losses on available for sale securities	$(11,973)	$4,071	$(7,902)
Reclassification adjustment for losses recognized in net loss	6,685	(2,273)	4,412

Unrealized holding losses on available for sale securities, net of taxes	$(5,288)	$1,798	$(3,490)

	December 31, 2007
(Dollars in Thousands)	Before Tax Amount	Tax Effects	Net of Tax Amount
Unrealized holding gains on available for sale securities	$2,402	$(817)	$1,585
Reclassification adjustment for gains recognized in net income	(106)	36	(70)

Unrealized holding gains on available for sale securities, net of taxes	$2,296	$(781)	$1,515

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE 15. FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with SFAS 157, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair Value Hierarchy

In accordance with SFAS 157, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. For example, Level 2 assets and liabilities may include debt securities with quoted prices that are traded less frequently than exchange-traded instruments or mortgage loans held for sale, for which the fair value is based on what the securitization market is currently offering for mortgage loans with similar characteristics.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain asset-backed securities, certain private equity investments, residential mortgage servicing rights and long-term derivative contracts.

The following methods and assumptions were used by the Company in estimating fair value disclosures of its financial instruments:

•	Cash and cash equivalents. The carrying amounts of these instruments approximate the fair values.

•

Securities available for sale. The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. These securities include certain marketable equity securities. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. These securities include government-

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

sponsored enterprise obligations, FHLMC and FNMA bonds, mortgage-backed securities, corporate bonds and other securities. Securities measured at fair value in Level 3 include certain collateralized debt obligations that are backed by trust preferred securities issued by banks, thrifts and insurance companies. Management determined that an orderly and active market for these securities and similar securities did not exist based on a significant reduction in trading volume and widening spreads relative to historical levels.

•	Federal Home Loan Bank stock. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

•	Loans held for sale. The fair value of loans held for sale is estimated using quoted market prices.

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

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents the balances of assets measured at fair value on a recurring basis as of December 31, 2008:

(Dollars in Thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Available for sale securities	$300	$157,007	$5,392	$162,699

Total assets at fair value	$300	$157,007	$5,392	$162,699

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets:

(Dollars in Thousands)	Year Ended December 31, 2008
Level 3 securities at beginning of year	$—
Transfers into Level 3	6,641
Impairment charges included in net loss	(16)
Net unrealized losses included in other comprehensive loss	(1,233)

Level 3 securities at end of year	$5,392

The securities measured at fair value utilizing Level 3 inputs included pooled trust preferred securities. The Company utilized an independent third party for the valuation of these securities. The Company owns seven collateralized debt obligation securities that are backed by trust preferred securities issued by banks, thrifts and insurance companies (“TRUP CDOs”). The market for these securities at December 31, 2008 was not active and markets for similar securities are also not active. The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which TRUP CDOs trade and then by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive as no new TRUP CDOs have been issued since 2007. There are currently very few market participants who are willing and or able to transact for these securities.

The market value for these securities (and any securities other than those issued or guaranteed by the U.S. Treasury) are very depressed relative to historical levels. For example, the yield spreads for the broad market of investment-grade and high-yield corporate bonds reached all-time wide levels versus Treasuries during the fourth quarter of 2008. Thus, in today’s market, a low market price for a particular bond may only provide evidence of stress in the credit markets in general versus being an indicator of credit problems with a particular issuer.

Given conditions in the debt markets today and the absence of observable transactions in the secondary and new issue markets, management determined:

•	The few observable transactions and market quotations available are not reliable for purposes of determining fair value at December 31, 2008.

•

An income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs will be equally or more representative of fair value than the market approach valuation technique used at prior measurement dates.

•

The Company’s TRUP CDOs will be classified within Level 3 of the fair value hierarchy because management determined that significant adjustments are required to determine fair value at the measurement date.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

The Company’s TRUP CDO valuations for determining fair value involved the following inputs:

•	The credit quality of the collateral is estimated using average risk-neutral probability of default values for each industry (i.e. banks, REITs and insurance companies are evaluated separately).

•	Asset defaults are then generated taking into account both the probability of default of the asset and an assumed level of correlation among assets.

•	A higher level of correlation is assumed among assets from the same industry (e.g. banks with other banks) than among those from different industries.

•	The loss given default was assumed to be 95% (i.e. a 5% recovery).

•	The cash flows were forecast for the underlying collateral and applied to each TRUP CDO tranche to determine the resulting distribution among the securities.

•	The calculations were modeled in several thousand scenarios using a Monte Carlo engine.

•	The expected cash flows for each scenario were discounted at the risk-free rate plus 200 basis points (for illiquidity) to calculate the present value of the security.

•	The average price was used for valuation purposes.

•

The overall discount rates for these valuations range from 6.00% to 18.06% and are highly dependent upon the credit quality of the collateral, the relative position of the tranche in the capital structure of the TRUP CDO and the prepayment assumptions.

Assets Measured at Fair Value on a Nonrecurring Basis

The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

In accordance with the provisions of FASB Statement No. 114, “Accounting by Creditors for Impairment of a Loan—an amendment of FASB Statements No. 5 and 15,” the Company measures the impairment of loans that are collateral dependent based on the fair value of the collateral (Level 2). The carrying value of impaired loans (net of specific reserves of $1.2 million) for which the fair value of collateral was used to measure impairment totaled $2.7 million at December 31, 2008. Specific reserves for impaired loans decreased $57,000 for the year ended December 31, 2008 compared to December 31, 2007. Losses recorded for specific reserves on impaired loans are recognized in earnings through the provision for loan losses.

The fair value of collateral used by the Company represents the amount expected to be received from the sale of the property, net of selling costs, as determined by an independent, licensed or certified appraiser using observable market data. This data includes information such as selling price of similar properties, expected future cash flows or earnings of the subject property based on current market expectations, relevant legal, physical and economic factors.

Summary of Fair Values of Financial Instruments

Financial Accounting Standards Board Statement No. 107, “Disclosures About Fair Value of Financial Instruments” (“FASB 107”), requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparisons to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FASB 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2008 or 2007. The estimated fair value amounts for 2008 and 2007 have been measured as of their respective year-ends, and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end. The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company’s assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company’s disclosures and those of other banks may not be meaningful.

As of December 31, 2008 and 2007, the recorded carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	2008		2007
(Dollars in Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Noninterest-bearing deposits	$14,008	$14,008	$14,543	$14,543
Interest-bearing deposits	465	465	5,126	5,126
Federal funds sold	8,730	8,730	1,000	1,000
Available for sale securities	162,699	162,699	141,914	141,914
Loans held for sale	—	—	410	410
Loans receivable, net	617,263	620,419	587,538	584,882
Federal Home Loan Bank stock	8,388	8,388	7,802	7,802
Accrued interest receivable	3,721	3,721	3,528	3,528

Financial Liabilities:
Savings deposits	60,494	60,494	66,439	66,439
Demand deposits, negotiable orders of withdrawal and money market accounts	245,346	245,346	207,999	207,999
Certificates of deposit	314,811	318,812	273,897	276,023
Mortgagors’ and investors’ escrow accounts	3,625	3,625	3,437	3,437
Federal Home Loan Bank advances	139,600	144,520	141,619	142,814
Junior subordinated debt owed to unconsolidated trust	8,248	8,248	8,248	8,248

Off-Balance Sheet Instruments

Loan commitments on which the committed interest rate is less than the current market rate are insignificant at December 31, 2008 and 2007.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

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

NOTE 16. RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be declared in a given calendar year is generally limited to the net income of the Bank for that year plus retained net income for the preceding two years.

At December 31, 2008 and 2007, the Bank’s retained earnings available for payment of dividends was $1.1 million and $6.4 million, respectively. Accordingly, $63.9 million and $62.2 million of the Company’s equity in the net assets of the Bank were restricted at December 31, 2008 and 2007, respectively.

In addition, the Company is further restricted, under its junior subordinated debt obligation, from paying dividends to its shareholders if the Company has deferred interest payments or has otherwise defaulted on its junior subordinated debt obligation.

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

At December 31, 2008, SI Bancorp, MHC owned 7.3 million shares of the Company’s common stock. Upon regulatory approval, SI Bancorp, MHC may seek to waive receipt of future dividends declared by the Company. For the years ended December 31, 2008 and 2007, SI Bancorp, MHC waived receipt of all dividends declared by the Company.

NOTE 17. COMMON STOCK REPURCHASE PROGRAM

In November 2005, the Board of Directors approved a plan to repurchase up to 5%, or approximately 628,000 shares, of the Company’s common stock through open market purchases or privately negotiated transactions. Stock repurchases under the program are accounted for as treasury stock, carried at cost, and reflected as a reduction in stockholders’ equity. During the first quarter of 2008, the Company completed its repurchase of all 628,000 shares under this plan. In February 2008, the Company’s Board of Directors approved the repurchase of up to 5% of the Company’s outstanding common stock, or approximately 596,000 shares. As of December 31, 2008, the Company repurchased a total of 763,305 shares at a cost of approximately $7.9 million under these plans.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE 18. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Condensed financial information pertaining only to the parent company, SI Financial Group, Inc., is as follows:

Condensed Balance Sheets	December 31,
(Dollars in Thousands)	2008	2007
Assets:
Cash and cash equivalents	$3,377	$5,013
Available for sale securities	6,806	9,931
Investment in Savings Institute Bank and Trust Company	65,035	68,645
Other assets	6,388	8,023

Total assets	$81,606	$91,612

Liabilities and Stockholders’ Equity:
Liabilities	$8,679	$9,525
Stockholders’ equity	72,927	82,087

Total liabilities and stockholders’ equity	$81,606	$91,612

Condensed Statements of Operations	Years Ended December 31,
(Dollars in Thousands)	2008	2007
Interest and dividends on investments	$432	$662
Other income	188	289

Total income	620	951

Operating expenses	728	1,157

Loss before income taxes and equity in undistributed net (loss) income of subsidiary	(108)	(206)

Income tax benefit	(35)	(167)

Loss before equity in undistributed net loss of subsidiary	(73)	(39)
Equity in undistributed net (loss) income of subsidiary	(2,800)	1,451

Net (loss) income	$(2,873)	$1,412

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Condensed Statements of Cash Flows	Years Ended December 31,
(Dollars in Thousands)	2008	2007
Cash flows from operating activities:
Net (loss) income	$(2,873)	$1,412
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Equity in undistributed loss (income) of subsidiary	2,800	(1,451)
Excess tax benefit from share-based payment arrangements	—	(36)
Deferred income taxes	1,685	(647)
Other, net	(707)	640

Cash provided by (used in) operating activities	905	(82)

Cash flows from investing activities:
Purchase of available for sale securities	(5,995)	(2,394)
Proceeds from maturities of available for sale securities	6,700	7,875
Proceeds from sale of available for sale securities	2,036	2,472
Other, net	(1,985)	1,848

Cash provided by investing activities	756	9,801

Cash flows from financing activities:
Treasury stock purchased	(2,626)	(3,685)
Cash dividends on common stock	(665)	(733)
Excess tax benefit from share-based payment arrangements	—	36
Repayments of subordinated debt borrowings	—	(7,217)
Other, net	(6)	(80)

Cash used in financing activities	(3,297)	(11,679)

Net change in cash and cash equivalents	(1,636)	(1,960)

Cash and cash equivalents at beginning of year	5,013	6,973

Cash and cash equivalents at end of year	$3,377	$5,013

NOTE 19. SUBSEQUENT EVENT

On January 30, 2009, the Company completed the sale of its Gales Ferry, Connecticut branch office to Putnam Bank. According to the terms of the agreement, the Company provided $619,000 in cash in connection with the sale of deposit liabilities totaling $1.7 million and fixed assets and other assets aggregating $1.0 million, resulting in a gain on the sale of $100,000.