Form 10-K/A, Exhibit 13
period 2008-12-31
SI Financial Group, Inc.
filed 2009-09-04
CIK 1292580

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

COMMON STOCK INFORMATION

The common stock of the Company is listed on the NASDAQ Global Market (“NASDAQ”) under the trading symbol “SIFI.” As of March 16, 2009, there were 11,800,445 shares of common stock outstanding, which were held by approximately 879 stockholders of record, including SI Bancorp, MHC.

The following table sets forth the market price and dividend information for the Company’s common stock for the periods indicated, as reported by NASDAQ.

	Price Range		Dividends
Year Ended December 31, 2008:	High	Low	Declared
First Quarter	$10.00	$9.42	$0.04
Second Quarter	10.49	8.09	0.04
Third Quarter	10.00	7.01	0.04
Fourth Quarter	8.00	4.90	0.04

	Price Range		Dividends
Year Ended December 31, 2007:	High	Low	Declared
First Quarter	$13.94	$11.77	$0.04
Second Quarter	12.84	11.19	0.04
Third Quarter	11.97	9.95	0.04
Fourth Quarter	11.10	9.15	0.04