Form 10-K, Exhibit 13
period 2009-12-31
SI Financial Group, Inc.
filed 2010-03-24
CIK 1292580

Exhibit 13.0

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding changes in SI Financial Group’s (the “Company”) financial condition as of December 31, 2009 and 2008 and the results of operations for the years ended December 31, 2009 and 2008. The information contained in this section should be read in conjunction with the consolidated financial statements and notes contained elsewhere in this annual report.

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

Management Strategies

The Company’s mission is to operate and grow a profitable community-oriented financial institution. The Company plans to achieve this by continuing its strategies of:

•	offering a full range of financial services;

•	expanding the branch network into new market areas;

•	pursuing opportunities to increase commercial lending in our market area;

•	applying conservative underwriting practices to maintain the high quality loan portfolio;

•	managing net interest margin and net interest spread by seeking to increase lending levels;

•	managing investment and borrowing portfolios to provide liquidity, enhance income and manage interest rate risk; and

•	increasing deposits by continuing to offer exceptional customer service and emphasizing commercial deposit offerings.

Offer a full range of financial services. Savings Institute Bank & Trust Company (the “Bank”) has a long tradition of focusing on the needs of consumers and small and medium-sized businesses in the community and being an active corporate citizen. The Bank delivers personalized service and responds with flexibility to customers’ needs. The Bank believes its community orientation, quicker decision-making process and ability to customize products for customers is attractive to its customers and distinguishes it from the large regional banks that operate in its market area and it intends to maintain this focus as it grows. In this context, the Bank is striving to become a true financial services company offering its customers one-stop shopping for all of their financial needs through banking, investments, insurance and trust products and services. The Bank hopes that its broad array of product offerings will deepen its relationships with its current customers and entice new customers to begin banking with them, ultimately increasing fee income and profitability.

SI Trust Servicing, which was acquired by the Bank in November 2005, expands the products offered by the Bank by offering trust services to community banks, while presenting significant growth opportunities for the Company’s wealth management business.

Expand branch network into new market areas. Since 2000, the Bank has opened a new branch office in each of North Windham, Lisbon, Mansfield Center, Tolland, South Windsor and East Hampton, Connecticut. During 2008, the Bank acquired branch offices in Colchester and New London, Connecticut. The Bank intends to continue to pursue expansion in Hartford, New London, Tolland and Windham Counties in future years, whether through de novo branching or acquisitions.

Pursue opportunities to increase commercial lending. Multi-family and commercial real estate and commercial business loans increased $28.0 million and $36.7 million for the years ended December 31, 2009 and 2008, respectively, and comprised 43.8% of total loans at December 31, 2009. There are many multi-family and commercial properties and businesses located in the Bank’s market area and the larger lending relationships associated with these commercial opportunities may be pursued.

Apply conservative underwriting practices and maintain high quality loan portfolio. The Bank believes that strong asset quality is a key to long-term financial success. The Bank has sought to maintain a high level of asset quality and moderate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts. Nonperforming loans decreased from $9.3 million at December 31, 2008 to $3.0 million at December 31, 2009. At December 31, 2009, nonperforming loans were 0.49% of the total loan portfolio and 0.34% of total assets. Although the Bank intends to increase its multi-family and commercial real estate and commercial business lending, it intends to continue its philosophy of managing large loan exposures through a conservative approach to lending.

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

Manage investment and borrowing portfolios. The Company’s liquidity, income and interest rate risk are affected by the management of its investment and borrowing portfolios. When necessary, the Company leverages its balance sheet by borrowing funds from the Federal Home Loan Bank of Boston (the “FHLB”) and investing the funds in loans and investment securities in a manner consistent with its current portfolio. This leverage strategy provides additional liquidity, enhances earnings and helps to manage interest rate risk.

Increase deposits. The Company’s primary source of funds is retail deposit accounts. Deposits have continued to increase primarily due to competitive interest rates, the movement of customer funds out of riskier investments, including the stock market, and the addition of new branch offices and new product offerings. The Company intends to continue to increase its deposits by continuing to offer exceptional customer service and by focusing on increasing its commercial deposits from small and medium-sized businesses through additional business banking products.

Critical Accounting Policies

The Company considers accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be its critical accounting policies. The Company considers the allowance for loan losses, other-than-temporary impairment of securities, deferred income taxes and the impairment of long-lived assets to be its critical accounting policies.

Allowance for Loan Losses. Determining the amount of allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the size and the composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectability of the loan portfolio. The level of the allowance for loan losses fluctuates primarily due to changes in the size and composition of the loan portfolio and in the level of nonperforming loans, classified assets and charge-offs. A portion of the allowance is established by segregating the loans by loan category and assigning allocation percentages based on our historical loss experience, delinquency trends, economic conditions and other qualitative factors. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current economic environment. Accordingly, increases in the size of the loan portfolio and the increased emphasis on commercial real estate and commercial business loans, which carry a higher degree of risk of default and, thus, a higher allocation percentage, increases the allowance. Additionally, a portion of the allowance is established based on the level of specific nonperforming loans and classified assets.

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

Other-Than-Temporary Impairment of Securities. One of the significant estimates related to securities is the evaluation of investments for other-than-temporary impairment (“OTTI”). Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other-than-temporary, the declines in fair value are reflected in earnings as realized losses. For those debt securities for which the fair value is less than its amortized cost and the Company does not intend to sell such security and it is not more likely than not that it will be required to sell such security prior to the recovery of its amortized cost basis (which may be maturity) less any credit losses, the credit-related OTTI loss is recognized as a charge to earnings. Noncredit-related OTTI losses for debt securities are recognized in other comprehensive income (loss), net of applicable taxes.

The evaluation of securities for impairment is a quantitative and qualitative process, which is subject to risks and uncertainties and is intended to determine whether declines in the fair value of investments should be recognized in current period earnings. The risks and uncertainties include changes in general economic conditions, the issuer’s financial condition or future prospects, the effects of changes in interest rates or credit spreads and the expected recovery period. Management evaluates securities for OTTI at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. See Notes 1 and 3 in the Company’s Consolidated Financial Statements for additional information.

Deferred Income Taxes. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change. A reduction in estimated future taxable income may require the Company to record a valuation allowance against its deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings. See Notes 1 and 10 in the Company’s Consolidated Financial Statements.

Impairment of Long-Lived Assets. The Company is required to record certain assets it has acquired, including identifiable intangible assets such as core deposit intangibles, goodwill and certain liabilities that it acquired at fair value, which may involve making estimates based on third-party valuations, such as appraisals or internal valuations based on discounted cash flow analyses or other valuation techniques. Further, long-lived assets, including intangible assets and premises and equipment, that are held and used by us, are presumed to have a useful life. The determination of the useful lives of intangible assets is subjective, as is the appropriate amortization period for such intangible and long-lived assets. Additionally, long-lived assets are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expenses. Testing for impairment is a subjective process, the application of which could result in different evaluations of impairment. See Notes 1, 6 and 7 in the Company’s Consolidated Financial Statements for additional information.

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

	Years Ended December 31,
		2009			2008			2007
(Dollars in Thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Interest-earning assets:
Loans (1)(2)	$624,647	$35,643	5.71%	$608,838	$37,192	6.11%	$584,237	$36,703	6.28%
Securities (3)	177,609	7,849	4.42	178,146	8,946	5.02	131,100	6,363	4.85
Other interest-earning assets	20,709	112	0.54	14,160	366	2.58	8,339	286	3.43

Total interest-earning assets	822,965	43,604	5.30	801,144	46,504	5.80	723,676	43,352	5.99

Noninterest-earning assets	47,377			44,518			38,609

Total assets	$870,342			$845,662			$762,285

Interest-bearing liabilities:
Deposits:
NOW and money market	$206,012	2,189	1.06	$180,699	3,149	1.74	$135,568	1,960	1.45
Savings (4)	62,717	408	0.65	66,796	668	1.00	76,517	1,053	1.38
Certificates of deposit	318,029	10,586	3.33	304,361	11,921	3.92	280,924	12,718	4.53

Total interest-bearing deposits	586,758	13,183	2.25	551,856	15,738	2.85	493,009	15,731	3.19

FHLB advances	131,460	5,461	4.15	143,697	6,324	4.40	114,960	5,276	4.59
Subordinated debt	8,248	217	2.63	8,248	397	4.81	10,463	776	7.42

Total interest-bearing liabilities	726,466	18,861	2.60	703,801	22,459	3.19	618,432	21,783	3.52

Noninterest-bearing liabilities	68,350			64,436			60,952

Total liabilities	794,816			768,237			679,384

Total stockholders’ equity	75,526			77,425			82,901

Total liabilities and stockholders’ equity	$870,342			$845,662			$762,285

Net interest-earning assets	$96,499			$97,343			$105,244

Tax equivalent net interest income (3)		24,743			24,045			21,569

Tax equivalent interest rate spread (5)			2.70%			2.61%			2.47%

Tax equivalent net interest margin as a percentage of interest-earning assets (6)			3.01%			3.00%			2.98%

Average interest-earning assets to average interest-bearing liabilities			113.28%			113.83%			117.02%

Less: Tax equivalent adjustment(3)		(16)			(5)			(5)

Net interest income		$24,727			$24,040			$21,564

(1)	Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.
(2)	Loan fees are included in interest income and are immaterial.
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

	2009 Compared to 2008
	Increase (Decrease) Due To
(Dollars in Thousands)	Rate	Volume	Net
Interest-earning assets:
Interest and dividend income:
Loans (1)(2)	$(2,497)	$948	$(1,549)
Securities (3)	(1,070)	(27)	(1,097)
Other interest-earning assets	(374)	120	(254)

Total interest-earning assets	(3,941)	1,041	(2,900)

Interest-bearing liabilities:
Interest expense:
Deposits (4)	(3,429)	874	(2,555)
FHLB advances	(343)	(520)	(863)
Subordinated debt	(180)	—	(180)

Total interest-bearing liabilities	(3,952)	354	(3,598)

Change in net interest income (5)	$11	$687	$698

(1)	Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.
(2)	Loan fees are included in interest income and are immaterial.
(3)

Municipal securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of operations.

(4)	Includes mortgagors’ and investors’ escrow accounts.
(5)	Presented on a tax equivalent basis.

Comparison of Financial Condition at December 31, 2009 and December 31, 2008

Assets:

Summary. Total assets increased $19.2 million, or 2.3%, to $872.4 million at December 31, 2009, as compared to $853.1 million at December 31, 2008, primarily due to increases in available for sale securities, prepaid FDIC deposit insurance assessment and other real estate owned, offset by decreases in net loans receivable and net deferred tax assets. Available for sale securities increased $20.9 million, or 12.8%, from $162.7 million at December 31, 2008 to $183.6 million at December 31, 2009 as a result of purchases of predominately U.S. government and agency obligations. The prepaid FDIC deposit insurance assessment of $3.5 million represents the estimated FDIC assessment for the years of 2010 through 2012. As assessments are incurred, a charge will be made to earnings with an offsetting credit to the prepaid asset. Other real estate owned increased $3.7 million, and consists of four residential and four commercial real estate properties. Cash and cash equivalents increased $1.0 million to $24.2 million at December 31, 2009.

Loans Receivable, Net. Despite increases in residential mortgage loan originations, net loans receivable decreased $9.6 million from the sale of $56.3 million in longer-term fixed-rate residential mortgage loans and lower commercial mortgage and business loans originations. Overall loan originations increased $4.7 million, or 3.3%, during the year ended December 31, 2009 compared to the same period in 2008 due primarily to a decrease in market interest rates for residential mortgage loans. The conversion of construction loans to permanent mortgage loans and principal pay-offs contributed to the decrease in construction loans. Changes in the loan portfolio consisted of the following:

•

Residential Mortgage Loans. Residential mortgage loans continue to represent the largest segment of the Company’s loan portfolio at December 31, 2009, comprising 50.1% of total loans. Due to residential mortgage loan sales, residential mortgage loans decreased $26.2 million, despite an increase of $55.7 million in residential mortgage loan originations over 2008. The increase in residential mortgage loan originations was partially offset by the sale of $56.3 million in residential mortgage loans from current production during 2009.

•

Commercial Loans. At December 31, 2009, the commercial loan portfolio represented 43.8% of the Company’s total loan portfolio. Multi-family and commercial mortgage loans increased $1.1 million, or 0.7%. Commercial business loans increased $26.9 million for 2009 as a result of the purchase of $40.9 million in United States Department of Agriculture (“USDA”) and Small Business Administration (“SBA”) loans that are fully guaranteed by the U.S. government. The Company’s continued strategy is to increase the percentage of the Company’s assets in commercial loans, including commercial mortgage and commercial business loans. To accomplish this goal, the Company is offering additional banking services to its customers and promoting stronger business development to obtain new business banking relationships, while maintaining strong credit quality.

•	Consumer Loans. Consumer loans represent 4.3% of the Company’s total loan portfolio. Consumer loans increased $4.0 million, or 18.0%, resulting from an increase in home equity lines of credit.

The allowance for loan losses totaled $4.9 million at December 31, 2009 compared to $6.0 million at December 31, 2008. The ratio of the allowance for loan losses to total loans decreased from 0.97% at December 31, 2008 to 0.80% at December 31, 2009, primarily as a result of a decrease of $969,000 in specific reserves and an increase of $31.6 million in SBA and USDA loans that are fully guaranteed by the U.S. Government and therefore, require no allowance for loan losses.

Liabilities. Total liabilities increased $14.7 million, or 1.9%, from December 31, 2008 to December 31, 2009 primarily as a result of an increase in deposits. Deposits increased $38.1 million, or 6.1%, which included increases in NOW and money market accounts of $33.1 million, noninterest-bearing demand deposits of $7.8 million and savings accounts of $818,000, offset by a decrease in certificates of deposit of $3.5 million. The increase in deposits was the result of branch expansion, marketing initiatives and competitively-priced deposit products, such as the Bank’s e.SI checking product, which increased $12.7 million during 2009. Certificates of deposit decreased as customers transferred their deposits to certain higher-yielding NOW and money market products. Borrowings decreased $23.5 million from $147.8 million at December 31, 2008 to $124.3 million at December 31, 2009, resulting from net repayments of FHLB advances with excess funds from deposit inflows. In addition to repayments and maturities of borrowings, the Bank restructured FHLB borrowings and extended the maturities of certain advances during 2009 as a result of the low interest rate environment. These borrowings were used to fund asset growth and increase liquidity.

Equity:

Summary. Total stockholders’ equity increased $4.5 million from $72.9 million at December 31, 2008 to $77.5 million at December 31, 2009. The increase in equity related to a decrease in net unrealized holding losses on available for sale securities aggregating $3.3 million (net of taxes), amortization of equity incentive plans totaling $854,000 and earnings of $435,000, offset by stock repurchases of 11,243 shares at a cost of $68,000.

The adoption of new accounting guidance regarding the recognition and presentation of OTTI of securities during the quarter ended March 31, 2009 required management to separately identify whether

OTTI charges totaling $7.1 million that were previously recognized in earnings during the third and fourth quarters of 2008 were related to credit losses or other noncredit factors at the measurement date of impairment. Management determined, based on the present value of expected cash flows in accordance with applicable guidance, that $4.0 million of the $7.1 million in OTTI charges were related to noncredit factors and therefore, recorded a cumulative effect adjustment of $2.7 million (net of taxes) to retained earnings with a corresponding adjustment to accumulated other comprehensive loss. The Company does not intend to sell these impaired securities and it is more likely than not that the Company will not be required to sell these securities before recovery of the amortized cost basis of each of these securities.

Accumulated Other Comprehensive Loss. Accumulated other comprehensive loss is comprised solely of the unrealized holding gains and losses on available for sale securities, net of taxes. Net unrealized holding losses on available for sale securities, net of taxes, totaled $2.4 million at December 31, 2009 compared to net unrealized holding losses on available for sale securities, net of taxes, of $3.0 million at December 31, 2008. Unrealized holding losses on available for sale securities resulted from a decline in the market value of primarily the debt securities portfolio, which was recognized in accumulated other comprehensive loss on the consolidated balance sheet and a component of comprehensive income (loss) on the consolidated statement of changes in stockholders’ equity. A majority of the unrealized losses relate to non-agency mortgage-backed securities and collateralized debt obligations. The Company does not intend to sell such securities and it is more likely than not that it will not be required to sell such securities prior to the recovery of its amortized cost basis, which may be at maturity, less any credit losses.

There continues to be a significant contraction of liquidity in the fixed income markets, resulting in a lack of an orderly market for trading and pricing of fixed income securities, with the exception of U.S. Treasuries and agencies and top-rated corporate securities. Mortgage-backed securities from private issuers and preferred securities of financial institutions have been negatively impacted. During 2009, management identified credit losses for certain securities and recognized OTTI losses of $228,000. See Notes 3 and 15 in the Company’s Consolidated Financial Statements for additional details.

Comparison of Operating Results for the Years Ended December 31, 2009 and 2008

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

The Company recorded net income of $435,000 for the year ended December 31, 2009, an increase of $3.3 million, compared to a net loss of $2.9 million for the year ended December 31, 2008. The net loss for the year ended December 31, 2008 was primarily attributable to a $7.1 million OTTI charge on certain securities to reduce their carrying value to fair value.

Interest and Dividend Income. Total interest and dividend income decreased $2.9 million, or 6.3%, for 2009, primarily due to a lower yield on interest-earning assets, offset by an increase in interest-earning assets. Lower market interest rates contributed to decreases in the yield of 60 basis points and 40 basis points on securities and loans, respectively, during 2009. Additionally, the yield on loans was negatively impacted by the increase in unrecognized interest related to nonaccrual loans. Average interest-earning assets increased $21.8 million to $823.0 million in 2009, mainly due to a higher average balance of loans and, to a lesser extent, a higher average balance on federal funds and other interest-earning assets. The average balance of loans increased $15.8 million while the rate earned on loans decreased to 5.71% for 2009 from 6.11% for 2008.

Interest Expense. Interest expense decreased $3.6 million, or 16.0%, to $18.9 million for 2009 compared to $22.5 million in 2008, primarily due to lower rates paid on interest-bearing liabilities, offset by a higher average balance of deposits. Overall, average rates declined as a result of the lower interest rate environment during 2009. Average deposits rose $34.9 million and the average yield decreased 60 basis points. An increase in NOW and money market accounts totaling $25.3 million contributed the largest increase to the average balance for deposit accounts, as customers shifted from savings accounts to NOW and money market accounts. The average yield on these deposits decreased 68 basis points. The average balance of certificates of deposit increased $13.7 million and the average rate paid decreased 59 basis points to 3.33%. The average balance of FHLB advances decreased $12.2 million and the average yield decreased 25 basis points to 4.15% for 2009. Rates on subordinated borrowings decreased 218 basis points due to a reduction in the three-month LIBOR rate.

Provision for Loan Losses. The Company’s provision for loan losses increased $1.5 million to $2.8 million in 2009. The higher provision relates to an increase in charge-offs due to the impact of continued adverse economic and real estate market conditions. For the year ended December 31, 2009, net loan charge-offs totaled $4.0 million, compared to $567,000 for the year ended December 31, 2008. Specific reserves relating to impaired loans decreased to $267,000 at December 31, 2009 compared to $1.2 million at December 31, 2008. The ratio of the allowance for loan losses to total loans decreased from 0.97% at December 31, 2008 to 0.80% at December 31, 2009. At December 31, 2009, nonperforming loans totaled $3.0 million, as compared to $9.3 million at December 31, 2008. The increase in loan charge-offs and the decrease in nonperforming loans and specific reserves for the year ended December 31, 2009 primarily resulted from the charge-off of two commercial construction loan relationships aggregating $2.9 million that were previously identified as impaired with established specific reserves and the transfer of loans totaling $5.5 million into other real estate owned. While the Company has no direct exposure to sub-prime mortgages in its loan portfolio, economic conditions have negatively impacted the residential and commercial construction markets and contributed to the decrease in credit quality for commercial loans.

Noninterest Income. Total noninterest income increased $6.8 million to $10.0 million in 2009. The following table shows the components of noninterest income and the dollar and percentage changes from 2008 to 2009.

	Years Ended December 31,		Change
(Dollars in Thousands)	2009	2008	Dollars	Percent

Service fees	$5,033	$5,251	$(218)	(4.2)%
Wealth management fees	3,912	3,923	(11)	(0.3)
Increase in cash surrender value of BOLI	294	304	(10)	(3.3)
Net gain on sales of securities	285	463	(178)	(38.4)
Net impairment losses recognized in earnings	(228)	(7,148)	6,920	(96.8)
Net gain on sale of loans	577	202	375	185.6
Net gain on sale of equipment	99	—	99	n/a
Other	6	141	(135)	(95.7)

Total noninterest income	$9,978	$3,136	$6,842	218.2%

An increase in noninterest income for the year ended December 31, 2009 primarily resulted from lower OTTI charges and an increase in the net gain on the sale of loans, offset by decreases in service fees and the net gain on the sale of available for sale securities. For 2009, the Company reported a net gain on the sale of loans of $577,000 resulting from the sale of $56.3 million of fixed-rate longer-term residential mortgage loans, compared to a net gain on the sale of loans of $202,000 resulting from the sale of $14.2 million of fixed-rate longer-term residential mortgage loans in 2008. Service fees declined for the year ended December 31, 2009 due to lower overdraft charges on certain deposit products. The Company realized net gains on the sale of bonds and stocks totaling $215,000 and $70,000, respectively, during 2009 compared to a net gain on the sale of bonds totaling $463,000 for 2008. Other noninterest income included a net gain of $291,000 in death benefit proceeds received from a bank-owned life insurance policy during 2009, offset by impairment charges of $383,000 and $63,000, which were recorded to reduce the Bank’s carrying value in two small business investment company limited partnerships during the years ended December 31, 2009 and 2008, respectively.

Noninterest Expenses. Noninterest expenses increased $1.4 million for 2009 as compared to 2008. The following table shows the components of noninterest expenses and the dollar and percentage changes from 2008 to 2009.

	Years Ended December 31,		Change
(Dollars in Thousands)	2009	2008	Dollars	Percent

Salaries and employee benefits	$15,767	$16,211	$(444)	(2.7)%
Occupancy and equipment	5,559	5,733	(174)	(3.0)
Computer and electronic banking services	3,477	3,084	393	12.7
Outside professional services	975	842	133	15.8
Marketing and advertising	791	800	(9)	(1.1)
FDIC deposit insurance and regulatory assessments	1,756	567	1,189	209.7
Supplies	524	569	(45)	(7.9)
Other	2,556	2,234	322	14.4

Total noninterest expenses	$31,405	$30,040	$1,365	4.5%

Noninterest expenses increased in 2009 primarily due to increases in the FDIC assessment, computer and electronic banking services, other noninterest expenses and outside professional services. The increase in the FDIC assessment of $1.2 million for the year ended December 31, 2009 was attributable to the expiration of credits during 2008, an increase in the assessment rate for 2009 and an FDIC-imposed industry-wide 5 basis point special assessment totaling $393,000. Computer and electronic banking services expense increased due to higher telecommunication costs and transaction activity. Other noninterest expenses increased as a result of higher custodian fees for trust operations of $167,000, prepayment penalties for the early extinguishment of FHLB borrowings of $111,000 and an increase in mortgage appraisal fees of $122,000, offset by a decrease in the provision for credit losses of $124,000. Additionally, the Company recorded an impairment charge of $57,000 during the fourth quarter of 2009 on the goodwill from its New London branch acquisition in 2008. The decrease in salaries and employee benefits primarily related to higher deferred costs associated with the increase in residential mortgage originations in 2009. Occupancy and equipment expense was impacted by the Company’s purchase of the Norwich, Connecticut branch office and the training facility, resulting in lower lease expense for 2009.

Income Tax Provision. For 2009, the Company had an income tax provision of $35,000 compared to an income tax benefit of $1.4 million for 2008. The income tax provision for 2009 resulted from an increase in taxable income, offset by a nontaxable gain on bank-owned life insurance proceeds. The effective tax rate was 7.4% and 32.1% for 2009 and 2008, respectively. For the year ended December 31, 2009, the effective tax rate was impacted by an increase in the valuation allowance to $139,000 from $118,000 at December 31, 2008 due to the uncertainty of realization of the Company’s charitable contribution deduction. For the year ended December 31, 2008, the valuation allowance of $118,000 was established due to the uncertainty of realization of federal capital loss carry-forwards and OTTI losses on equity securities. As a result of the Emergency Economic Stabilization Act of 2008 (“EESA”), which was enacted into law in October 2008, the Company recorded a deferred tax benefit during the year ended December 31, 2008 associated with the OTTI losses recognized for the Company’s preferred stock holdings of Fannie Mae and Freddie Mac. Prior to the enactment of EESA, such losses were treated as capital losses for both tax and financial reporting purposes. Under EESA, ordinary loss treatment is available to financial institutions for such securities.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. The Company’s primary sources of funds consist of deposit inflows, loan repayments and sales, maturities and sales of securities and FHLB and subordinated debt borrowings. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, mortgage prepayments and loan and security sales are greatly influenced by general interest rates, economic conditions and competition.

The Company regularly adjusts its investment in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of the Company’s asset/liability management, funds management and liquidity policies. The Company’s policy is to maintain liquid assets less short-term liabilities within a range of 10.0% to 20.0% of total assets. Liquid assets were 15.8% of total assets at December 31, 2009. Excess liquid assets are generally invested in interest-earning deposits and short- and intermediate-term securities.

The Company’s most liquid assets are cash and cash equivalents. The levels of these assets depend on the Company’s operating, financing, lending and investing activities during any given period. At December 31, 2009, cash and cash equivalents totaled $24.2 million. Interest-bearing deposits and federal funds sold totaled $11.3 million, which included a $1.5 million certificate of deposit pledged to support a letter of credit for MasterCard’s settlement guarantee program. Securities classified as available for sale, which provide additional sources of liquidity, totaled $183.6 million at December 31, 2009. In addition, at December 31, 2009, the Company had the ability to borrow an additional $63.4 million from the FHLB, which includes overnight lines of credit of $10.0 million. On that date, the Company had FHLB advances outstanding of $116.1 million and no overnight advances outstanding. Additionally, the Company has the ability to access the Federal Reserve Bank’s Discount Window on a collateralized basis. The Company believes that its liquid assets combined with the available line from the FHLB provide adequate liquidity to meet its current financial obligations.

At December 31, 2009, the Bank had $51.8 million in loan commitments outstanding, which included $9.8 million in undisbursed construction loans, $18.7 million in unused home equity lines of credit, $12.4 million in commercial lines of credit, $8.6 million in commitments to grant loans, $1.4 million in overdraft protection lines and $784,000 in standby letters of credit. Certificates of deposit due within one year of December 31, 2009 totaled $200.3 million, or 30.4% of total deposits. Management believes that the amount of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in longer-term certificates of deposit due to the uncertain interest rate environment. To compensate, the Bank has increased the duration of its borrowings with the FHLB and offered attractive rates on certain certificates of deposit in an effort to extend the maturity of its deposits. The Bank will be required to seek other sources of funds, including other certificates of deposit and lines of credit, if maturing certificates of deposit are not retained. Depending on market conditions, the Bank may be required to pay higher rates on such deposits or other borrowings than are currently paid on certificates of deposit. Additionally, a shorter duration in the securities portfolio may be necessary to provide liquidity to compensate for any deposit outflows. The Bank believes, however, based on past experience, a significant portion of its certificates of deposit will be retained. The Bank has the ability, if necessary, to adjust the interest rates offered to its customers in an effort to attract and retain deposits.

The Company’s primary investing activities are the origination of loans and the purchase of securities and loans. For the year ended December 31, 2009, the Bank originated $146.3 million of loans and purchased $95.1 million of securities and $40.9 million of loans. In fiscal 2008, the Bank originated $141.6 million of loans and purchased $100.8 million of securities and $12.3 million of loans.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. The increased liquidity needed to fund asset growth has been provided through increased deposits. The net increase in total deposits, including mortgagors’ and investors’ escrow accounts, was $38.1 million and $72.5 million for the years ended December 31, 2009 and 2008, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. The Bank generally manages the pricing of its deposits to be competitive and to increase core deposits and commercial banking relationships. Occasionally, the Bank offers promotional rates on certain deposit products to attract deposits. The Bank decreased FHLB advances by $23.5 million and $2.0 million for the years ended December 31, 2009 and 2008, respectively, with excess funds from the increase in deposits.

In February 2008, the Company’s Board of Directors approved the repurchase of up to 596,000 shares of the Company’s outstanding common stock. During 2009, the Company repurchased 11,243 shares at a cost of $68,000. At December 31, 2009, the remaining shares that may be repurchased under this plan totaled 449,452.

SI Financial Group is a separate legal entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, SI Financial Group is responsible for paying any dividends declared to its shareholders and payment on its subordinated debentures. SI Financial Group also has repurchased shares of its common stock. SI Financial Group’s primary source of income is dividends received from the Bank. The amount of dividends that the Bank may declare and pay to SI Financial Group in any calendar year, without the receipt of prior approval from the Office of Thrift Supervision (“OTS”), but with prior notice to OTS, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. At December 31, 2009, SI Financial Group had cash and cash equivalents of $3.6 million.

The Bank is subject to various regulatory capital requirements administered by the OTS, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2009, the Bank exceeded all of its regulatory capital requirements and is considered “well capitalized” under regulatory guidelines. As a savings and loan holding company regulated by the OTS, the Company is not subject to any separate regulatory capital requirements. See Note 14 in the Company’s Consolidated Financial Statements for additional information relating to the Bank’s regulatory capital requirements.

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

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31, 2009 and 2008 are as follows:

	December 31,
(Dollars in Thousands)	2009	2008

Commitments to extend credit: (1)
Future loan commitments	$8,648	$5,386
Undisbursed construction loans	9,843	19,840
Undisbursed home equity lines of credit	18,733	18,327
Undisbursed commercial lines of credit	12,390	13,507
Overdraft protection lines	1,425	1,434
Standby letters of credit (2)	784	710

Total commitments	$51,823	$59,204

(1)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments may require payment of a fee and generally have fixed expiration dates or other termination clauses.

(2)	Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party.

The Bank is a limited partner in two Small Business Investment Corporations. At December 31, 2009, the Bank’s remaining off-balance sheet commitment for the capital investments was $757,000. See Note 12 in the Company’s Consolidated Financial Statements.

In 2004, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of its eligible employees. At December 31, 2009, the Bank had repaid principal payments on the loan to the ESOP of $1.3 million and allocated shares and shares held in suspense and committed to be released to participants totaled 133,485 and 32,295, respectively. As of December 31, 2009, the amount of unallocated common shares held in suspense totaled 322,955, with a fair value of $1.7 million, which represents a commitment of the Bank to the ESOP. See Note 11 in the Company’s Consolidated Financial Statements.

As of December 31, 2009, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows. See Note 12 in the Company’s Consolidated Financial Statements.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

SI Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of SI Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SI Financial Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts

March 11, 2010

SI FINANCIAL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share Amounts)

	December 31,
	2009	2008
ASSETS:
Cash and due from banks:
Noninterest-bearing	$12,889	$14,008
Interest-bearing	2,350	465
Federal funds sold	8,965	8,730

Total cash and cash equivalents	24,204	23,203

Available for sale securities, at fair value	183,562	162,699
Loans held for sale	396	—
Loans receivable (net of allowance for loan losses of $4,891 and $6,047 at December 31, 2009 and 2008, respectively)	607,692	617,263
Federal Home Loan Bank stock, at cost	8,388	8,388
Bank-owned life insurance	8,734	8,714
Premises and equipment, net	12,966	12,225
Goodwill and other intangibles	4,195	4,294
Accrued interest receivable	3,341	3,721
Deferred tax asset, net	6,078	7,938
Other real estate owned, net	3,680	—
Prepaid FDIC deposit insurance assessment	3,549	—
Other assets	5,569	4,677

Total assets	$872,354	$853,122

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Noninterest-bearing	$65,407	$57,647
Interest-bearing	593,380	563,004

Total deposits	658,787	620,651

Mortgagors’ and investors’ escrow accounts	3,591	3,625
Federal Home Loan Bank advances	116,100	139,600
Junior subordinated debt owed to unconsolidated trust	8,248	8,248
Accrued expenses and other liabilities	8,166	8,071

Total liabilities	794,892	780,195

Commitments and contingencies (Notes 6, 11 and 12)

Stockholders’ Equity:
Preferred stock ($.01 par value; 1,000,000 shares authorized; none issued)	—	—
Common stock ($.01 par value; 75,000,000 shares authorized; 12,563,750 shares issued; 11,789,202 and 11,800,445 shares outstanding at December 31, 2009 and 2008, respectively)	126	126
Additional paid-in capital	52,230	52,103
Unallocated common shares held by ESOP	(3,230)	(3,553)
Unearned restricted shares	(193)	(714)
Retained earnings	38,883	35,848
Accumulated other comprehensive loss	(2,389)	(2,986)
Treasury stock, at cost (774,548 and 763,305 shares at December 31, 2009 and 2008, respectively)	(7,965)	(7,897)

Total stockholders’ equity	77,462	72,927

Total liabilities and stockholders’ equity	$872,354	$853,122

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share Amounts)

	Years Ended December 31,
	2009	2008
Interest and dividend income:
Loans, including fees	$35,643	$37,192
Securities:
Taxable interest	7,744	8,516
Tax-exempt interest	47	13
Dividends	42	412
Other	112	366

Total interest and dividend income	43,588	46,499

Interest expense:
Deposits	13,183	15,738
Federal Home Loan Bank advances	5,461	6,324
Subordinated debt	217	397

Total interest expense	18,861	22,459

Net interest income	24,727	24,040

Provision for loan losses	2,830	1,369

Net interest income after provision for loan losses	21,897	22,671

Noninterest income:
Total other-than-temporary impairment losses on securities	(894)	(7,148)
Portion of losses recognized in other comprehensive income	666	—

Net impairment losses recognized in earnings	(228)	(7,148)
Service fees	5,033	5,251
Wealth management fees	3,912	3,923
Increase in cash surrender value of bank-owned life insurance	294	304
Net gain on sales of securities	285	463
Net gain on sale of loans	577	202
Net gain on sale of equipment	99	—
Other	6	141

Total noninterest income	9,978	3,136

Noninterest expenses:
Salaries and employee benefits	15,767	16,211
Occupancy and equipment	5,559	5,733
Computer and electronic banking services	3,477	3,084
Outside professional services	975	842
Marketing and advertising	791	800
FDIC deposit insurance and regulatory assessments	1,756	567
Supplies	524	569
Other	2,556	2,234

Total noninterest expenses	31,405	30,040

Income (loss) before income taxes	470	(4,233)
Income tax provision (benefit)	35	(1,360)

Net income (loss)	$435	$(2,873)

Net income (loss) per share:
Basic	$0.04	$(0.25)
Diluted	$0.04	$(0.25)

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2009 AND 2008

(Dollars in Thousands, Except Share Amounts)

	Common Stock		Additional Paid-in Capital	Unallocated Common Shares Held by ESOP	Unearned Restricted Shares	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total Stockholders’ Equity
	Shares	Dollars

BALANCE AT DECEMBER 31, 2007	12,563,750	$126	$51,852	$(3,876)	$(1,181)	$39,933	$504	$(5,271)	$82,087

Cumulative effect adjustment of a change in accounting principle for split-dollar life insurance	—	—	—	—	—	(547)	—	—	(547)
Comprehensive loss:
Net loss	—	—	—	—	—	(2,873)	—	—	(2,873)
Net unrealized loss on available for sale securities, net of reclassification adjustment and tax effects	—	—	—	—	—	—	(3,490)	—	(3,490)

Total comprehensive loss									(6,363)
Cash dividends declared ($0.16 per share)	—	—	—	—	—	(665)	—	—	(665)
Equity incentive plan shares earned	—	—	301	—	467	—	—	—	768
Allocation of 32,295 ESOP shares	—	—	(44)	323	—	—	—	—	279
Tax deficiency from share-based stock compensation	—	—	(6)	—	—	—	—	—	(6)
Treasury stock purchased (270,655 shares)	—	—	—	—	—	—	—	(2,626)	(2,626)

BALANCE AT DECEMBER 31, 2008	12,563,750	126	52,103	(3,553)	(714)	35,848	(2,986)	(7,897)	72,927

Cumulative effect adjustment of a change in accounting principle for impairment of securities	—	—	—	—	—	2,717	(2,717)	—	—
Comprehensive income:
Net income	—	—	—	—	—	435	—	—	435
Net unrealized gain on available for sale securities, net of reclassification adjustment and tax effects	—	—	—	—	—	—	3,314	—	3,314

Total comprehensive income	—								3,749
Treasury stock purchased (11,243 shares)	—	—	—	—	—	—	—	(68)	(68)
Restricted shares activity	—	—	37	—	80	(117)	—	—	—
Equity incentive plan shares earned	—	—	301	—	441	—	—	—	742
Allocation of 32,295 ESOP shares	—	—	(168)	323	—	—	—	—	155
Tax deficiency from share-based stock compensation	—	—	(43)	—	—	—	—	—	(43)

BALANCE AT DECEMBER 31, 2009	12,563,750	$126	$52,230	$(3,230)	$(193)	$38,883	$(2,389)	$(7,965)	$77,462

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Years Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$435	$(2,873)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	2,830	1,369
Employee stock ownership plan expense	155	279
Equity incentive plan expense	742	768
Accretion of investment premiums and discounts, net	(101)	(224)
Amortization of loan premiums and discounts, net	282	274
Depreciation and amortization of premises and equipment	1,926	2,074
Amortization of core deposit intangible	42	53
Net gain on sales of securities	(285)	(463)
Deferred income tax provision (benefit)	275	(2,870)
Loans originated for sale	(56,732)	(13,822)
Proceeds from sale of loans held for sale	56,913	14,434
Net gain on sale of loans	(577)	(202)
Net gain on sale of equipment	(99)	—
Net gain on sale of other real estate owned	(16)	(10)
Increase in cash surrender value of bank-owned life insurance	(294)	(304)
Gain on bank-owned life insurance proceeds	(291)	—
Impairment losses on securities	228	7,148
Change in operating assets and liabilities:
Accrued interest receivable	380	(153)
Other assets	(4,480)	(807)
Accrued expenses and other liabilities	52	1,039

Net cash provided by operating activities	1,385	5,710

Cash flows from investing activities:
Purchases of available for sale securities	(95,071)	(100,810)
Proceeds from sale of available for sale securities	24,483	19,981
Proceeds from maturities of and principal repayments on available for sale securities	54,782	47,720
Net decrease (increase) in loans	41,803	(11,646)
Purchase of Federal Home Loan Bank stock	—	(586)
Purchase of loans receivable	(40,876)	(12,281)
Proceeds from bank-owned life insurance	565	—
Proceeds from sale of other real estate owned	1,865	923
Purchases of premises and equipment	(3,518)	(1,808)
Net cash (paid) received from branch (sale) acquisitions	(619)	15,805

Net cash used in investing activities	(16,586)	(42,702)

Cash flows from financing activities:
Net increase in deposits	39,804	44,648
Net (decrease) increase in mortgagors’ and investors’ escrow accounts	(34)	188
Proceeds from Federal Home Loan Bank advances	37,300	53,507
Repayments of Federal Home Loan Bank advances	(60,800)	(55,526)
Cash dividends on common stock	—	(665)
Treasury stock purchased	(68)	(2,626)

Net cash provided by financing activities	16,202	39,526

(continued on next page)

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS - Concluded

(Dollars in Thousands)

	Years Ended December 31,
	2009	2008

Net change in cash and cash equivalents	1,001	2,534

Cash and cash equivalents at beginning of year	23,203	20,669

Cash and cash equivalents at end of year	$24,204	$23,203

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid on deposits and borrowed funds	$19,050	$22,488
Income taxes paid, net	731	1,356
Transfer of loans to other real estate owned	5,529	—
Branch sale: Cash paid for the disposition of net liabilities related to the sale of the branch office located in Gales Ferry, Connecticut in January 2009 were as follows:
Assets:
Loans receivable	$3
Fixed assets, net	950
Other assets	96

Total assets	1,049

Liabilities:
Deposits	1,668

Total liabilities	1,668

Net liabilities	$619

Branch acquisitions:

Cash received for the assumption of net liabilities related to the purchase of branch offices located in Colchester and New London, Connecticut in January 2008 and March 2008, respectively, were as follows:

Assets:
Loans receivable		$7,441
Accrued interest - loans		40
Core deposit intangible		159
Fixed assets, net		685
Goodwill		3,545

Total assets		11,870

Liabilities:
Deposits		27,668
Accrued interest - deposits		7

Total liabilities		27,675

Net liabilities		$15,805

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

SI Financial Group, Inc. (the “Company”) is the holding company for Savings Institute Bank and Trust Company (the “Bank”). Established in 1842, the Bank is a community-oriented financial institution headquartered in Willimantic, Connecticut. The Bank provides a variety of financial services to individuals, businesses and municipalities through its twenty-one offices in eastern Connecticut. Its primary products include savings, checking and certificate of deposit accounts, residential and commercial mortgage loans, commercial business loans and consumer loans. In addition, wealth management services, which include trust, financial planning, life insurance and investment services, are offered to individuals and businesses through the Bank’s Connecticut offices. SI Trust Servicing, the third-party provider of trust outsourcing services for community banks, expands the wealth management products offered by the Bank, and offers trust services to other community banks. The Company does not conduct any significant business other than owning all of the stock of the Bank.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, 803 Financial Corp., SI Mortgage Company and SI Realty Company, Inc. All significant intercompany accounts and transactions have been eliminated.

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, as of the date of the balance sheet and reported amounts of revenues and expenses for the years presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary impairment (“OTTI”) of securities, deferred income taxes and the impairment of long-lived assets.

Reclassifications

Certain amounts in the Company’s 2008 consolidated financial statements have been reclassified to conform to the 2009 presentation. Such reclassifications had no effect on net income.

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

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Fair Value Hierarchy

The Company groups its financial assets and financial liabilities in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

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

At each reporting period, the Company evaluates all securities classified as available for sale or held to maturity with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to have OTTI.

In April 2009, the Company adopted new authoritative guidance regarding recognition and presentation of other-than-temporary impairments which amends the OTTI guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of OTTI on debt and equity securities in the financial statements. This guidance does not amend existing recognition and measurement guidance related to OTTI of equity securities.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other-than-temporary, the declines in fair value are reflected in earnings as realized losses. For debt securities, OTTI is required to be recognized (1) if the Company intends to sell the security; (2) if it is “more likely than not” that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For all impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Noncredit-related OTTI for such debt securities is recognized in other comprehensive income (loss), net of applicable taxes. The adoption of this new authoritative guidance resulted in a cumulative effect adjustment of $2.7 million (net of taxes) to retained earnings with a corresponding adjustment to accumulated other comprehensive loss. See Notes 3 and 15 for more details.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank of Boston (“FHLB”), is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLB may declare dividends on its stock. The stock is redeemable at par by the FHLB and the Company’s ability to redeem the shares owned is dependent on the redemption practices of the FHLB. The Company reviews its investment in FHLB stock for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.

At December 31, 2009, the Bank owned $8.4 million of FHLB stock. Regional banks within the Federal Home Loan Bank System have experienced higher levels of OTTI in their private label mortgage-backed securities and home equity loans, which has raised concerns about whether their capital levels could be reduced below regulatory requirements. In response to unprecedented market conditions and potential future losses, the FHLB has implemented an initiative to preserve capital by the adoption of a revised retained earnings target, declaration of a moratorium on excess stock repurchases and the suspension of cash dividend payments. The Bank anticipates it will not receive dividends on its holdings in FHLB stock for the foreseeable future. There can be no assurance that the impact of recent market conditions on the financial condition of the Federal Home Loan Banks or future legislation on the Federal Home Loan Banks will not cause a decrease in the value of FHLB stock held by the Bank. Based on the Company’s evaluation of the underlying investment, including the long-term nature of the investment, the liquidity position of the FHLB, the actions taken by the FHLB to address its regulatory capital situation and the Bank’s intent and ability to hold the investment for a period of time sufficient to recover its cost, the Bank did not recognize an OTTI loss for the years ended December 31, 2009 and 2008 on its investment of FHLB stock. Moody’s Investor Service has affirmed the FHLB’s credit rating of Aaa in July 2009. Although OTTI losses have not been recognized on the Bank’s FHLB stock, continued deterioration in FHLB’s financial position may result in future impairment losses.

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

DECEMBER 31, 2009 AND 2008

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

A loan is impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impairment is measured on a loan by loan basis for residential and commercial mortgage loans and commercial business loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and concessions have been made to the original contractual terms, such as reductions of interest rates or deferral of interest or principal payments, due to the borrower’s financial condition, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired.

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

DECEMBER 31, 2009 AND 2008

The allowance for loan losses consists of the following key elements:

•

Specific allowance for identified impaired loans. For such loans that are identified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price if the loan is collateral dependent) of the impaired loan are lower than the carrying value of that loan.

•

General valuation allowance, which represents a valuation allowance on the remainder of the loan portfolio, after excluding impaired loans. For this portion of the allowance, loans are segregated by category and assigned allowance percentage based on historical loan loss experience adjusted for qualitative factors.

The majority of the Company’s loans are collateralized by real estate located in eastern Connecticut. Accordingly, the collateral value of a substantial portion of the Company’s loan portfolio and real estate acquired through foreclosure is susceptible to changes in market conditions.

Although management believes that it uses the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary as a result of changes in economic conditions and other factors.

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

Other Real Estate Owned

Other real estate owned consists of properties acquired through, or in lieu of, loan foreclosure or other proceedings and is initially recorded at the lower of the related loan balances less any specific allowance for loss or fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, the properties are held for sale and are carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of acquisition is charged to the allowance for loan losses. Properties are evaluated regularly to ensure the recorded amounts are supported by current fair values, and a charge to operations is recorded as necessary to reduce the carrying amount to fair value less estimated costs to dispose. Revenue and expense from the operation of other real estate owned and the provision to establish and adjust valuation allowances are included in noninterest expenses. Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral. Gains or losses are included in noninterest expenses upon disposal. See Note 5 for additional details related to other real estate owned.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized. The Company does not have any uncertain tax positions at December 31, 2009 which require accrual or disclosure. Future interest and penalties related to unrecognized tax benefits, if any, will be reported as income tax expense in the Company’s consolidated statements of operations.

Income tax benefits related to stock compensation in excess of grant date fair value less any proceeds on exercise are recognized as an increase to additional paid-in capital upon vesting or exercising and delivery of the stock. Any income tax effects related to stock compensation that are less than grant date fair value less any proceeds on exercise would be recognized as a reduction of additional paid-in capital to the extent of previously recognized income tax benefits and then through income tax expense for the remaining amount.

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

Goodwill and other intangibles are evaluated for impairment annually, or more frequently if events or changes in circumstances warrant such evaluation. Financial information for the Colchester and New London, Connecticut branch locations and SI Trust Servicing, which represent the reporting units, is used for evaluating goodwill for impairment. In performing the goodwill impairment testing and measurement process to assess potential impairment in accordance with applicable guidance, the Company utilized an income approach to determine the fair value of each of the reporting units. The income approach was based on discounted cash flows derived from assumptions of balance sheet and

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

income statement activity, using observable market data to the extent available. The Bank’s management developed a financial forecast considering several long-term key business drivers such as anticipated loan and deposit growth. Significant assumptions used in deriving the discounted cash flow analyses for the branch impairment evaluations included estimates of deposit and loan growth and weighted-average rates of interest for deposits and loans. Growth estimates for deposits and loans were based on a combination of historical trends and anticipated growth projections. Weighted-average interest rates were utilized to calculate interest income and interest expense based on an analysis of the (1) average rate of interest for major product types and (2) anticipated run-off of existing accounts and projected interest rates at the time of maturity for certificates of deposit accounts. Significant assumptions used in the preparation of the discounted cash flow analysis for SI Trust Servicing included estimates of revenue and operating costs utilizing the current and projected revenue and cost structure. The implied fair values based on the discounted cash flows were compared to the carrying balances of goodwill for each of the reporting units to determine impairment. As a result of the goodwill impairment analyses, the Company reduced the carrying value of goodwill related to its New London, Connecticut branch acquisition by $57,000 through a charge to fourth quarter earnings. This charge had no effect on the Company’s cash balances or liquidity. In addition, as goodwill and other intangible assets are not included in the calculation of regulatory capital, the regulatory ratios of the Bank were not affected by this impairment charge.

Other Investments

The Company is a limited partner in two Small Business Investment Companies (“SBICs”), which are licensed by the Small Business Administration. They provide mezzanine financing and private equity investments to small companies which may not otherwise qualify for standard bank financing. The Company records its investment in the SBICs at cost and evaluates its investment for impairment on an annual basis. Impairment that is considered by management to be other-than-temporary, results in a write-down of the investment which is recognized as a realized loss in earnings. See Note 12 regarding outstanding capital commitments to the limited partnerships.

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

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of stockholders’ equity, such items, along with net income (loss), are components of comprehensive income (loss). See Note 15 for components of other comprehensive income (loss) and the related tax effects.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Treasury Stock

Common stock shares repurchased are recorded as treasury stock at cost.

Earnings Per Share

Basic net income (loss) per share is calculated by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Unvested restricted shares are considered outstanding in the computation of basic earnings per share since the shares participate in dividends and the rights to the dividends are non-forfeitable. Diluted net income (loss) per share is computed in a manner similar to basic net income (loss) per share except that the weighted-average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period. The Company’s common stock equivalents relate solely to stock options. Treasury shares and unallocated common shares held by the ESOP are not deemed outstanding for earnings per share calculations.

Anti-dilutive shares are common stock equivalents with weighted-average exercise prices in excess of the weighted-average market value for the periods presented. The Company had anti-dilutive common shares outstanding of 467,877 and 499,341 for the years ended December 31, 2009 and 2008, respectively. For the years ended December 31, 2009 and 2008, all common stock equivalents were anti-dilutive and were not included in the computation of diluted earnings per share. The computation of earnings per share is as follows:

	Years Ended December 31,
(Dollars in Thousands, Except Share Amounts)	2009	2008

Net income (loss)	$435	$(2,873)

Weighted-average common shares outstanding:
Basic	11,450,541	11,476,571
Effect of dilutive stock options	—	—

Diluted	11,450,541	11,476,571

Net income (loss) per share:
Basic	$0.04	$(0.25)
Diluted	$0.04	$(0.25)

Bank-owned Life Insurance

Bank-owned life insurance policies are presented on the consolidated balance sheets at cash surrender value. Changes in cash surrender value, as well as insurance proceeds received, are reflected in noninterest income on the consolidated statements of operations and are not subject to income taxes. See Note 11 for additional discussion.

Employee Stock Ownership Plan

The Company accounts for the Employee Stock Ownership Plan (“ESOP”) in accordance with applicable guidance. The loan to the ESOP is repaid from the Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over a period of 15 years. Unearned compensation applicable to the ESOP is reflected as a reduction of stockholders’ equity in the consolidated balance sheets. The difference between the average fair value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital. Compensation expense is recognized as ESOP shares are committed to be released. Unallocated ESOP shares, not yet committed to be released, are not considered outstanding for calculating earnings per share. Dividends paid on allocated ESOP shares are charged to retained earnings and dividends paid on unallocated ESOP shares are used to satisfy debt service. See Note 11 for additional discussion.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Equity Incentive Plan

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

Business Segment Reporting

Public companies are required to report (i) certain financial and descriptive information about “reportable operating segments,” as defined, and (ii) certain enterprise-wide financial information about products and services, geographic areas and major customers. An operating segment is a component of a business for which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance. The Company’s operations are limited to financial services provided within the framework of a community bank, and decisions are generally based on specific market areas and or product offerings. Accordingly, based on the financial information presently evaluated by the Company’s chief operating decision-maker, the Company’s operations are aggregated in one reportable operating segment.

Advertising Costs

Advertising costs are expensed as incurred.

Recent Accounting Pronouncements

In January 2009, new authoritative guidance became applicable for business combinations closing on or after January 1, 2009. This guidance applies to all transactions and other events in which one entity obtains control over one or more other businesses. This guidance requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. In April 2009, additional guidance to account for assets acquired and liabilities assumed in a business combination that arise from contingencies was issued, which amends the previous guidance to require contingent assets acquired and liabilities assumed in a business combination to be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the measurement period. If fair value cannot be reasonably estimated during the measurement period, the contingent asset or liability would be recognized in accordance with accounting guidance related to contingencies. The adoption of this guidance would apply prospectively to any future business combinations and may have a material impact on the Company’s consolidated financial statements when any business combination occurs.

In June 2009, accounting guidance was issued to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance and cash flows; and a transferor’s continuing involvement in transferred financial assets. The Company will adopt this new guidance on January 1, 2010. The recognition and measurement provisions of the Statement shall be applied to transfers that occur on or after the effective date. This Statement is not expected to have a material impact on the Company’s consolidated financial statements.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 2. RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain cash reserve balances against its respective transaction accounts and non-personal time deposits. At December 31, 2009 and 2008, the Bank was required to maintain cash and liquid asset reserves of $684,000 and $688,000, respectively, and to maintain $3.0 million in the Federal Reserve Bank for clearing purposes to satisfy such reserve requirements at December 31, 2009 and 2008.

NOTE 3. SECURITIES AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses and approximate fair values of available for sale securities at December 31, 2009 and 2008 are as follows:

	December 31, 2009
(Dollars in Thousands)	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Debt securities:
U.S. Government and agency obligations	$35,945	$393	$(109)	$36,229
Government-sponsored enterprises	13,980	137	(82)	14,035
Mortgage-backed securities: (2)
Agency – residential	89,751	3,467	(119)	93,099
Non-agency – residential	18,690	—	(2,471)	16,219
Non-agency – HELOC	4,328	—	(2,132)	2,196
Corporate debt securities	6,979	355	(13)	7,321
Collateralized debt obligations	8,153	1	(3,116)	5,038
Obligations of state and political subdivisions	5,003	145	(17)	5,131
Tax-exempt securities	3,210	9	—	3,219
Foreign government securities	100	—	—	100

Total debt securities	186,139	4,507	(8,059)	182,587

Equity securities:
Equity securities – financial services	1,043	19	(87)	975

Total available for sale securities	$187,182	$4,526	$(8,146)	$183,562

(1)	Net of OTTI write-downs recognized in earnings, other than such noncredit-related amounts reclassified on January 1, 2009 as a cumulative effect adjustment for a change in accounting principle.
(2)

Agency securities refer to debt obligations issued or guaranteed by government corporations or government-sponsored enterprises (“GSEs”). Non-agency securities, or private-label securities, are the sole obligation of their issuer and are not guaranteed by one of the GSEs or the U.S. Government.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

	December 31, 2008
(Dollars in Thousands)	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Debt securities:
U.S. Government and agency obligations	$2,453	$—	$(38)	$2,415
Government-sponsored enterprises	25,985	615	(13)	26,587
Mortgage-backed securities: (2)
Agency – residential	81,383	2,380	(112)	83,651
Non-agency – residential	36,347	9	(5,893)	30,463
Non-agency – HELOC	3,089	—	(273)	2,816
Corporate debt securities	5,901	154	(97)	5,958
Collateralized debt obligations	6,625	501	(1,734)	5,392
Obligations of state and political subdivisions	4,000	63	(26)	4,037
Tax-exempt securities	280	1	(1)	280
Foreign government securities	100	—	—	100

Total debt securities	166,163	3,723	(8,187)	161,699

Equity securities:
Equity securities – financial services	1,060	—	(60)	1,000

Total available for sale securities	$167,223	$3,723	$(8,247)	$162,699

(1)	Net of OTTI write-downs recognized in earnings.
(2)

Agency securities refer to debt obligations issued or guaranteed by government corporations or government-sponsored enterprises (“GSEs”). Non-agency securities, or private-label securities, are the sole obligation of their issuer and are not guaranteed by one of the GSEs or the U.S. Government.

At December 31, 2009 and 2008, government-sponsored enterprise securities with an amortized cost of $4.0 million and $6.0 million, respectively, and a fair value of $4.1 million and $6.2 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of debt securities by contractual maturities at December 31, 2009 are presented below. Actual maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without any penalties. Because mortgage-backed securities are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

(Dollars in Thousands)	Amortized Cost	Fair Value

Within 1 year	$3,125	$3,128
After 1 but within 5 years	21,827	22,398
After 5 but within 10 years	18,668	18,626
After 10 years	29,750	26,921

	73,370	71,073
Mortgage-backed securities	112,769	111,514

Total debt securities	$186,139	$182,587

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

The following is a summary of realized gains and losses on the sale of securities for the years ended December 31, 2009 and 2008:

	December 31,
(Dollars in Thousands)	2009	2008

Gross gains on sales	$942	$463
Gross losses on sales	(657)	—

Net gain on sales of securities	$285	$463

The tax provision applicable to the above net realized gains amounted to $97,000 and $157,000, respectively. For the years ended December 31, 2009 and 2008, proceeds from the sale of available for sale securities totaled $24.5 million and $20.0 million, respectively.

The following tables present information pertaining to securities with gross unrealized losses at December 31, 2009 and 2008, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

December 31, 2009:	Less Than 12 Months		12 Months Or More		Total
(Dollars in Thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Government and agency obligations	$17,114	$90	$1,631	$19	$18,745	$109
Government-sponsored enterprises	5,899	82	—	—	5,899	82
Mortgage-backed securities:
Agency - residential	11,126	119	—	—	11,126	119
Non-agency - residential	5,094	80	11,125	2,391	16,219	2,471
Non-agency - HELOC	—	—	2,196	2,132	2,196	2,132
Corporate debt	995	13	—	—	995	13
Collateralized debt obligations	1,337	826	3,613	2,290	4,950	3,116
Obligations of state and political subdivisions	483	17	—	—	483	17
Equity securities – financial services	201	62	734	25	935	87

Total	$42,249	$1,289	$19,299	$6,857	$61,548	$8,146

December 31, 2008:	Less Than 12 Months		12 Months Or More		Total
(Dollars in Thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Government and agency obligations	$1,812	$14	$540	$24	$2,352	$38
Government-sponsored enterprises	1,978	13	—	—	1,978	13
Mortgage-backed securities:
Agency - residential	3,523	110	1,029	2	4,552	112
Non-agency - residential	27,476	5,589	1,502	304	28,978	5,893
Non-agency - HELOC	2,817	273	—	—	2,817	273
Corporate debt	1,887	97	—	—	1,887	97
Collateralized debt obligations	3,660	1,734	—	—	3,660	1,734
Obligations of state and political subdivisions	475	26	—	—	475	26
Tax-exempt securities	139	1	—	—	139	1
Equity securities – financial services	962	60	—	—	962	60

Total	$44,729	$7,917	$3,071	$330	$47,800	$8,247

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

At December 31, 2009, fifty debt securities with gross unrealized losses have aggregate depreciation of approximately 11.73% of the Company’s amortized cost basis. The following summarizes, by security type, the basis for management’s determination during the preparation of the financial statements for the year ended December 31, 2009 of whether the applicable investments within the Company’s available for sale portfolio were other-than-temporarily impaired at December 31, 2009, and if so, the amount of the OTTI that represents credit losses versus all other factors.

For the years ended December 31, 2009 and 2008, the Company recognized $228,000 and $7.1 million of impairment charges on investments deemed other-than-temporarily impaired, respectively.

U.S. Government and Agency Obligations and Government–Sponsored Enterprises. The unrealized losses on the Company’s U.S. Government and agency obligations and government-sponsored enterprises related primarily to a widening of the rate spread to comparable treasury securities. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the decline in fair value is attributable to changes in interest rates and illiquidity and not credit quality, and because the Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell the securities before their anticipated recovery, which may be at maturity, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2009.

Mortgage-backed Securities - Agency - Residential. The unrealized losses on the Company’s agency–residential mortgage-backed securities were caused by increases in the rate spread to comparable treasury securities. The Company does not expect these securities to settle at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before the recovery of their amortized cost basis, which may be at maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2009.

Mortgage-backed Securities - Non-agency - Residential. The unrealized losses on the Company’s non-agency-residential mortgage-backed securities are primarily due to the fact that these securities continue to trade well below historic levels, particularly those backed by jumbo or hybrid loan collateral. In particular, five non-agency residential mortgage-backed securities displayed market pricing significantly below book value and were rated below investment grade. At December 31, 2009, management evaluated credit rating details for the tranche, as well as credit information on subordinate tranches, potential future credit losses and loss analyses. Additionally, management reviewed reports prepared by an independent third party for certain non-agency mortgage-backed securities. The Bank previously recorded OTTI losses related to credit on one of these non-agency mortgage-backed securities totaling $489,000. An additional OTTI loss of $78,000 was recorded during the fourth quarter of 2009. Based on the existing credit profile, management does not believe that these investments will suffer from any further credit-related losses. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity, the Company did not record any additional impairment losses at December 31, 2009.

Mortgage-backed Securities - Non-agency - HELOC. The unrealized loss on the Company’s non-agency - HELOC mortgage-backed security is related to one security whose market is now illiquid. This security is collateralized by home equity lines of credit secured by first and second liens and insured by Financial Security Assurance. At December 31, 2009, management evaluated credit rating details, collateral support and loss analyses. All of the unrealized losses on this security relate to factors

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

other than credit. Because the Company does not intend to sell this investment and it is not more likely than not that the Company will be required to sell this investment before the recovery of its amortized cost basis, which may be at maturity, the Company did not record any impairment loss at December 31, 2009.

Collateralized Debt Obligations. The unrealized losses on the Company’s collateralized debt obligations related to investments in pooled trust preferred securities (“PTPS”). The PTPS market continues to experience significant declines in market value since the end of last year. Transactions for these securities have been primarily related to distressed or forced liquidation sales.

The unrealized losses on the Company’s PTPS investments were caused by a lack of liquidity, credit downgrades and decreasing credit support. The increased number of bank and insurance company failures has decreased the level of credit support for these investments. A number of lower tranche income issues have forgone payments or have received payment in kind through increased principal allocations. No loss of principal or break in yield is projected. Management evaluated current credit ratings, credit support and stress testing for future defaults related to the Company’s PTPS. Management also reviewed analytics provided by the trustee, reports from third-party sources and internal documents. Additionally, independent OTTI and associated cash flow analysis was performed by an independent third party. The Bank previously recorded OTTI losses on five PTPS investments related to credit factors of $150,000 and $1.1 million during 2009 and 2008, respectively. Based on the existing credit profile, management does not believe that these investments will suffer from any further credit related losses. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity, the Company did not record additional impairment losses at December 31, 2009.

Equity Securities. The Company’s investments in marketable equity securities consist of common and preferred stock of companies in the financial services sector. Management evaluated the near-term prospects of the issuers and the Company’s ability and intent to hold the investments for a reasonable period of time sufficient for an anticipated recovery of fair value. In analyzing the issuer’s financial condition, management considers industry analysts’ reports and financial performance. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe that the declines in market value are other-than-temporary at December 31, 2009.

The Company adopted the provisions of new authoritative accounting guidance related to OTTI on debt securities for the interim period ended March 31, 2009, which was applied to existing and new debt securities held by the Company as of January 1, 2009. For those debt securities for which the fair value of the security is less than its amortized cost and the Company does not intend to sell such security and it is not more likely than not that it will be required to sell such security prior to the recovery of its amortized cost basis (which may be at maturity) less any credit losses, the authoritative accounting guidance requires that the credit component of the OTTI losses be recognized in earnings while the noncredit component is recognized in other comprehensive income (loss), net of related taxes. As a result, the Company reclassified the noncredit component of the OTTI losses previously recognized in earnings during the year ended December 31, 2008. The reclassification was reflected as a cumulative effect adjustment of $2.7 million, net of taxes, which increased retained earnings and accumulated other comprehensive loss. The amortized cost basis of these debt securities for which OTTI losses were recognized during 2008 were adjusted by the amount of the cumulative effect adjustment before taxes.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

As of December 31, 2009, for debt securities with OTTI losses, the Company estimated the portion of loss attributable to credit using a discounted cash flow model in accordance with applicable guidance. Significant inputs for the non-agency mortgage-backed securities included the estimated cash flows of the underlying collateral based on key assumptions, such as default rate, loss severity and prepayment rate. Assumptions used can vary widely from loan to loan, and are influenced by such factors as loan interest rate, geographical location of the borrower, borrower characteristics and collateral type. Significant inputs for collateralized debt obligations included estimated cash flows and prospective deferrals, defaults and recoveries based on the underlying seniority status and subordination structure of the pooled trust preferred debt tranche at the time of measurement. Prospective deferral, default and recovery estimates affecting projected cash flows were based on an analysis of the underlying financial condition of the individual issuers, with consideration of the account’s capital adequacy, credit quality, lending concentrations and other factors. All cash flow estimates were based on the securities’ tranche structure and contractual rate and maturity terms. The Company utilized the services of a third-party valuation firm to obtain information about the structure in order to determine how the underlying collateral cash flows will be distributed to each security issued from the structure. The present value of the expected cash flows were compared to the Company’s holdings to determine the credit-related impairment loss, if any. To the extent that continued changes in interest rates, credit movements and other factors that influence the fair value of investments occur, the Company may be required to record additional impairment charges for OTTI in future periods.

The following table presents in more detail the Company’s non-agency mortgage-backed securities that are currently rated below investment grade as of December 31, 2009 (dollars in thousands).

Security	Class (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (2)	Total Credit – Related OTTI (3)	Credit Support Coverage Ratios (4)
MBS 1	PT,AS	$2,010	$—	$105	$1,905	CC	$—	3.5
MBS 2	SSNR,AS	3,453	—	1,160	2,293	B+	—	1.5
MBS 3	SSUP,AS	1,069	—	596	473	CC	567	0.9
MBS 4	PT,AS	580	—	32	548	B-	—	1.1
MBS 5	SEQ,AS	728	—	58	670	CCC	—	1.7

		$7,840	$—	$1,951	$5,889		$567

(1)	Class definitions: PT - Pass Through, AS - Accelerated, SSNR - Super Senior, SSUP - Senior Support and SEQ – Sequential.
(2)	The Company utilized credit ratings provided by Moody’s, S&P and Fitch in its evaluation of issuers.
(3)	The OTTI amounts provided in the table represent cumulative credit loss amounts through December 31, 2009.
(4)

The credit support coverage ratio, which is the ratio that determines the multiple of credit support, is based on assumptions for the performance of the loans within the delinquency pipeline. The assumptions used are: current collateral support/((60 day delinquencies x .60)+(90 day delinquencies x .70)+(foreclosures x 1.00)+(other real estate x 1.00)) x .40 for loss severity.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

The following table presents in more detail the Company’s collateralized debt obligations that are currently rated below investment grade as of December 31, 2009 (dollars in thousands).

Security	Class	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (1)	Total Credit – Related OTTI (2)	% of Current Defaults and Deferrals to Current Collateral
CDO 1	B1	$1,000	$—	$379	$621	B+	$—	9.0
CDO 2	B3	1,000	—	375	625	B+	—	9.0
CDO 3	MEZ	87	1	—	88	Ca	35	26.0
CDO 4	B	1,488	—	840	648	Caa1	376	16.0
CDO 5	C	163	—	72	91	CC	809	19.8
CDO 6	A2	2,623	—	846	1,777	B+	—	24.4
CDO 7	A1	1,792	—	604	1,188	BB	—	24.9

		$8,153	$1	$3,116	$5,038		$1,220

(1)	The Company utilized credit ratings provided by Moody’s, S&P and Fitch in its evaluation of issuers.
(2)	The OTTI amounts provided in the table represent cumulative credit loss amounts through December 31, 2009.

The following table summarizes OTTI losses on available for sale securities for the year ended December 31, 2009.

(Dollars in Thousands)	Collateralized Debt Obligations	Non-agency Mortgage-backed Securities	Total

Total OTTI losses on securities	$(221)	$(673)	$(894)
OTTI related to noncredit losses recognized in other comprehensive income	71	595	666

OTTI related to credit losses recognized in net income	$(150)	$(78)	$(228)

The following table presents a roll-forward of the balance of credit losses on the Company’s debt securities for which a portion of OTTI was recognized in other comprehensive income for the year ended December 31, 2009.

(Dollars in Thousands)

Balance at beginning of year	$1,559
Amounts related to credit for which OTTI losses were not previously recognized	—
Additional credit losses for which OTTI losses were previously recognized	228

Balance at end of year	$1,787

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 4. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loan Portfolio

The composition of the Company’s loan portfolio at December 31, 2009 and 2008 is as follows:

	December 31,
(Dollars in Thousands)	2009	2008

Real estate loans:
Residential – 1 to 4 family	$306,244	$332,399
Multi-family and commercial	159,781	158,693
Construction	11,400	27,892

Total real estate loans	477,425	518,984

Commercial business loans:
SBA & USDA guaranteed	77,310	45,704
Other	30,239	34,945

Total commercial business loans	107,549	80,649

Consumer loans	26,086	22,107

Total loans	611,060	621,740

Deferred loan origination costs, net of deferred fees	1,523	1,570
Allowance for loan losses	(4,891)	(6,047)

Loans receivable, net	$607,692	$617,263

Impaired and Nonaccrual Loans

The following is a summary of information pertaining to impaired loans and nonaccrual loans.

	December 31,
(Dollars in Thousands)	2009	2008

Impaired loans without valuation allowance	$2,107	$6,934
Impaired loans with valuation allowance	967	3,960

Total impaired loans	$3,074	$10,894

Valuation allowance related to impaired loans	$267	$1,235

Nonaccrual loans	$3,007	$9,328

Total loans past due 90 days or more and still accruing	$—	$—

Additional information related to impaired loans is as follows:

	Years Ended December 31,
(Dollars in Thousands)	2009	2008

Average recorded investment in impaired loans	$7,808	$9,407

Interest income recognized on impaired loans	$65	$27

Cash interest received on impaired loans	$99	$74

No additional funds are committed to be advanced to those borrowers whose loans are impaired.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Interest income that would have been recorded had nonaccrual loans been performing in accordance with their original terms totaled $554,000 and $609,000 for the years ended December 31, 2009 and 2008, respectively.

Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2009 and 2008 are as follows:

	Years Ended December 31,
(Dollars in Thousands)	2009	2008

Balance at beginning of year	$6,047	$5,245
Provision for loan losses	2,830	1,369
Loans charged-off	(4,075)	(597)
Recoveries of loans previously charged-off	89	30

Balance at end of year	$4,891	$6,047

Related Party Loans

Related party transactions, including loans with related parties, are discussed in further detail in Note 13.

Loans Held for Sale

Total loans held for sale amounted to $396,000, consisting of fixed-rate residential mortgage loans, at December 31, 2009. There were no loans held for sale at December 31, 2008.

Loans Serviced for Others

The Company services certain loans that it has sold with and without recourse to third parties and other loans for which the Company acquired the servicing rights. Loans serviced for others are not included in the Company’s consolidated balance sheets. The aggregate of loans serviced for others amounted to $121.1 million and $81.5 million at December 31, 2009 and 2008, respectively.

NOTE 5. OTHER REAL ESTATE OWNED

Other real estate owned consisted of four residential and four commercial real estate properties which were held for sale at December 31, 2009. A summary of expenses applicable to other real estate operations for the years ended December 31, 2009 and 2008, is as follows:

	Years Ended December 31,
(Dollars in Thousands)	2009	2008

Net gain from sales or write-downs of other real estate owned, net	$(16)	$(10)
Other real estate expense, net of rental income	145	113

Expense from other real estate operations, net	$129	$103

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 6. PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2009 and 2008 are summarized as follows:

	December 31,
(Dollars in Thousands)	2009	2008

Land	$2,098	$145
Buildings	6,043	5,282
Leasehold improvements	7,736	8,526
Furniture and equipment	10,711	10,608
Construction in process	—	51

	26,588	24,612
Accumulated depreciation and amortization	(13,622)	(12,387)

Premises and equipment, net	$12,966	$12,225

At December 31, 2008, construction in process primarily related to incidental branch improvements. There were no outstanding commitments for the construction of new branches at December 31, 2009 and 2008.

Depreciation and amortization expense was $1.9 million and $2.1 million for the years ended December 31, 2009 and 2008, respectively.

See Note 12 for a schedule of future minimum rental commitments pursuant to the terms of noncancelable lease agreements in effect at December 31, 2009 relating to premises and equipment.

NOTE 7. GOODWILL AND OTHER INTANGIBLES

Goodwill

Goodwill for the years ended December 31, 2009 and 2008 is summarized as follows:

	Years Ended December 31,
(Dollars in Thousands)	2009	2008

Balance at beginning of year	$4,188	$643
Additions	—	3,545
Impairment	(57)	—

Balance at end of year	$4,131	$4,188

In January 2008, the Company completed its acquisition of a branch office located in Colchester, Connecticut. The Company received cash of $15.4 million for the acquisition of $460,000 in assets and the assumption of $18.4 million in liabilities, resulting in goodwill of $2.6 million.

In March 2008, the Company completed its acquisition of a branch office located in New London, Connecticut. The Company received cash of $432,000 for the acquisition of $7.9 million in assets and the assumption of $9.3 million in liabilities, resulting in goodwill of $967,000. As a result of the Company’s goodwill impairment evaluation, the Company recorded goodwill impairment of $57,000 during the year ended December 31, 2009.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Based on the continued disruption in the financial markets and market capitalization deterioration, the Company will continue to perform testing for impairment between annual assessments. To the extent that additional testing results in the identification of impairment, the Company may be required to record impairment charges related to its goodwill.

Core Deposit Intangibles

In connection with the assumption of $18.4 million of deposit liabilities from the Colchester, Connecticut branch office acquisition in January 2008, the Bank recorded a core deposit premium intangible of $159,000. The resulting core deposit premium intangible is amortized over five years using the sum-of-the-years-digits method. Core deposit intangibles for the years ended December 31, 2009 and 2008 are as follows:

	Years Ended December 31,
(Dollars in Thousands)	2009	2008

Balance at beginning of year	$106	$—
Additions	—	159
Amortization	(42)	(53)

Balance at end of year	$64	$106

Amortization expense, relating solely to the core deposit intangible was $42,000 and $53,000 for the years ended December 31, 2009 and 2008, respectively.

NOTE 8. DEPOSITS

A summary of deposit balances, by type, at December 31, 2009 and 2008 is as follows:

	December 31,
(Dollars in Thousands)	2009	2008

Noninterest-bearing demand deposits	$65,407	$57,647

Interest-bearing accounts:
NOW and money market accounts	220,759	187,699
Savings accounts	61,312	60,494
Certificates of deposit (1)	311,309	314,811

Total interest-bearing accounts	593,380	563,004

Total deposits	$658,787	$620,651

(1)	Includes brokered deposits of $1.5 million and $4.5 million at December 31, 2009 and 2008, respectively.

Certificates of deposit in denominations of $100,000 or more were $101.8 million and $97.8 million at December 31, 2009 and 2008, respectively. In October 2008, FDIC deposit insurance temporarily increased from $100,000 to $250,000 per depositor through December 31, 2009. In December 2009, the FDIC announced that the standard insurance amount of $250,000 per depositor is in effect through December 31, 2013. Prior to the temporary increase, deposits in excess of $100,000, with the exception of self-directed retirement accounts which are insured up to $250,000, were not federally insured.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Contractual maturities of certificates of deposit as of December 31, 2009 are summarized below.

(Dollars in Thousands)
2010	$200,275
2011	69,979
2012	21,124
2013	7,644
2014	11,468
Thereafter	819

Total certificates of deposit	$311,309

A summary of interest expense by account type for the years ended December 31, 2009 and 2008 is as follows:

	Years Ended December 31,
(Dollars in Thousands)	2009	2008
NOW and money market accounts	$2,189	$3,149
Savings accounts (1)	408	668
Certificates of deposit (2)	10,586	11,921

Total	$13,183	$15,738

(1)	Includes interest expense on mortgagors’ and investors’ escrow accounts.
(2)	Includes interest expense on brokered deposits.

Related Party Deposits

Reference Note 13 for a discussion of related party transactions, including deposits from related parties.

NOTE 9. BORROWINGS

Federal Home Loan Bank Advances

The Bank is a member of the FHLB. At December 31, 2009 and 2008, the Bank had access to a pre-approved secured line of credit with the FHLB of $10.0 million and the capacity to obtain additional advances up to a certain percentage of the value of its qualified collateral, as defined in the FHLB Statement of Credit Policy. In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances. At December 31, 2009 and 2008, there were no advances outstanding under the line of credit. Other outstanding advances from the FHLB aggregated $116.1 million and $139.6 million at December 31, 2009 and 2008, respectively, at interest rates ranging from 2.39% to 5.02% and 2.39% to 5.84%, respectively.

FHLB advances are secured by the Company’s investment in FHLB stock and other qualified collateral, which is based on a percentage of its outstanding residential first mortgage loans. The carrying value of Federal Home Loan Bank stock is based on the redemption provisions of the FHLB.

Junior Subordinated Debt Owed to Unconsolidated Trusts

SI Capital Trust II (the “Trust”), a wholly-owned subsidiary of the Company, was formed on August 31, 2006. The Trust had no independent assets or operations, and was formed to issue $8.0 million of trust securities and invest the proceeds thereof in an equivalent amount of junior subordinated debentures issued by the Company. The trust preferred securities mature in 30 years and bear interest at three-month LIBOR plus 1.70%. The Company may redeem the trust preferred securities, in whole or in part, on or after September 15, 2011, or earlier under certain conditions.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

The subordinated debt securities are unsecured obligations of the Company and are subordinate and junior in right of payment to all present and future senior indebtedness of the Company. The Company has entered into a guarantee, which together with its obligations under the subordinated debt securities and the declaration of trust governing the Trust, including its obligations to pay costs, expenses, debts and liabilities, other than trust securities, provides a full and unconditional guarantee of amounts on the capital securities. If the Company defers interest payments on the junior subordinated debt securities, or otherwise is in default of the obligations, the Company would be prohibited from making dividend payments to its shareholders.

The contractual maturities of borrowings, by year, at December 31, 2009 are as follows:

(Dollars in Thousands)	FHLB Advances	Subordinated Debt	Total

2010	$8,000	$—	$8,000
2011 (1)	27,000	—	27,000
2012	26,100	—	26,100
2013 (2)	19,000	—	19,000
2014 (3)	24,000	—	24,000
Thereafter (4)	12,000	8,248	20,248

Total	$116,100	$8,248	$124,348

Weighted-average rate	3.61%	1.95%	3.50%

(1)	Includes FHLB advance of $1.0 million that is callable during 2010.
(2)	Includes FHLB advance of $2.0 million that is callable during 2010.
(3)	Includes FHLB advance of $4.0 million that is puttable during 2012.
(4)	Includes FHLB advances of $3.0 million and $2.0 million that are callable during 2010 and 2013, respectively.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 10. INCOME TAXES

The components of the income tax provision (benefit) for the years ended December 31, 2009 and 2008 are as follows:

	Years Ended December 31,
(Dollars in Thousands)	2009	2008

Current income tax (benefit) provision:
Federal	$(252)	$1,509
State	12	1

Total current income tax (benefit) provision	(240)	1,510

Deferred income tax provision (benefit):
Federal	275	(2,870)

Total deferred income tax provision (benefit)	275	(2,870)

Total income tax provision (benefit)	$35	$(1,360)

A reconciliation of the anticipated income tax provision (benefit), based on the statutory tax rate of 34.0%, to the income tax provision (benefit) as reported in the statements of operations is as follows:

	Years Ended December 31,
(Dollars in Thousands)	2009	2008

Income tax provision (benefit) at statutory rate	$160	$(1,439)
Increase (decrease) resulting from:
Dividends received deduction	(10)	(33)
Bank-owned life insurance	(199)	(103)
Tax-exempt income	(15)	(7)
Compensation and employee benefit plans	72	72
Nondeductible expenses	6	7
Valuation allowance	21	118
Other	—	25

Total income tax provision (benefit)	$35	$(1,360)

Effective tax rate	7.4%	32.1%

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 are presented below:

	December 31,
(Dollars in Thousands)	2009	2008

Deferred tax assets:
Allowance for loan losses	$1,764	$2,178
Unrealized losses on available for sale securities	2,770	2,804
Depreciation of premises and equipment	756	709
Other-than-temporary impairment	1,150	2,430
Investment write-downs	219	89
Charitable contribution carry-forward	93	80
Deferred compensation	1,524	1,222
Employee benefit plans	391	343
Capital loss carry-forward	5	68
Interest receivable on nonaccrual loans	160	297
Other	166	169

Total deferred tax assets	8,998	10,389
Less valuation allowance	(139)	(118)

Total deferred tax assets, net of valuation allowance	8,859	10,271

Deferred tax liabilities:
Unrealized gains on available for sale securities	1,539	1,266
Goodwill and other intangibles	100	12
Deferred loan costs	890	911
Mortgage servicing asset	252	144

Total deferred tax liabilities	2,781	2,333

Deferred tax asset, net	$6,078	$7,938

At December 31, 2009, the charitable contribution carry-forward, primarily related to the contribution of the Company’s common stock to SI Financial Group Foundation, Inc. in 2004, was approximately $274,000. The utilization of charitable contributions for any tax year is limited to 10% of taxable income without regard to charitable contributions, net operating losses and dividend received deductions. An organization is permitted to carry over contributions that exceed the annual 10% limitation as a deduction to the five succeeding tax years provided the organization has sufficient earnings. The Company anticipates that a portion of this contribution carry-forward will not be realized prior to its expiration in 2009 and therefore, a valuation allowance has been established.

A valuation allowance totaling $139,000 was established for contribution carry-forwards, federal capital loss carry-forwards and other-than-temporary impairment losses on equity securities aggregating $409,000 due to uncertainties of realization.

Retained earnings at December 31, 2009 and 2008 includes a contingency reserve for loan losses of $3.7 million, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to savings banks. Amounts transferred to the reserve have been claimed as deductions from taxable income, and, if the reserve is used for purposes other than to absorb losses on loans, a federal income tax liability could be incurred. It

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

is not anticipated that the Company will incur a federal income tax liability relating to this reserve balance, and accordingly, deferred income taxes of approximately $1.3 million at December 31, 2009 and 2008, respectively, have not been recognized.

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

With limited exception, the Company is no longer subject to United States federal, state and local income tax examinations by the tax authorities for the years prior to 2006.

NOTE 11. BENEFIT PLANS

Profit Sharing and 401(k) Savings Plan

The Bank’s Profit Sharing and 401(k) Savings Plan (the “Plan”) is a tax-qualified defined contribution plan for the benefit of its eligible employees. The Bank’s profit sharing contribution to the Plan is a discretionary amount authorized by the Board of Directors, based on the financial results of the Bank. An employee’s share of the profit sharing contribution represents the ratio of the employee’s salary to the total salary expense of the Bank. Participants vest in the Bank’s discretionary profit sharing contributions based on years of service, with 100% vesting attained upon five years of service. There were no profit sharing contributions for the years ended December 31, 2009 and 2008.

The Plan also includes a 401(k) feature. Eligible participants may make salary deferral contributions of up to 100% of earnings subject to Internal Revenue Services limitations. The Bank makes matching contributions equal to 50% of the participants’ contributions up to 6% of the participants’ earnings. Participants are immediately vested in their salary deferral contributions, employer matching contributions and earnings thereon. Bank contributions were $255,000 and $236,000 for the years ended December 31, 2009 and 2008, respectively.

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

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

In January 2008, the Company recorded a cumulative effect adjustment for a change in accounting principle as a reduction to retained earnings and an increase in accrued liabilities of $547,000 related to the postretirement obligation of the Company. Total expense recognized under this plan was $125,000 and $76,000 for the years ended December 31, 2009 and 2008, respectively.

Executive Supplemental Retirement Agreements – Defined Benefit

The Bank maintains unfunded supplemental defined benefit retirement agreements with its directors and members of senior management. These agreements provide for supplemental retirement benefits to certain executives based upon average annual compensation and years of service. Entitlement of benefits commence upon the earlier of the executive’s termination of employment (other than for cause), at or after attaining age 65 or, depending on the executive, on the date when the executive’s years of service and age total 80 or 78. Total expense incurred under these agreements for the years ended December 31, 2009 and 2008 was $826,000 and $828,000, respectively.

Performance-Based Incentive Plan

The Bank has an incentive plan whereby all employees are eligible to receive a bonus tied to both the Company and individual performance. Non-discretionary contributions to the plan require the approval of the Board of Directors’ Compensation Committee. Total expense recognized was $194,000 and $266,000 for the years ended December 31, 2009 and 2008, respectively.

Supplemental Executive Retirement Plan

The Bank maintains the Supplemental Executive Retirement Plan to provide restorative payments to executives, designated by the Board of Directors, who are prevented from receiving the full benefits of the Bank’s Profit Sharing and 401(k) Savings Plan and Employee Stock Ownership Plan. The supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control prior to the complete scheduled repayment of the ESOP loan. For the years ended December 31, 2009 and 2008, the President and Chief Executive Officer was designated by the Board of Directors to participate in the plan. Total expense incurred under this plan was $5,000 for each of the years ended December 31, 2009 and 2008.

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

At December 31, 2009, the remaining principal balance on the ESOP debt is payable as follows:

(Dollars in Thousands)

2010	$290
2011	304
2012	318
2013	333
2014	349
Thereafter	2,011

Total	$3,605

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased, which are held in a suspense account for allocation among participants as the loan is repaid. Shares held by the ESOP include the following at December 31, 2009 and 2008:

	December 31,
(Dollars in Thousands)	2009	2008

Allocated	$133,485	$99,080
Committed to be allocated	32,295	32,295
Unallocated	322,955	360,950

Total shares	488,735	492,325

Fair value of unallocated shares	$1,696	$2,166

Total compensation expense recognized in connection with the ESOP was $155,000 and $279,000 for the years ended December 31, 2009 and 2008, respectively.

Equity Incentive Plan

The 2005 Equity Incentive Plan (the “Incentive Plan”) allows the Company to grant up to 615,623 stock options and 246,249 shares of restricted stock to its employees, officers, directors and directors emeritus. Both incentive stock options and non-statutory stock options may be granted under the plan. All options have a contractual life of ten years and vest equally over a period of five years beginning on the first anniversary of the date of grant. At December 31, 2009, a total of 167,873 stock options were available for future grants. For the years ended December 31, 2009 and 2008, the Company recognized share-based compensation expense related to the stock option and restricted stock awards of $742,000 and $768,000, respectively.

There were no options granted during the years ended December 31, 2009 and 2008, respectively. The fair value of each option grant in 2007 was determined at the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

Expected term (years)	10.00
Expected dividend yield	1.50%
Expected volatility	19.24
Risk-free interest rate	4.38
Fair value of options granted	$3.84

The expected term was based on the estimated life of the stock options. The dividend yield assumption was based on the Company’s historical and expected dividend pay-outs. The expected volatility was based on the Company’s historical volatility. The risk-free interest rate was based on the implied yields of U.S. Treasury zero-coupon issues for periods within the contractual life of the awards in effect at the time of the stock option grants.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

The following is a summary of activity for the Company’s stock options for the year ended December 31, 2009:

Outstanding Stock Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)

Balance at beginning of year	488,950	$10.33
Options forfeited	(41,200)	10.23

Balance at end of year	447,750	$10.34	5.58

Options exercisable at end of year	343,600	$10.24	5.49

There were no stock options granted or exercised for each of the years ended December 31, 2009 and 2008. The intrinsic value of all stock options outstanding and exercisable at December 31, 2009 was zero. At December 31, 2009, there was $184,000 of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a weighted-average period of 0.6 years.

The following table presents the status of the unvested restricted shares under the Incentive Plan as of December 31, 2009 and changes during the year then ended:

Unvested Restricted Shares	Shares	Weighted- Average Grant Date Fair Value

Balance at beginning of year	88,899	$10.10
Restricted shares granted	9,000	4.17
Restricted shares vested	(44,450)	10.10
Restricted shares forfeited	(2,000)	10.10

Balance at end of year	51,449	$9.06

At December 31, 2009, a total of 2,600 shares were available for future grants. The aggregate fair value of restricted stock awards that vested during the years ended December 31, 2009 and 2008 was $267,000 and $480,000, respectively. At December 31, 2009, there was $193,000 of total unrecognized compensation costs related to unvested restricted stock awards granted under the Incentive Plan, which is expected to be recognized over a weighted-average period of 0.7 years.

Bank-Owned Life Insurance

The Company has an investment in, and is the beneficiary of, life insurance policies on the lives of certain officers. The purpose of these life insurance investments is to provide income through the appreciation in cash surrender value of the policies, which is used to offset the costs of various benefit and retirement plans. These policies had aggregate cash surrender values of $8.7 million at December 31, 2009 and 2008. Income earned on these life insurance policies aggregated $294,000 and $304,000 for the years ended December 31, 2009 and 2008, respectively. The Company recognized a gain of $291,000 on death benefit proceeds received from a bank-owned life insurance policy during the year ended December 31, 2009.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

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

Loan Commitments and Letters of Credit

The contractual amounts of commitments to extend credit represent the amount of potential loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral be determined as worthless. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31, 2009 and 2008 were as follows:

	December 31,
(Dollars in Thousands)	2009	2008

Commitments to extend credit:
Future loan commitments	$8,648	$5,386
Undisbursed construction loans	9,843	19,840
Undisbursed home equity lines of credit	18,733	18,327
Undisbursed commercial lines of credit	12,390	13,507
Overdraft protection lines	1,425	1,434
Standby letters of credit	784	710

Total	$51,823	$59,204

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

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Loans Sold with Recourse

At December 31, 2009 and 2008, the outstanding balance of loans sold with recourse was $32,000 and $43,000, respectively. Loan repurchase commitments are agreements to repurchase loans previously sold upon the occurrence of conditions established in the contract, including default by the underlying borrower. The Company determined that losses relating to loans sold with recourse were not probable and therefore, a liability was not recorded on the consolidated balance sheets at December 31, 2009 and 2008.

Operating Lease Commitments

The Company leases certain of its branch offices and equipment under operating lease agreements that expire at various dates through 2028. At December 31, 2009, future minimum rental commitments pursuant to the terms of noncancelable lease agreements, by year and in the aggregate, are as follows:

(Dollars in Thousands)

2010	$1,307
2011	1,314
2012	1,054
2013	930
2014	865
Thereafter	6,577

Total	$12,047

Certain leases contain options to extend for periods of 5 to 20 years. The cost of such extensions is not included in the above amounts. Rental expense charged to operations for cancelable and noncancelable operating leases was $1.4 million and $1.5 million for the years ended December 31, 2009 and 2008, respectively.

Rental Income Under Subleases

The Company subleases excess office space under noncancelable operating lease agreements that expire at various dates through 2013. At December 31, 2009, future minimum lease payments receivable for the noncancelable lease agreements is as follows:

(Dollars in Thousands)

2010	$52
2011	44
2012	19
2013	10

Total	$125

Rental income under the noncancelable lease agreements was $45,000 and $14,000 for the years ended December 31, 2009 and 2008, respectively.

Legal Matters

Various legal claims arise from time to time in the normal course of business. Management believes that the resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Investment Commitments

The Bank is a limited partner in two SBICs. In 1998, the Bank became a limited partner in an SBIC and committed to contribute capital of $1.0 million to the limited partnership. In 2007, the Bank became a limited partner in a second SBIC and committed to contribute capital of $1.0 million to the limited partnership. The Bank recognized write-downs totaling $383,000 on its investment in the two SBICs during the year ended December 31, 2009. The SBICs, with a combined net book value of $513,000 and $776,000 at December 31, 2009 and 2008, respectively, are included in other assets. At December 31, 2009, the Bank’s remaining off-balance sheet commitment for capital investment in the SBICs was $757,000.

NOTE 13. RELATED PARTY TRANSACTIONS

Loans Receivable

In the normal course of business, the Bank grants loans to related parties. Related parties include directors and certain officers of the Company and its subsidiaries and their immediate family members and respective affiliates in which they have a controlling interest. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with customers, and did not involve more than the normal risk of collectibility. At December 31, 2009 and 2008, all related party loans were performing in accordance with their terms.

Changes in loans outstanding to such related parties during the years ended December 31, 2009 and 2008 are as follows:

	Years Ended December 31,
(Dollars in Thousands)	2009	2008

Balance at beginning of year	$1,983	$2,073
Additions	613	137
Repayments	(448)	(204)
Other	—	(23)

Balance at end of year	$2,148	$1,983

Related party loan transactions labeled as “other” represent the net amount of loans for individuals who ceased being related parties during the period.

Deposits

Deposit accounts of directors, certain officers and other related parties aggregated $1.1 million and $1.9 million at December 31, 2009 and 2008, respectively.

Operating Expenses

During the years ended December 31, 2009 and 2008, the Company paid $21,000 and $77,000, respectively, for leases, supplies and advertising to companies related to directors of the Company.

SI Bancorp, MHC – Mutual Holding Company Parent

SI Bancorp, MHC (the “MHC”) owns a majority of the Company’s common stock and, through its Board of Directors and officers who manage the Company and the Bank also manage the MHC. As a federally-chartered mutual holding company, the Board of Directors of the MHC must ensure that the interests of depositors of the Bank are represented and considered in matters put to a vote of shareholders of the Company. Therefore, the votes cast by the MHC may not be in the best interest of all shareholders.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to total assets (as defined). As of December 31, 2009 and 2008, the Bank met the conditions to be classified as “well capitalized” under the regulatory framework for prompt corrective action. As a savings and loan holding company regulated by the Office of Thrift Supervision, the Company is not subject to any separate regulatory capital requirements.

The Bank’s actual capital amounts and ratios at December 31, 2009 and 2008 were:

December 31, 2009:	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-based Capital Ratio	$74,095	14.30%	$41,452	8.00%	$51,815	10.00%
Tier I Risk-based Capital Ratio	69,201	13.36	20,719	4.00	31,078	6.00
Tier I Capital Ratio	69,201	8.02	34,514	4.00	43,143	5.00
Tangible Equity Ratio	69,201	8.02	12,943	1.50	n/a	n/a

December 31, 2008:	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-based Capital Ratio	$69,273	13.32%	$41,605	8.00%	$52,007	10.00%
Tier I Risk-based Capital Ratio	64,130	12.33	20,805	4.00	31,207	6.00
Tier I Capital Ratio	64,130	7.59	33,797	4.00	42,246	5.00
Tangible Equity Ratio	64,130	7.59	12,674	1.50	n/a	n/a

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

A reconciliation of the Company’s total capital to the Bank’s regulatory capital is as follows:

	December 31,
(Dollars in Thousands)	2009	2008

Total capital per consolidated financial statements	$77,462	$72,927
Holding company equity not available for regulatory capital	(5,468)	(7,892)
Accumulated losses on available for sale securities	2,295	3,017
Intangible assets	(3,997)	(3,922)
Disallowed deferred tax asset	(1,091)	—

Total tier 1 capital	69,201	64,130

Adjustments for total capital:
Allowance for loan losses	4,894	5,143

Total capital per regulatory reporting	$74,095	$69,273

NOTE 15. COMPREHENSIVE INCOME (LOSS)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities are reported as a separate component of the equity section of the balance sheet, such items along with net income (loss) are components of comprehensive income (loss).

Other comprehensive income (loss), which is comprised solely of the change in unrealized gains and losses on available for sale securities, for the years ended December 31, 2009 and 2008 is as follows:

	December 31, 2009
(Dollars in Thousands)	Before Tax Amount	Tax Effect	Net of Tax Amount

Unrealized holding gains on available for sale securities	$5,622	$(1,831)	$3,791
Credit portion of OTTI losses recognized in net income	228	(77)	151
Noncredit portion of OTTI losses on available for sale securities	(666)	226	(440)
Reclassification adjustment for gains recognized in net income	(285)	97	(188)

Unrealized holding gains on available for sale securities, net of taxes	$4,899	$(1,585)	$3,314

	December 31, 2008
(Dollars in Thousands)	Before Tax Amount	Tax Effect	Net of Tax Amount

Unrealized holding losses on available for sale securities	$(11,973)	$4,071	$(7,902)
Reclassification adjustment for losses recognized in net loss	6,685	(2,273)	4,412

Unrealized holding losses on available for sale securities, net of taxes	$(5,288)	$1,798	$(3,490)

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

The components of accumulated other comprehensive loss included in stockholders’ equity are as follows:

	December 31,
(Dollars in Thousands)	2009	2008

Securities:
Net unrealized gain (loss) on securities	$4,932	$(4,524)
Tax effect	(1,677)	1,538

Net of tax amount	3,255	(2,986)

Noncredit portion of OTTI losses on available for sale securities	(4,435)	—
Tax effect	1,508	—

Net of tax amount	328	(2,986)

Cumulative effect of adoption of securities impairment guidance	(2,717)	—

Accumulated other comprehensive loss	$(2,389)	$(2,986)

NOTE 16. FAIR VALUE OF ASSETS AND LIABILITIES

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

The following methods and assumptions were used by the Company in estimating fair value disclosures of its financial instruments:

•	Cash and cash equivalents. The carrying amounts of cash and short-term instruments approximate the fair values based on the short-term nature of the assets.

•

Securities available for sale. The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. Securities measured at fair value in Level 3 include collateralized debt obligations that are backed by trust preferred securities issued by banks, thrifts and insurance companies. Management determined that an orderly and active market for these securities and similar securities did not exist based on a significant reduction in trading volume and widening spreads relative to historical levels. The Company estimates future cash flows discounted using a rate management believes is representative of current market conditions. Factors in determining the discount rate include the current level of deferrals and/or defaults, changes in credit rating and the financial condition of the debtors within the underlying securities, broker quotes for securities with similar structure and credit risk, interest rate movements and pricing for new issuances.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

•	Federal Home Loan Bank stock. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

•	Loans held for sale. The fair value of loans held for sale is estimated using quoted market prices.

•

Loans receivable. For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair value of fixed-rate loans are estimated by discounting the future cash flows using the year-end rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

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

•	Junior subordinated debt owed to unconsolidated trust. Rates currently available for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

•

Off-balance sheet instruments. Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents available for sale securities, representing the balances of assets, measured at fair value on a recurring basis as of December 31, 2009 and 2008. There were no liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008.

	December 31, 2009
(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

U.S. Government and agency obligations	$1,939	$34,290	$—	$36,229
Government-sponsored enterprises	—	14,035	—	14,035
Mortgage-backed securities	—	111,514	—	111,514
Corporate debt securities	—	7,321	—	7,321
Collateralized debt obligations	—	—	5,038	5,038
Obligations of state and political subdivisions	—	5,131	—	5,131
Tax-exempt securities	—	3,219	—	3,219
Foreign government securities	—	100	—	100
Equity securities	247	728	—	975

Total assets at fair value	$2,186	$176,338	$5,038	$183,562

	December 31, 2008
(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

U.S. Government and agency obligations	$—	$2,415	$—	$2,415
Government-sponsored enterprises	—	26,587	—	26,587
Mortgage-backed securities	—	116,930	—	116,930
Corporate debt securities	—	5,958	—	5,958
Collateralized debt obligations	—	—	5,392	5,392
Obligations of state and political subdivisions	—	4,037	—	4,037
Tax-exempt securities	—	280	—	280
Foreign government securities	—	100	—	100
Equity securities	300	700	—	1,000

Total assets at fair value	$300	$157,007	$5,392	$162,699

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets:

(Dollars in Thousands)	Available for Sale Securities

Balance at January 1, 2008	$—

Transfers to/from Level 3	6,641
Impairment charges included in net loss	(16)
Decrease in fair value of securities included in other comprehensive loss	(1,233)

Balance at December 31, 2008	5,392

Transfers to/from Level 3	—
Impairment charges included in net income	(228)
Decrease in fair value of securities included in other comprehensive income	(126)

Balance at December 31, 2009	$5,038

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets. The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2009 and 2008. The losses represent the amount of write-down recorded during 2009 and 2008 on the assets held at December 31, 2009 and 2008, respectively. There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2009 and 2008.

	At December 31, 2009			Year Ended December 31, 2009
(Dollars in Thousands)	Level 1	Level 2	Level 3	Total Losses

Impaired loans	$—	$—	$700	$267
Other real estate owned	—	—	3,680	—

Total assets	$—	$—	$4,380	$267

	At December 31, 2008			Year Ended December 31, 2008
(Dollars in Thousands)	Level 1	Level 2	Level 3	Total Losses

Impaired loans	$—	$—	$2,725	$1,235

Total assets	$—	$—	$2,725	$1,235

The Company measures the impairment of loans that are collateral dependent based on the fair value of the collateral (Level 3). The fair value of collateral used by the Company represents the amount expected to be received from the sale of the property, net of selling costs, as determined by an independent, licensed or certified appraiser using observable market data. This data includes information such as selling price of similar properties, expected future cash flows or earnings of the subject property based on current market expectations, relevant legal, physical and economic factors. Losses applicable to write-downs of impaired loans are based on the appraised market value of the underlying collateral, assuming foreclosure of these loans is imminent.

The amount of other real estate owned represents the carrying value of the collateral based on the appraised value of the underlying collateral less selling costs. There were no recognized losses on other real estate owned for the year ended December 31, 2009.

Summary of Fair Values of Financial Instruments

The estimated fair values, and related carrying or notional amounts, of the Company’s financial instruments are as follows. Certain financial instruments and all nonfinancial instruments are exempt from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2009 or 2008. The estimated fair value amounts for 2009 and 2008 have been measured as of their respective year-ends, and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

subsequent to the respective reporting dates may be different than the amounts reported at each year-end. The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company’s assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company’s disclosures and those of other banks may not be meaningful.

As of December 31, 2009 and 2008, the recorded carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	2009		2008
(Dollars in Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial Assets:
Noninterest-bearing deposits	$12,889	$12,889	$14,008	$14,008
Interest-bearing deposits	2,350	2,350	465	465
Federal funds sold	8,965	8,965	8,730	8,730
Available for sale securities	183,562	183,562	162,699	162,699
Loans held for sale	396	396	—	—
Loans receivable, net	607,692	609,155	617,263	620,419
Federal Home Loan Bank stock	8,388	8,388	8,388	8,388
Accrued interest receivable	3,341	3,341	3,721	3,721

Financial Liabilities:
Savings deposits	61,312	61,312	60,494	60,494
Demand deposits, negotiable orders of withdrawal and money market accounts	286,166	286,166	245,346	245,346
Certificates of deposit	311,309	315,777	314,811	318,812
Mortgagors’ and investors’ escrow accounts	3,591	3,591	3,625	3,625
Federal Home Loan Bank advances	116,100	118,693	139,600	144,520
Junior subordinated debt owed to unconsolidated trust	8,248	5,734	8,248	8,248

Off-Balance Sheet Instruments

Loan commitments on which the committed interest rate is less than the current market rate are insignificant at December 31, 2009 and 2008.

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

DECEMBER 31, 2009 AND 2008

NOTE 17. RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be declared in a given calendar year is generally limited to the net income of the Bank for that year plus retained net income for the preceding two years.

At December 31, 2009, there were no retained earnings available for payment of dividends. At December 31, 2008, the Bank’s retained earnings available for payment of dividends was $1.1 million. Accordingly, $73.2 million and $63.9 million of the Company’s equity in the net assets of the Bank were restricted at December 31, 2009 and 2008, respectively.

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

At December 31, 2009, SI Bancorp, MHC owned 7.3 million shares of the Company’s common stock. Upon regulatory approval, SI Bancorp, MHC may seek to waive receipt of future dividends declared by the Company. For the years ended December 31, 2009 and 2008, SI Bancorp, MHC waived receipt of all dividends declared by the Company.

NOTE 18. COMMON STOCK REPURCHASE PROGRAM

In November 2005, the Board of Directors approved a plan to repurchase up to 5%, or approximately 628,000 shares, of the Company’s common stock through open market purchases or privately negotiated transactions. Stock repurchases under the program are accounted for as treasury stock, carried at cost, and reflected as a reduction in stockholders’ equity. During the first quarter of 2008, the Company completed its repurchase of all 628,000 shares under this plan. In February 2008, the Company’s Board of Directors approved the repurchase of up to 5% of the Company’s outstanding common stock, or approximately 596,000 shares. As of December 31, 2009, the Company repurchased a total of 774,548 shares at a cost of approximately $8.0 million under these plans.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 19. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Condensed financial information pertaining only to the parent company, SI Financial Group, Inc., is as follows:

Condensed Balance Sheets	December 31,
(Dollars in Thousands)	2009	2008

Assets:
Cash and cash equivalents	$3,583	$3,377
Available for sale securities	5,378	6,806
Investment in Savings Institute Bank and Trust Company	71,994	65,035
Other assets	4,768	6,388

Total assets	$85,723	$81,606

Liabilities and Stockholders’ Equity:
Liabilities	$8,261	$8,679
Stockholders’ equity	77,462	72,927

Total liabilities and stockholders’ equity	$85,723	$81,606

Condensed Statements of Operations	Years Ended December 31,
(Dollars in Thousands)	2009	2008

Interest and dividends on investments	$203	$432
Other income	365	188

Total income	568	620

Operating expenses	532	728

Income (loss) before income taxes and equity in undistributed income of subsidiary net income (loss)	36	(108)

Income tax provision (benefit)	10	(35)

Income (loss) before equity in undistributed net income (loss) of subsidiary	26	(73)

Equity in undistributed net income (loss) of subsidiary	409	(2,800)

Net income (loss)	$435	$(2,873)

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Condensed Statements of Cash Flows	Years Ended December 31,
(Dollars in Thousands)	2009	2008

Cash flows from operating activities:
Net income (loss)	$435	$(2,873)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Equity in undistributed (income) loss of subsidiary	(409)	2,800
Deferred income taxes	624	1,685
Other, net	(692)	(707)

Cash (used in) provided by operating activities	(42)	905

Cash flows from investing activities:
Purchase of available for sale securities	(3,013)	(5,995)
Proceeds from maturities of available for sale securities	2,388	6,700
Proceeds from sale of available for sale securities	2,000	2,036
Other, net	(937)	(1,985)

Cash provided by investing activities	438	756

Cash flows from financing activities:
Treasury stock purchased	(68)	(2,626)
Cash dividends on common stock	—	(665)
Other, net	(122)	(6)

Cash used in financing activities	(190)	(3,297)

Net change in cash and cash equivalents	206	(1,636)

Cash and cash equivalents at beginning of year	3,377	5,013

Cash and cash equivalents at end of year	$3,583	$3,377

COMMON STOCK INFORMATION

The common stock of the Company is listed on the NASDAQ Global Market (“NASDAQ”) under the trading symbol “SIFI.” As of March 15, 2010, there were 11,789,202 shares of common stock outstanding, which were held by approximately 867 stockholders of record, including SI Bancorp, MHC.

The following table sets forth the market price and dividend information for the Company’s common stock for the periods indicated, as reported by NASDAQ.

	Price Range		Dividends Declared
Year Ended December 31, 2009:	High	Low
First Quarter	$7.95	$2.99	$0.00
Second Quarter	6.58	3.52	0.00
Third Quarter	5.00	3.80	0.00
Fourth Quarter	5.35	4.15	0.00

	Price Range		Dividends Declared
Year Ended December 31, 2008:	High	Low
First Quarter	$10.00	$9.42	$0.04
Second Quarter	10.49	8.09	0.04
Third Quarter	10.00	7.01	0.04
Fourth Quarter	8.00	4.90	0.04